      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1994


                                                  SEC REGISTRATION NO. 033-52255

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                          INTERNATIONAL CONTROLS CORP.

             (Exact name of Registrant as specified in its Charter)


        FLORIDA                      3715                54-0698116
    (State or other           (Primary Standard       (I.R.S. Employer
      jurisdiction                Industrial           Identification
   of incorporation)         Classification Code)           No.)

                           2016 NORTH PITCHER STREET
                           KALAMAZOO, MICHIGAN 49007
                                 (616) 343-6121
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                DAVID R. MARKIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          INTERNATIONAL CONTROLS CORP.
                           2016 NORTH PITCHER STREET
                           KALAMAZOO, MICHIGAN 49007
                                 (616) 343-6121
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                 --------------

                                   COPIES TO:

      Paulette Kendler, Esq.             Valerie Ford Jacob, Esq.
    Hutton Ingram Yuzek Gainen       Fried, Frank, Harris, Shriver &
       Carroll & Bertolotti                      Jacobson
         250 Park Avenue                    One New York Plaza
     New York, New York 10177            New York, New York 10004
          (212) 907-9650                      (212) 820-8000

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                 --------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                                 --------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT TO          OFFERING           AGGREGATE        REGISTRATION
        SECURITIES TO BE REGISTERED           BE REGISTERED   PRICE PER UNIT (1)    OFFERING PRICE        FEE (2)
   % Senior Secured Notes due 2002            $165,000,000          $1,000           $165,000,000         $56,897
Units consisting of the following:.........   100,000 Units         $1,000           $100,000,000         $34,483
$1,000 principal amount of % Senior
 Subordinated Notes due 2004...............   $100,000,000           (3)                 (3)                (3)
Warrants to purchase shares of Common
 Stock, $.01 par value per share (4).......     Warrants             (3)                 (3)                (3)

(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(a).
(2) Of the aggregate registration fee of $91,380, $77,586 was paid on February 11, 1994 with the initial filing of this Registration Statement and the remaining $13,794 is being paid herewith.
(3) The % Senior Subordinated Notes due  2004 and the Warrants being  registered hereby are being offered as part of the Units and will not be offered separately.
(4) Includes the shares of Common Stock, $.01 par value, issuable upon exercise of the Warrants, plus an additional number of shares of Common Stock which may become issuable upon exercise of the Warrants pursuant to the anti-dilution provisions relating thereto.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                          INTERNATIONAL CONTROLS CORP.
                         FORM S-1 CROSS REFERENCE SHEET

REGISTRATION STATEMENT ITEM AND HEADING                                         LOCATION IN PROSPECTUS
- -------------------------------------------------------------  --------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover and Outside Back Cover Pages
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors; Selected Consolidated
                                                                Financial Information
       4.  Use of Proceeds...................................  Prospectus Summary; Proposed Refinancing; Use of
                                                                Proceeds; Capitalization
       5.  Determination of Offering Price...................  Inapplicable
       6.  Dilution..........................................  Inapplicable
       7.  Selling Security Holders..........................  Inapplicable
       8.  Plan of Distribution..............................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to be Registered........  Description of Units; Description of Warrants;
                                                                Description of Capital Stock; Description of Notes
      10.  Interests of Named Experts and Counsel............  Inapplicable
      11.  Information with Respect to the Registrant........  Outside Front Cover Page; Prospectus Summary; Risk
                                                                Factors; The Company; Selected Consolidated Financial
                                                                Data; Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations; Business;
                                                                Management; Ownership of Common Stock; Financial
                                                                Statements
      12.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Inapplicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                    JUNE 9, 1994


                          INTERNATIONAL CONTROLS CORP.


                $165,000,000 ____% Senior Secured Notes due 2002


100,000 Units consisting of $100,000,000 ___% Senior Subordinated Notes due 2004
                and Warrants to Purchase Shares of Common Stock

                                  -----------

    International Controls Corp. (the "Company" or "ICC") is hereby offering (the "Offering") $165,000,000 aggregate principal amount of ___% Senior Secured Notes due 2002 (the "Senior Notes") and 100,000 units (the "Units"), each Unit consisting of $1,000 principal amount of the Company's ___% Senior Subordinated Notes due 2004 (the "Senior Subordinated Notes" and together with the Senior Notes, the "Notes") and one warrant (the "Warrants" and together with the Notes and the Units, the "Securities") to purchase ________ shares of common stock, par value $.01 per share (the "Common Stock"), of the Company. The Senior Subordinated Notes and the Warrants will not be separately transferable until _____________, 1994 or such earlier date as (1) the Underwriters may determine or (2) the Warrants become exercisable (the "Separation Date").


    Interest  on the Senior Notes is payable in cash  semi-annually on       and
      of each year,  commencing                 , 1994.  Interest on the  Senior
Subordinated Notes is payable in cash semi-annually on _________ and _________ of each year, commencing _________, 1994. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after
            , 1999, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at
any time on or prior to             , 1997, up to 25% of the aggregate principal
amount of the Senior Subordinated Notes outstanding on the date of the Senior Subordinated Note Indenture (as defined herein) will be redeemable at the option of the Company from the net proceeds of a Public Offering (as defined herein) at a redemption price equal to % of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein), holders of the Notes may require the Company to repurchase the Notes at a redemption price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.


    The Senior Notes will be senior secured obligations of the Company and will rank PARI PASSU in right of payment with all other senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Senior Notes will be secured by a pledge of all of the outstanding capital stock of certain of the Company's subsidiaries, Great Dane Trailers, Inc. ("Great Dane") and Checker Motors Corporation ("Motors"), on an equal and ratable basis with the obligations incurred under the New Credit Facility (as defined herein). Certain of the Company's subsidiaries, however, including Great Dane and Motors, will be co-obligors (the "Co-Obligors") under the New Credit Facility and the indebtedness of the Company and the Co-Obligors under the New Credit Facility will also be secured by substantially all of the assets of the Company and the Co-Obligors. Accordingly, the obligations under the New Credit Facility will effectively rank senior to the Senior Notes.


    The Senior Subordinated Notes will be senior subordinated obligations of the Company and will be subordinated in right of payment to all senior indebtedness (including, without limitation, the Senior Notes and the obligations under the New Credit Facility); PROVIDED, HOWEVER, that the Senior Subordinated Notes will rank PARI PASSU with or senior in right of payment to all existing and future indebtedness of the Company that is expressly subordinated to senior indebtedness.


    Since the  Company is  a  holding company,  the  Notes will  be  effectively
subordinated   to  all  existing   and  future  liabilities   of  the  Company's
subsidiaries. After giving effect to the application of the estimated net proceeds of the Offering and the other transactions contemplated hereby (the "Refinancing"), the Company would have had outstanding consolidated indebtedness of $347.4 million at March 31, 1994, including approximately $82.4 million of secured indebtedness estimated to be drawn under the New Credit Facility, and the subsidiaries of the Company would have had total liabilities (including trade payables and indebtedness under the New Credit Facility) of $375.5 million.

                               ------------------

    Each Warrant will entitle the holder thereof to purchase ___ shares of Common Stock of the Company at an exercise price of $.01 per share, subject to adjustment under certain circumstances. The Warrants will entitle the holders thereof to purchase, in the aggregate, approximately _% of the Common Stock of the Company on a fully diluted basis as of the date of issuance of the Warrants. The Warrants will become exercisable on _____________, 1999, or upon the earlier occurrence of (1) a Change of Control or (2) a Public Offering.

                               ------------------

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

                               ------------------
THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
    SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL  OFFENSE.

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR
     DISAPPROVED THIS OFFERING  NOR HAS  THE COMMISSIONER  PASSED UPON  THE
              ____________ACCURACY OR ADEQUACY OF THIS PROSPECTUS.


                                                                       PRICE                                  PROCEEDS
                                                                         TO             UNDERWRITING             TO
                                                                     PUBLIC(1)          DISCOUNTS(2)       THE COMPANY(3)
Per Senior Note................................................          %                   %                   %
Total..........................................................  $                   $                   $
Per Unit.......................................................          $                   %                   %
Total..........................................................  $                   $                   $

(1) Plus accrued interest, if any, from              , 1994.
(2) See "Underwriting" for information regarding the indemnification of the Underwriters.
(3) Before deducting expenses payable by the Company estimated at $         .

                               ------------------

    The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to various prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Securities will be made at the offices of Alex. Brown & Sons Incorporated, New York, New York 10019 on or about
            , 1994.

                               ------------------

ALEX. BROWN & SONS                                              SPP HAMBRO & CO.
      INCORPORATED

              THE DATE OF THIS PROSPECTUS IS               , 1994

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES, THE UNITS AND/OR THE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



                             AVAILABLE INFORMATION



    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by this reference.



    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements (if required) and other information with the Commission. Such reports, proxy statements and other information, including the Registration Statement, may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The Company's 12 3/4% Senior Subordinated Debentures due 2001 and its Subordinated Discount Debentures due January 1, 2006 are listed on the American Stock Exchange. Reports, proxy statements, and other information can also be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.



    The Company will furnish holders of the Securities with copies of reports, proxy statements or other information as specified in "Description of Warrants
- -- Reports," "Description of Notes -- Certain Covenants -- Provision of Financial Statements."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE COMPANY AND ICC ARE TO INTERNATIONAL CONTROLS CORP. AND ITS CONSOLIDATED SUBSIDIARIES (WHICH FOR THIS PURPOSE INCLUDES A PARTNERSHIP WHICH IS CONTROLLED BY ICC).


                                  THE COMPANY

OVERVIEW


    ICC is  a  holding  company that  is  engaged  in four  principal  lines  of business. Great Dane manufactures a full line of truck trailers for the over-the-road tractor trailer long and short haul markets and containers and chassis for intermodal shipping. Motors manufactures sheet metal stampings for automotive components and subassemblies, primarily for General Motors Corporation ("GM"). The Company's Yellow Cab Company division ("Yellow Cab") is currently the largest owner of taxicabs and provider of taxi-related services in Chicago, Illinois. American Country Insurance Company ("Country") underwrites property and casualty insurance, including taxicab insurance, workers' compensation and other commercial and personal lines.



    Prior to 1987, ICC engaged in various engineering, aerospace and manufacturing operations, including truck trailer manufacturing. In 1987, ICC was taken private in a leveraged buyout transaction and initiated a plan of divestitures to reduce bank debt. In 1989, with Great Dane as its only remaining business, ICC acquired Motors and immediately thereafter, the major shareholders of Motors obtained control of ICC through a reverse acquisition (the "Reverse Acquisition").



TRAILER MANUFACTURING



    Great Dane, which generated approximately 78% of the Company's revenues and 62% of the Company's total segment operating profit (segment gross profit less selling, general and administrative expenses) for the year ended December 31, 1993, designs, manufactures and distributes a full line of both standard and customized truck trailers (including dry freight vans, refrigerated trailers ("reefers") and platform trailers) and intermodal containers and chassis. In 1993, Great Dane was the largest manufacturer of truck trailers in the United States with a 12.7% total market share, including an estimated leading 37.9% share of the reefer market and a 23.3% share of the intermodal container and chassis market. Great Dane believes it offers the broadest line of trailers in the industry and emphasizes the production of customized and proprietary products which generally have higher margins than more standard products. Great Dane sells and services its trailers primarily through a nationwide network of branches and independent dealers to gain access to a diversified customer base.



    During the past several years, Great Dane has undertaken a number of strategic initiatives designed to improve its competitive position and capitalize on the growing intermodal container and chassis market. Accordingly, Great Dane reduced corporate overhead through management consolidation, increased operating efficiencies and capacity through plant reconfigurations and initiated product cost reduction and new product development programs. Great Dane also increased its manufacturing flexibility by adapting certain of its assembly lines to be efficient in filling both large and small orders, and expanded its distribution network domestically, as well as in Canada and Mexico, in order to provide new outlets for its products and high margin parts and services business.



    Furthermore, during 1992, Great Dane entered the intermodal container and chassis market as its engineering department, working in conjunction with J.B. Hunt Transport ("J.B. Hunt"), one of the largest truckload carriers in the U.S., developed a unique line of intermodal containers and matching ultra lightweight chassis. "Intermodal containers", as used in this Prospectus, refers to containers which are designed to travel principally on rail car, and which, when removed from the rail car, can be placed on a chassis for transportation by truck to and from a rail yard. These products enable Great Dane's customers to take advantage of new double stack intermodal shipping methods, generally the most economical method of hauling freight over long and intermediate distances. Great Dane believes that intermodal transportation, which has been expanding at an approximately 10% compounded annual growth rate since 1988, will provide a significant growth opportunity as carriers replace some or all of their trailers with containers and chassis.



    Great Dane's objectives are to increase its share of the truck trailer market and continue to capitalize on the growing intermodal market. To achieve these objectives, Great Dane will continue to emphasize the development of high quality innovative products and improve the efficiency of its assembly operations. Great Dane is presently adapting certain of its assembly lines to produce either intermodal containers or truck trailers on the same line. In addition, Great Dane plans to utilize its expanded distribution network and manufacturing flexibility to broaden its customer base by increasing sales to large customers.


AUTOMOTIVE PRODUCTS OPERATIONS


    Through South Charleston Stamping & Manufacturing Company ("SCSM") and its Kalamazoo, Michigan facility ("CMC Kalamazoo"), Motors, together with its customers, develops, designs and manufactures a broad range of sheet metal automotive components and subassemblies, including tailgates, fenders, doors, roofs and hoods, primarily for sale to North American original equipment manufacturers ("OEMs"). These operations generated approximately 14% of the Company's revenues and 29% of the Company's total segment operating profit for the year ended December 31, 1993. Motors focuses on the higher-growth light truck, sports utility vehicle and van segments of the market and currently supplies products primarily to GM. In addition, SCSM recently signed a contract with Mercedes-Benz to produce parts for its new sports utility vehicle commencing in 1996 for the 1997 model year.



    Through the purchase of SCSM in 1989 and the expansion of that facility's press lines, Motors acquired a modernized stamping facility covering an area of more than 900,000 square feet. Unlike many of its competitors, SCSM presently has the equipment to supply complete assemblies including large stampings and related assembly parts. SCSM provides a full complement of services, including design, engineering and manufacturing, which enables the Company to play an integral role in the development and execution of product programs for its customers. SCSM's ability to provide customer service, timely delivery and quality products at competitive prices has resulted in the receipt of GM's "Mark of Excellence" award.


VEHICULAR OPERATIONS


    The vehicular operations generated approximately 5% of the Company's revenues and 12% of the Company's total segment operating profit during the year ended December 31, 1993. Yellow Cab is the largest taxicab fleet owner in the City of Chicago ("Chicago") and, as of March 31, 1994, owned approximately 2,370 or 44% of the 5,400 taxicab licenses ("licenses" or "medallions") available in Chicago. Yellow Cab's primary business is the leasing of its medallions and vehicles to independent taxi operators through two programs: the owner-operator program and the daily lease program. In contrast to the daily lease program, the owner-operator program, which covers approximately 65% of the medallions owned by the Company, relieves Yellow Cab of vehicle maintenance and repair costs, as well as the cost of housing and storing a large fleet. The Company also provides a variety of other services to taxi drivers and non-affiliated medallion holders, including insurance coverage through Country and repair and maintenance services through Chicago AutoWerks.


INSURANCE OPERATIONS


    Country generated approximately 3% of the Company's revenues and an aggregate of $3.9 million of pre-tax income, comprising approximately $2.0 million of segment operating loss and approximately $5.9 million of portfolio interest income, during the year ended December 31, 1993. During 1993, 67% of Country's total premium revenue was attributable to non-affiliated property/casualty lines, primarily workers' compensation, commercial automobile and commercial multiple peril. The remainder of Country's premium revenues was attributable to affiliated taxi liability, collision and workers' compensation insurance in the State of Illinois. Through its longstanding relationship with Yellow Cab, Country has developed a comprehensive understanding of the associated risks of taxicab insurance underwriting and presently is one of the few voluntary providers of such insurance. Country's strategy is to expand its non-affiliated personal and commercial/casualty property lines by entering new markets including Southern Illinois and the states surrounding Illinois while maintaining its affiliated taxi liability and collision business. Country is currently rated "A" by A.M. Best.



PROPOSED REFINANCING


    The Company is implementing a refinancing (the "Refinancing") designed (a) to increase its liquidity through (i) reduced amortization and interest requirements and (ii) the removal of certain restrictions on the use of cash from the Company's subsidiaries providing for more flexible and efficient cash management and (b) to simplify its corporate structure, thereby enhancing its ability to obtain future financing. The Refinancing includes the following (all amounts are as of March 31, 1994):



        (A)_an initial borrowing of approximately $82.4 million (the "Initial Borrowing") under the New Credit Facility, the proceeds of which will be used to repay substantially all of the indebtedness of the Company's subsidiaries;



        (B)_the redemption of all of the approximately $132.0 million outstanding aggregate principal amount of the Company's 12 3/4% Senior Subordinated Debentures due 2001 (the "12 3/4% Debentures") at 103.18% of their principal amount, together with accrued and unpaid interest to the date of redemption (the "12 3/4% Debenture Redemption");



        (C)_the redemption of all of the approximately $61.3 million outstanding aggregate principal amount of the Company's Subordinated Discount Debentures due January 1, 2006 (the "14 1/2% Debentures") at their principal amount, together with accrued and unpaid interest to the date of redemption (the "14 1/2% Debenture Redemption");



        (D)_the redemption of all of the outstanding $30.0 million aggregate principal amount of the Company's senior notes (the "Existing Notes") bearing interest at an annual rate of 3.5% above the prime rate of interest, held by the stockholders of the Company, maturing on the earlier of September 30, 1997 or the payment in full of certain subsidiary indebtedness (the "Existing Note Redemption"); and



        (E)_the redemption for $37.0 million (the "Minority Interest Redemption") of the minority capital account in Checker Motors Co., L.P. ("Checker L.P.") which was being amortized over a twenty-five year period, ending in December 2013, with interest at a rate of 7%, and any minority equity interest in Checker L.P.



    After consummation of the Minority Interest Redemption, Checker L.P. will be liquidated and, thereafter, Motors will own directly all of the assets currently held by Checker L.P., including the vehicular operations, CMC Kalamazoo and the stock of Country.



    See "Proposed Refinancing", "Use of Proceeds" and "Capitalization."



    Before giving effect to the Refinancing, scheduled principal payments on outstanding indebtedness in each of the five years ending December 31, 1998 are $19.3 million, $44.4 million, $9.1 million, $54.1 million and $19.6 million, respectively. [After giving effect to the Refinancing, scheduled principal payments on outstanding indebtedness in each of the next five years would be $7.1 million, $7.1 million, $7.1 million, $7.1 million and $21.6 million, respectively.]

ORGANIZATION


    The chart below sets forth the corporate structure of the Company after giving effect to the Refinancing:

         See Appendix 1 for a description of the organizational chart.

                                  THE OFFERING


Securities Offered................  $165,000,000 principal amount of % Senior Notes Due 2002 and 100,000 Units, each  consisting of $1,000  principal
                                    amount  of % Senior Subordinated  Notes Due 2004 and one
                                    Warrant to purchase shares  of Common Stock. The  Senior
                                    Subordinated  Notes  and  the  Warrants  will  not trade
                                    separately until , 1994 or such earlier date as (1)  the
                                    Underwriters  may determine  or (2)  the Warrants become
                                    exercisable. See "Description of Warrants."
Use of Proceeds...................  The Company will use the  net proceeds from the sale  of the  Securities, together with  proceeds of an estimated
                                    $82.4 million of initial borrowings under the New Credit
                                    Facility and  approximately $22.2  million of  its  cash
                                    (assuming the Offering had been consummated on March 31,
                                    1994),  to  (i) redeem  all of  the outstanding  12 3/4%
                                    Debentures, (ii) redeem all  of the outstanding 14  1/2%
                                    Debentures, (iii) redeem the Existing Notes, (iv) retire
                                    substantially  all of the  indebtedness of the Company's
                                    subsidiaries,  and  (v)  redeem  the  minority   capital
                                    account  and any  minority interest in  Checker L.P. See
                                    "Use   of   Proceeds",   "Proposed   Refinancing"    and
                                    "Business-Legal    Proceedings    --    Executive   Life
                                    Litigation."


                                THE SENIOR NOTES


Interest Payment Dates............          and       of each year, commencing       , 1994.
Mandatory Redemption..............  None.
Optional Redemption...............  The Senior Notes  are redeemable  at the  option of  the
                                    Company,  in whole or  in part, at any  time on or after
                                          , 1999, at the redemption prices set forth herein,
                                    plus accrued and unpaid interest, if any, to the date of
                                    redemption.  See  "Description  of  Notes  --   Optional
                                    Redemption."
Security..........................  The  Senior Notes will be secured  by a pledge of all of the outstanding capital stock  of Great Dane and  Motors
                                    on  an  equal  and ratable  basis  with  the obligations
                                    incurred under the New Credit Facility. See "Description
                                    of Notes -- Security."
Ranking...........................  The Senior Notes will  be senior secured obligations  of the Company and will rank PARI PASSU in right of payment
                                    with  all  other  senior  indebtedness  of  the  Company
                                    (including  the   obligations  under   the  New   Credit
                                    Facility)   and  senior  in  right  of  payment  to  all
                                    subordinated obligations of  the Company, including  the
                                    Senior   Subordinated  Notes.   However,  the  Company's
                                    obligations  under  the  New  Credit  Facility  will  be
                                    secured  by  substantially  all  of  the  assets  of the
                                    Company and the  Co-Obligors (including the  outstanding
                                    capital  stock  of  Great Dane  and  Motors).  Since the
                                    Company is a holding company, the Senior Notes will also
                                    be effectively subordinated to  all existing and  future
                                    liabilities  (including  trade payables  and obligations
                                    under  the  New  Credit   Facility)  of  the   Company's
                                    subsidiaries.  After giving  effect to  the Refinancing,
                                    the Company would have had an estimated $82.4 million of
                                    secured indebtedness drawn under the New Credit Facility
                                    as of March 31, 1994.

                         THE SENIOR SUBORDINATED NOTES

Interest Payment Dates............  and of each year, commencing , 1994.
Mandatory Redemption..............  None.
Optional Redemption...............  The Senior  Subordinated  Notes are  redeemable  at  the option  of the Company, in whole or in part, at any time
                                    on or after , 1999,  at the redemption prices set  forth
                                    herein, plus accrued and unpaid interest, if any, to the
                                    date  of redemption. In addition, on or prior to , 1997,
                                    the Company may, at its option, redeem up to 25% of  the
                                    aggregate  principal amount  of the  Senior Subordinated
                                    Notes outstanding on the date of the Senior Subordinated
                                    Note Indenture with the proceeds of a Public Offering at
                                    a price of % of their principal amount, plus accrued and
                                    unpaid interest,  if any,  to  the date  of  redemption,
                                    provided  that $  in aggregate  principal amount  of the
                                    Senior   Subordinated    Notes    remains    outstanding
                                    immediately  following such redemption. See "Description
                                    of Notes -- Optional Redemption."
Ranking...........................  The   Senior   Subordinated   Notes   will   be   senior
                                    subordinated  obligations  of  the Company  and  will be
                                    subordinated  in  right   of  payment   to  all   senior
                                    indebtedness  (including, without limitation, the Senior
                                    Notes  and  the   obligations  under   the  New   Credit
                                    Facility);    PROVIDED,   HOWEVER,   that   the   Senior
                                    Subordinated Notes will rank senior in right of  payment
                                    to  all existing and future  indebtedness of the Company
                                    that is  expressly subordinated  to senior  indebtedness
                                    except  for any future indebtedness of the Company which
                                    expressly provides that it is PARI PASSU with the Senior
                                    Subordinated Notes (and,  until redemption thereof,  the
                                    12  3/4%  Debentures). Since  the  Company is  a holding
                                    company, the  Senior  Subordinated Notes  will  also  be
                                    effectively  subordinated  to  all  existing  and future
                                    liabilities of the Company's subsidiaries. After  giving
                                    effect  to the  Refinancing, the Company  would have had
                                    outstanding $247.4 million of indebtedness at March  31,
                                    1994  ranking senior in  right of payment  to the Senior
                                    Subordinated  Notes,  and  there  would  have  been   no
                                    indebtedness junior to the Senior Subordinated Notes.


                        GENERAL PROVISIONS OF THE NOTES


Change of Control.................  Upon  a Change of Control  (as defined in the indentures governing the Notes (the "Indentures")), each holder  of
                                    the Notes may require the Company to repurchase all or a
                                    portion of such holder's Notes at a purchase price equal
                                    to  101% of  the principal amount  thereof, plus accrued
                                    and unpaid interest, if any, to the date of  repurchase.
                                    See "Description of Notes -- Change of Control."
Certain Restrictions..............  The  Indentures will  contain covenants  with respect to the following  matters:  (i) limitations  on  additional
                                    indebtedness;  (ii) limitations  on restricted payments;
                                    (iii) limitations on transactions with affiliates;  (iv)
                                    the application of the proceeds of

                                    certain  asset  sales  (including  the  obligation under
                                    certain circumstances to repurchase the Notes with  such
                                    proceeds); (v) limitations on liens; (vi) limitations on
                                    guarantees  of  subsidiaries; (vii)  limitations  on the
                                    issuance and  sale  of capital  stock  of  subsidiaries;
                                    (viii)   limitations  on  dividends  and  other  payment
                                    restrictions   affecting    subsidiaries;    and    (ix)
                                    restrictions on mergers, consolidations and transfers of
                                    all or substantially all of the assets of the Company to
                                    another  person.  In addition,  the  Senior Subordinated
                                    Note  Indenture   will   prohibit  the   incurrence   of
                                    indebtedness   that  is   subordinated  to   any  senior
                                    indebtedness  and  senior  to  the  Senior  Subordinated
                                    Notes. See "Description of Notes -- Certain Covenants."
Original Issue Discount...........  The  Senior  Subordinated  Notes  will  be  issued  with original issue discount for federal income tax purposes.
                                    As a  result, purchasers  of Senior  Subordinated  Notes
                                    will  be  required  to  recognize  such  original  issue
                                    discount as ordinary income in advance of the receipt of
                                    the cash payments to which such income is  attributable.
                                    See "Certain Federal Income Tax Considerations."


                                  THE WARRANTS


Warrants..........................  Each Warrant will entitle the holder thereof to purchase shares  of Common  Stock of  the Company  at an exercise
                                    price of $.01 per share.  The Warrants will entitle  the
                                    holders   thereof   to  purchase,   in   the  aggregate,
                                    approximately % of the Common Stock of the Company on  a
                                    fully  diluted basis as  of the date  of issuance of the
                                    Warrants.  The  number   of  shares   of  Common   Stock
                                    purchasable  upon the  exercise of the  Warrants will be
                                    subject  to  adjustment  in  certain  circumstances   as
                                    provided in the Warrant Agreement.
Exercise..........................  The  Warrants  will  become  exercisable  (an  "Exercise
                                    Event") on , 1999, or upon the earlier occurrence of (1)
                                    a Change of Control or (2) a Public Offering.
Expiration........................  , 1999.


                                  RISK FACTORS



    In  addition  to  the  other  information  contained  in  this   Prospectus,
prospective purchasers of the Securities should carefully consider the matters set forth under "Risk Factors" prior to making an investment decision.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION



    The summary consolidated financial information set forth below is derived from the consolidated financial statements of the Company for the years ended December 31, 1989, 1990, 1991, 1992 and 1993, which have been audited by Ernst & Young, independent auditors, and from the unaudited consolidated financial statements of the Company for the three-month periods ended March 31, 1993 and 1994. The summary consolidated financial information provided for the three-month periods reflects all adjustments (consisting of normal recurring accruals) considered for a fair presentation of such data. The results of interim periods may not be indicative of results for the full year. The following summary information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                                            THREE MONTHS ENDED
                                                                                                                MARCH 31,
                                                          YEAR ENDED DECEMBER 31,                              (UNAUDITED)
                                      ----------------------------------------------------------------    ----------------------
                                        1989           1990          1991         1992         1993         1993         1994
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Trailer Manufacturing............   $ 575,793    $    491,532    $ 400,196    $ 536,336    $ 711,862    $ 153,623    $ 215,050
  Automotive Products..............      99,886         133,401       84,401      112,631      127,925       34,685       38,253
  Vehicular Operations.............      44,404          45,006       43,527       40,580       42,103       10,262       10,518
  Insurance Operations.............      18,304          23,272       27,142       27,186       27,436        6,363        7,859
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
  Total Revenues...................   $ 738,387    $    693,211    $ 555,266    $ 716,733    $ 909,326    $ 204,933    $ 271,680
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
Segment Operating Profit (Loss):
 (1)
  Trailer Manufacturing............   $  26,508    $     13,109(2) $   7,059    $  17,590    $  32,381    $   5,144    $  14,300
  Automotive Products..............      10,561           9,669       (4,237)      11,622       15,306        4,491        5,409
  Vehicular Operations.............       9,437           9,751        7,139        5,727        6,251        1,323        1,330
  Insurance Operations (3).........        (190)           (980)      (2,872)      (1,557)      (1,947)        (450)        (710)
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
  Total Segment Operating Profit...      46,316          31,549        7,089       33,382       51,991       10,508       20,329
Corporate Expenses.................      (7,457)         (8,115)      (4,398)      (4,396)      (4,646)      (1,192)        (938)
Interest Expense (4)...............     (57,879)        (61,596)     (47,425)     (42,726)     (41,614)     (10,465)     (10,044)
Interest Income....................      15,494          14,696       11,634        8,895        7,396        2,018        1,660
Other Income (Expense).............       4,704            (941)      (1,078)      (2,023)       3,494          991          604
Special Charge (5).................          --              --           --           --       (7,500)          --           --
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
Income (Loss) Before Minority
 Equity, Income Taxes,
 Extraordinary Items and Accounting
 Changes...........................       1,178         (24,407)     (34,178)      (6,868)       9,121        1,860       11,611
Minority Equity....................      (2,424)         (2,296)       1,931           --           --           --           --
Income Tax Benefit (Expense).......        (610)          6,429        5,241         (687)      (5,757)      (2,604)      (5,225)
Extraordinary Items (6)............       4,799          27,749       31,188           --           --           --           --
Accounting Changes (7).............          --              --           --           --      (46,626)     (46,626)          --
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
Net Income (Loss)..................   $   2,943    $      7,475    $   4,182    $  (7,555)   $ (43,262)   $ (47,370)   $   6,386
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
OTHER DATA:
Total Depreciation and Amortization
 Expense (8).......................   $  48,149    $     49,791    $  26,401    $  26,506    $  28,089    $   6,747    $   6,882
Capital Expenditures...............      20,513          21,564       16,457       17,549       20,006        7,843        6,903
EBITDA (9).........................      80,200          61,940(2)    38,304       60,889       84,658       18,675       28,070
Ratio of EBITDA to Cash Interest
 Expense (4).......................        2.6x            1.7x           --         1.5x         2.1x         1.9x         2.9x
Ratio of Earnings to Fixed Charges
 (10)..............................        1.0x              --           --           --         1.2x         1.2x         2.1x
Pro Forma Ratio of EBITDA to Cash
 Interest Expense (11).............          --              --           --           --         2.2x           --         2.9x
Pro Forma Ratio of Earnings to
 Fixed Charges (12)................          --              --           --           --         1.2x           --         2.0x


                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                                                MARCH 31,
                                                                DECEMBER 31,                                   (UNAUDITED)
                                      ----------------------------------------------------------------    ----------------------
                                        1989           1990          1991         1992         1993         1993         1994
                                      ---------    ------------    ---------    ---------    ---------    ---------    ---------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working Capital....................   $  68,829    $     81,111    $  48,559    $  51,091    $  51,136    $  61,119    $  30,339
Property, Plant and Equipment --
 Net...............................     134,691         133,116      125,681      119,492      122,355      129,274      123,111
Total Assets.......................     536,084         537,677      481,305      493,763      517,336      514,779      527,158
Long-Term Debt (Including Current
 Maturities).......................     405,167         376,692      312,324      305,368      291,273      316,028      287,113
Shareholders' Deficit..............    (111,799)       (104,745)     (98,374)    (106,296)    (149,517)    (153,355)    (143,538)

- ------------------
 (1) Segment operating profit (loss) is segment gross profit (loss) less segment selling, general and administrative expenses.
 (2) After deducting $7,500 of plant restructuring costs.
 (3) Segment operating profit for the insurance operations does not include portfolio interest income.
 (4) Interest expense includes (dollars in thousands):

                                                                                                         THREE MONTHS ENDED
                                                                                                             MARCH 31,
                                                                YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                                 -----------------------------------------------------  --------------------
                                                   1989       1990       1991       1992       1993       1993       1994
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Cash interest expense......................  $  30,873  $  36,556  $  46,081  $  41,251  $  39,948  $  10,068  $   9,577
    Amortization of debt discount..............     26,638     24,690      1,045      1,181      1,372        324        393
    Amortization of debt expense...............        368        350        299        294        294         73         74
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total Interest Expense.................  $  57,879  $  61,596  $  47,425  $  42,726  $  41,614  $  10,465  $  10,044
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

 (5) Represents cost to the Company of the settlement of certain litigation with the Boeing Company. See "Business -- Legal Proceedings -- Boeing Litigation" and Note H to Notes to Consolidated Financial Statements -- December 31, 1993.
 (6) Extraordinary items in all years relate to the gain or loss on the repurchase of indebtedness. See Note L to Notes to Consolidated Financial Statements -- December 31, 1993.
 (7) The accounting changes represent the cumulative effect of changes in accounting principles as a result of the adoption, as of January 1, 1993, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." See Notes I and K to Notes to Consolidated Financial Statements -- December 31, 1993.
 (8) Total depreciation and amortization expense includes (dollars in thousands):

                                                                                                          THREE MONTHS ENDED
                                                                                                              MARCH 31,
                                                                 YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                                  -----------------------------------------------------  --------------------
                                                    1989       1990       1991       1992       1993       1993       1994
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Depreciation and amortization...............  $  18,186  $  20,784  $  20,931  $  21,054  $  23,295  $   5,571  $   5,631
    Amortization of cost in excess of net assets
     acquired...................................      1,252      1,250      1,250      1,250      1,250        312        313
    Amortization of debt discount...............     26,638     24,690      1,045      1,181      1,372        324        393
    Amortization of debt expense................        368        350        299        294        294         73         74
    Other amortization..........................      1,705      2,717      2,876      2,727      1,878        467        471
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total Depreciation and Amortization.....  $  48,149  $  49,791  $  26,401  $  26,506  $  28,089  $   6,747  $   6,882
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------


 (9) EBITDA represents income (loss) before minority equity, income taxes, extraordinary items and accounting changes plus cash interest expense, total depreciation and amortization expense and special charges. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations and should not be considered as a substitute for net income, as an indicator of the Company's operating performance or for cash flow as a measure of liquidity.
(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before minority equity, income taxes, extraordinary items, accounting changes and fixed charges. Fixed charges consist of (i) cash interest expense, (ii) amortization of debt discount and debt expense, and
    (iii) that portion of operating lease rental expense which is representative of the interest factor (deemed by management to be one-third of rental expense). The Company's earnings were insufficient to cover fixed charges by (in thousands) $24,407, $34,178 and $6,868 for the years ended December 31, 1990, 1991 and 1992, respectively.
(11) The adjustments made to the historical ratios of EBITDA to cash interest expense to arrive at the pro forma ratios were to give effect to the Refinancing as if it had occurred as of the first day of the period. No adjustments have been made to reflect interest which will accrue on the 12 3/4% Debentures and the 14 1/2% Debentures during the requisite 30-day notice periods.
(12) The only adjustments made to the historical ratio of earnings to fixed charges to arrive at the pro forma ratio were to give effect to the change in fixed charges resulting from the Refinancing.

                                  RISK FACTORS


    Prospective purchasers of the Securities should evaluate the following factors, as well as the other information set forth in this Prospectus, before making an investment in the Securities.


SUBSTANTIAL LEVERAGE


    The Company currently is and, following the completion of the Refinancing, will continue to be substantially leveraged. After giving effect to the Refinancing, the Company's consolidated indebtedness would have been $347.4 million at March 31, 1994. See "Proposed Refinancing," "Use of Proceeds," "Capitalization," and "Selected Consolidated Financial Data." In addition, the Company anticipates that the revolving credit portion of the New Credit Facility would have provided approximately $49.6 million of available additional funds at March 31, 1994, as determined by a formula based on accounts receivable and inventory, subject to the Company's ability to meet certain financial tests.


    Based upon its current level of operations and anticipated growth, the Company believes that available cash flow, together with available borrowings under the New Credit Facility, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and amortization of the New Credit Facility. There can be no assurance, however, that the Company's businesses will continue to generate cash flow at or above current levels or otherwise in sufficient amounts to pay the principal and interest on the Notes or to satisfy the Company's obligations to repurchase the Notes in the event of a Change of Control.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes, refinancing of indebtedness or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) the Company is more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (v) the Company's high degree of leverage may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures.

RANKING OF THE NOTES; HOLDING COMPANY STRUCTURE


    The Senior Notes will be senior obligations of the Company and will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company (including, without limitation, the New Credit Facility) and senior in right of payment to all subordinated obligations of the Company. After giving effect to the Refinancing, the Company would have had approximately $82.4 million of indebtedness outstanding at March 31, 1994 ranking PARI PASSU in right of payment with the Senior Notes. The Senior Subordinated Notes will be senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future senior indebtedness of the Company (including, without limitation, the Senior Notes and the New Credit Facility). After giving effect to the Refinancing, the Company would have had $247.4 million of indebtedness outstanding at March 31, 1994 ranking senior in right of payment to the Senior Subordinated Notes. See "Description of New Credit Facility" and "Description of Notes."



    Since the Company is a holding company, the Notes will be effectively subordinated to all existing and future liabilities (including trade payables and obligations under the New Credit Facility) of the Company's subsidiaries. All of the Company's operations are conducted, substantially all of the tangible assets of the Company are held by, and all of the Company's operating revenues were derived from, operations of the subsidiaries. Therefore, the Company's ability to make interest and principal payments when due to holders of the Notes, or to repurchase the Notes in the event of a Change of Control, is entirely dependent upon the receipt of sufficient funds from its subsidiaries. The Company's subsidiaries are separate and distinct legal entities and have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise.



    In addition, because the obligations under the New Credit Facility are secured by substantially all of the assets of the Co-Obligors (as compared to only the common stock of Great Dane and Motors in the case of the Senior Notes), the Notes will be effectively subordinated to the Company's obligations under the New Credit Facility. After giving effect to the Refinancing, the subsidiaries of the Company would have had total liabilities (including trade payables and obligations under the New Credit Facility) of $375.5 million at March 31, 1994. In the event of the dissolution, bankruptcy, liquidation or reorganization of ICC, the holders of the Notes may not receive any payments with respect to the Notes until after the payment in full of the claims of the creditors of the Company's subsidiaries, including the lenders under the New Credit Facility.



    The Senior Notes will be secured solely by a pledge of all of the outstanding capital stock of Great Dane and Motors (the "Collateral"), on an equal and ratable basis with the obligations incurred under the New Credit Facility. There can be no assurance that the proceeds of any sale of Collateral would be sufficient to satisfy payments due on the Senior Notes, particularly since the obligations incurred under the New Credit Facility are also secured by substantially all of the assets of the Company and the Co-Obligors. In addition, the ability of the holders of the Senior Notes to realize upon the Collateral may be subject to certain bankruptcy limitations in the event of a bankruptcy of the Company. See "Description of Notes -- Security" and "-- Certain Bankruptcy Limitations."


COMPETITION


    Two of the Company's primary businesses, trailer manufacturing and automotive products manufacturing, are highly competitive. The Company competes with other truck trailer manufacturers and automotive stamping companies of varying sizes (including the in-house capabilities of certain automotive manufacturers), some of which have greater financial resources than the Company. In addition, barriers to entry in the truck trailer manufacturing industry are low and, therefore, it is possible that additional competitors could enter the market at any time. Although Great Dane is presently the largest manufacturer in the truck trailer industry, there can be no assurance that it will be able to maintain or increase its market share.


CYCLICAL BUSINESS


    The truck trailer industry is dependent on the trucking industry in general and the automotive parts industry is dependent on the automotive industry. Poor economic conditions in either industry could have a material adverse effect on the Company. Sales of new truck trailers have historically been subject to cyclical variations based both on general economic conditions and a five to seven-year replacement cycle. The poor economic conditions in the United States in 1990 and 1991 had an adverse effect on industry-wide demand for new truck trailers, causing industry shipments of new truck trailers to fall to their lowest level since 1983. Although sales have rebounded from these low levels, there can be no assurance that such growth will continue.


GOVERNMENT REGULATIONS OF TRUCK TRAILERS


    The federal government regulates certain safety features incorporated in the design of truck trailers. Changes or anticipation of changes in these regulations can have a material impact on the cost of manufacturing truck trailers and on Great Dane's customers and may adversely affect the financial condition of the Company.


RELIANCE ON MAJOR CUSTOMERS


    Great Dane has entered the container manufacturing business in reliance on a large order from J.B. Hunt. There can be no assurance that Great Dane will be able to attract other substantial customers for these products. J.B. Hunt accounted for approximately 13% of Great Dane's revenues for the year ended December 31, 1993.

    The Company's automotive products operations rely heavily on sales to GM. For the year ended December 31, 1993, sales to GM accounted for approximately 95% of the automotive products operations' revenues and approximately 13% of the Company's revenues. The automotive products industry has experienced increased pricing pressure from OEMs which are taking aggressive measures to reduce their operating costs, including significant price reductions from suppliers. Although opportunities for new business may arise for Motors as a result of GM's pressure on other suppliers, future earnings of this segment of the Company's business may be materially adversely affected by the price reductions required or requested by GM or by decisions by GM to utilize its own facilities to manufacture these products. Although GM provides 13 week forecasts of its purchasing requirements, changes in its production may result in changes to these requirements. In addition, although the Company is attempting to diversify its customer base, there can be no assurance that the Company will be able to reduce its reliance on GM in the foreseeable future.


CONTROL OF THE COMPANY


    David R. Markin owns 32.5% of the common stock of the Company and each of three other individuals owns 22.5% of the Common Stock. Therefore, Mr. Markin, together with any one of the three other stockholders, or the other three stockholders acting together, effectively has control of the Company and would have sufficient voting power to determine the outcome of any corporate transaction or other matter requiring stockholder approval.


ENVIRONMENTAL MATTERS

    The Company's operations are subject to numerous federal, state and local laws and regulations pertaining to the discharge of materials into the environment. The Company has taken steps related to such matters in order to minimize the risks of potentially harmful aspects of its operations on the environment. From time to time, the Company has incurred expenses to improve its facilities in accordance with applicable laws. Great Dane has changed its manufacturing process to comply with new regulations controlling the emission of chlorofluorocarbons.


    The Company also remains obligated to indemnify purchasers of prior subsidiaries for environmental contamination, if any, of properties owned by such subsidiaries. The Company's expenditures related to the foregoing environmental matters and indemnification obligations have not had, and the Company does not currently anticipate that such expenditures will have, a material adverse effect on the Company's financial condition, although there can be no assurance that this will remain the case.


IMPACT OF CITY REGULATION AND EXPIRATION OF ANNUAL LIMIT ON NEW MEDALLION
ISSUANCE


    The City of Chicago ("Chicago") regulates Yellow Cab's operations through rates of fare, maintenance, lease rates, insurance and inspection requirements, as well as through taxes, license fees and other means. Chicago has recently given the Commissioner of Consumer Services broad powers to set maximum lease rates, which, in certain instances, have been set at lower rates than those currently charged by Yellow Cab. Although Yellow Cab has filed a petition for higher rates than those set by the Commissioner and is allowed to continue charging its current rates pending action on its petition, there can be no assurance that it will be successful or that in the future it will be able to pass through any increased costs by lease rate increases or other means.



    The agreement between Yellow Cab and Chicago, pursuant to which increases in the total number of outstanding medallions in Chicago are limited to a maximum of 100 annually, expires on December 31, 1997. There can be no assurance as to how many medallions Chicago will issue after the expiration of the agreement, nor as to the effect, if any, on the Company, of such issuance, including the effect on medallion values. Although Yellow Cab has sold medallions during the past year at selling prices of approximately $38,000 per medallion, there can be no assurance that such values will continue to prevail in the market, especially after December 31, 1997. See "Business -- Vehicular Operations -- Regulatory Issues."

FRAUDULENT CONVEYANCE RISK


    The incurrence by the Company of indebtedness under the Notes may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or similar proceeding is commenced or a lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, at the time the indebtedness under the New Credit Facility was incurred or the Notes were issued, (a) the Company incurred such indebtedness or issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) the Company received less than reasonably equivalent value or fair consideration for incurring such indebtedness or issuing the Notes, and (ii) the Company (A) was insolvent or was rendered insolvent by reason of the incurrence of such indebtedness or the issuance of the Notes, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under relevant fraudulent conveyance laws) or (D) was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could avoid or subordinate the Notes to presently existing and future indebtedness of the Company and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.


    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction which is being applied in any such proceeding. Generally, however, the Company would be considered insolvent if, at the time it incurred the indebtedness under the New Credit Facility or incurred the indebtedness constituting the Notes either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured or (ii) it is incurring debt beyond its ability to pay as such debt matures. The Company believes that it is receiving fair consideration for its incurrence of indebtedness under the New Credit Facility and its issuance of the Notes and that it will not be rendered insolvent thereby.


POTENTIAL LACK OF FUNDING FOR CHANGE OF CONTROL OFFER


    In the event of a Change of Control, the Company will be required, subject to certain conditions, to offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. After giving effect to the Refinancing, the Company may not have sufficient funds available to purchase all of the outstanding Notes were they to be tendered in response to an offer made as a result of a Change of Control. In addition, the Company's ability to repurchase the Notes upon the occurrence of a Change of Control will be restricted by the New Credit Facility. Further, rights of the holders of the Senior Subordinated Notes upon the occurrence of a Change of Control will be subordinate to the rights of the holders of the Senior Notes. See "Description of Notes -- Certain Covenants -- Purchase of Notes Upon a Change of Control."



DIVIDEND POLICY


    ICC has not paid cash dividends on its capital stock in recent years and does not intend to pay cash dividends on the Common Stock in the foreseeable future. Furthermore, the Company's ability to pay dividends is limited by the Indentures and prohibited by the New Credit Facility.



CERTAIN ISSUES RELATING TO ORIGINAL ISSUE DISCOUNT


    The Senior Subordinated Notes will be issued with original issue discount for federal income tax purposes. For purposes of computing original issue discount, the Senior Subordinated Notes and the Warrants will be treated as a Unit and the issue price of the Unit will be allocated between the Senior
Subordinated Notes and the Warrants. As a result, purchasers of Senior Subordinated Notes will be required to recognize such original issue discount as ordinary income in advance of the receipt of the cash payments to which such income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the purchasers of the Units.

    If a bankruptcy case is commenced by or against the Company under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), the claim of a holder of Senior Subordinated Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the portion of the original issue price of the Units allocable to the Senior Subordinated Notes ($_____ per $1,000 Unit purchase price) and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. "Unmatured interest" means that portion of the original issue discount that was not amortized as of the date of the bankruptcy filing. The amortized amount determined by a bankruptcy court may not be the same amount previously included in income by the holder for federal income tax purposes.



RISK OF ABSENCE OF EFFECTIVE REGISTRATION STATEMENT COVERING COMMON STOCK


____Under the terms of the Warrant Agreement, the Company is not required to keep a registration statement effective under the Securities Act with respect to the Common Stock issuable upon exercise of the Warrants. The holders of Warrants do have certain demand and piggyback registration rights to require the Company, in certain circumstances, to register shares of Common Stock issued to them. In the event that the Company is unable to maintain effective such a registration statement, holders of Common Stock issued upon exercise of Warrants will not be permitted to sell their Common Stock unless an exemption from registration is available.



ABSENCE OF PUBLIC MARKET


    The Securities constitute new issues of securities with no established trading market. In addition, the Common Stock into which the Warrants are exercisable are presently held by four individuals. The Company does not intend to list the Securities or the Common Stock underlying the Warrants (the "Warrant Shares"), on any securities exchange or to seek inclusion thereof through the National Association of Securities Dealers Automated Quotation System. No assurance can be given that any trading market for the Securities or the Warrant Shares will develop or, if any such market does develop, as to the liquidity of the Securities or the Warrant Shares. If the Senior Notes or the Units are traded after their initial issuance, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. The Underwriters have informed the Company that they intend to make a market in the Senior Notes and in the Units until the Separation Date, and in the Notes and the Warrants thereafter. However, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained. In addition, the Senior Subordinated Notes and the Warrants will not be separately transferable until the Separation Date and the Warrants are not exercisable until the occurrence of any Exercise Event. See "Description of Warrants" and "Underwriting."

                              PROPOSED REFINANCING



    The Company is pursuing the Refinancing in order (a) to increase its liquidity through (i) reduced amortization and interest payments and (ii) the removal of certain restrictions on the use of cash from the Company's subsidiaries providing for more flexible and efficient cash management, and (b) to simplify its corporate structure, thereby enhancing its ability to obtain future financing. The Refinancing includes the following primary components: the Offering, the Initial Borrowing, the 12 3/4% Debenture Redemption, the 14 1/2% Debenture Redemption, the Existing Note Redemption, the Minority Interest Redemption, the repayment of subsidiary indebtedness and the liquidation of Checker L.P., all as described below.



SOURCES AND USES OF FUNDS


    The estimated sources and uses of funds which would have been required to consummate the Refinancing as of March 31, 1994 are as follows:


SOURCES OF FUNDS:
 (IN THOUSANDS)
Senior Note Offering........................  $   165,000
Unit Offering...............................      100,000
New Credit Facility.........................       82,375
Company Cash................................       22,216
                                              -----------
Total.......................................  $   369,591
                                              -----------
                                              -----------
USES OF FUNDS:
 (IN THOUSANDS)
Retire Subsidiary Debt......................  $    85,988
Redemption of 12 3/4% Debentures(1).........      136,238
Redemption of 14 1/2% Debentures(1).........       61,347
Existing Note Redemption....................       30,000
Minority Interest Redemption................       37,000
Pay Accrued Interest........................        6,018
Transaction Fees and Expenses...............       13,000
                                              -----------
Total.......................................  $   369,591
                                              -----------
                                              -----------

- --------------

(1)_Excludes interest which will accrue until the expiration of the requisite 30-day notice periods, and which will be funded through internal cash flow and/or additional borrowings under the Revolving Facility (as defined herein).


NEW CREDIT FACILITY AND REPAYMENT OF SUBSIDIARY INDEBTEDNESS


    The New Credit Facility provides for a term loan facility in the amount of $50.0 million (the "Term Facility") and a revolving credit facility of up to $95.0 million (the "Revolving Facility"). The Company intends to use the full amount of the Term Facility and approximately $32.4 million of the Revolving Facility together with Company cash to retire the following indebtedness of its subsidiaries (all interest rates and principal amounts are as of March 31, 1994), in each case together with accrued but unpaid interest to the date of the Initial Borrowing: (a) a term loan maturing in March 1995 with an interest rate of 7.5%, in the principal amount of approximately $20.4 million; (b) a revolving loan due in March 1995 with an interest rate of 7.5%, in the principal amount of approximately $16.9 million; (c) a term loan maturing in July 1996 with an interest rate of 7.25%, in the principal amount of $5.0 million; (d) a term loan maturing in April 2008 with an interest rate of 5.0%, in the principal amount of approximately $10.8 million; (e) a line of credit loan due in September 1994 with an interest rate of 7.0%, in the principal amount of $5.0 million; (f) a term loan due in September 1997 with an interest rate of 7.25%, in the principal amount of approximately $21.0 million; and (g) miscellaneous indebtedness in the aggregate amount of approximately $6.9 million. For a description of certain terms of the New Credit Facility, see "Description of New Credit Facility." All amounts set forth above assume that the Refinancing had taken place on March 31, 1994. Any deficiencies in the amounts required to repay such indebtedness will be funded from increased borrowings under the Revolving Facility and/or Company cash.



THE OFFERING AND THE HOLDING COMPANY REDEMPTIONS


    The net proceeds to the Company from the Offering are estimated to be approximately $____ million after deducting expenses relating to the Offering. Such net proceeds together with Company funds are intended to be used to redeem the 12 3/4% Debentures (for which an annual $18.0 million sinking fund payment would otherwise be due commencing in August 1997) pursuant to the 12 3/4% Debenture Redemption, the 14 1/2% Debentures pursuant to the 14 1/2% Debenture Redemption, the Existing Notes pursuant to the Existing Note Redemption and the Minority Interest pursuant to the Minority Interest Redemption. The Company intends, simultaneously with the consummation of the Offering, to issue notices of redemption with respect to the 12 3/4% Debenture Redemption and the 14 1/2% Debenture Redemption. The funds required for the redemption of the 12 3/4% Debentures and the 14 1/2% Debentures will be held in escrow until the requisite 30-day notice periods have expired (during which time interest will continue to accrue) and payment can be made. Interest on the 12 3/4% Debentures and 14 1/2% Debentures for such 30-day period is estimated to be approximately $1.4 million, net of estimated interest earnings from the escrow account. The Existing Note Redemption and the Minority Interest Redemption will be effected upon the consummation of the Offering.



LIQUIDATION OF CHECKER L.P.


    After consummation of the Minority Interest Redemption, Motors will own all of the equity interests in Checker L.P. To simplify the corporate structure, and because certain of the tax advantages that existed at the time Checker L.P. was established no longer exist, Checker L.P. will be liquidated and its assets, including the vehicular operations, CMC Kalamazoo and the stock of Country will be distributed to Motors.



                                USE OF PROCEEDS



    The net proceeds to be received by the Company from the sale of the Securities are estimated to be approximately $____ million after deducting an estimated $__ million in expenses estimated to be incurred in connection with the Offering.



    The Company intends to use the net proceeds of the Offering in the manner specified in "Proposed Refinancing." See "Proposed Refinancing."



                                   DIVIDENDS



    The Company has not, in recent years, paid dividends on the Common Stock, and does not intend to pay dividends in the foreseeable future. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries. The payment of dividends by the Company is also limited by the Indentures and prohibited by the New Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Notes" and "Description of New Credit Facility." Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions, and other factors deemed relevant at that time by the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of the Company and its subsidiaries as of March 31, 1994, and as adjusted to give effect to the Refinancing as described under "Proposed Refinancing" and "Use of Proceeds." The table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this

                                                           MARCH 31, 1994
                                                    -----------------------------
                                                    HISTORICAL      AS ADJUSTED
                                                    -----------   ---------------
                                                       (DOLLARS IN THOUSANDS)
Cash..............................................  $    32,608   $    10,392
                                                    -----------   ---------------
                                                    -----------   ---------------
Short-Term Subsidiary Debt........................  $     5,000   $         0
                                                    -----------   ---------------
Long-Term Debt (including current maturities):
  New Credit Facility -- Term.....................            0        50,000
                   -- Revolver....................            0        32,375
  Subsidiary Debt (1).............................       80,988             0
  Existing Notes..................................       30,000             0
  Senior Notes offered hereby.....................            0       165,000
  Senior Subordinated Notes offered hereby........            0       100,000(2)
  12 3/4% Senior Subordinated Debentures (net of
   unamortized discount)..........................      121,261             0
  14 1/2% Subordinated Discount Debentures (net of
   unamortized discount)..........................       54,864             0
                                                    -----------   ---------------
    Total Long-Term Debt (including current
     maturities)..................................      287,113       347,375
Minority Interest.................................       39,898             0(3)
Shareholders' Deficit:
  Common Stock, par value $0.01...................           90            90
  Additional paid-in capital (2)..................       14,910        14,910
  Retained-earnings deficit.......................      (29,831)      (41,896)(4)
  Notes receivable from shareholders..............         (625)         (625)
  Amounts paid in excess of Motors' net assets....     (127,748)     (127,748)
  Unrealized depreciation on Insurance
   Subsidiary's investments in certain debt and
   equity securities..............................         (334)         (334)
                                                    -----------   ---------------
    Total Shareholders' Deficit...................     (143,538)     (155,603)
                                                    -----------   ---------------
      Total Capitalization........................  $   188,473   $   191,772
                                                    -----------   ---------------
                                                    -----------   ---------------

- --------------


(1)_Includes $2.4 million outstanding on a term loan made to SCSM in November 1993, the proceeds of which were used by SCSM to purchase a press.



(2) The Senior Subordinated Notes are being sold as Units with the Warrants. The fair value of the Warrants, which has not been determined, will be based on final pricing and such fair value will be credited to additional paid-in capital with a corresponding reduction in Senior Subordinated Notes.



(3) Reflects redemption of minority interest in Checker L.P. See "Business -- Legal Proceedings -- Executive Life Litigation."



(4) The charge to retained-earnings deficit results from an extraordinary charge to earnings from:


Write off debt discount on 12 3/4% Debentures............................  $ (10,779)
Write off debt discount on 14 1/2% Debentures............................     (6,483)
Premium paid on repurchase of 12 3/4% Debentures.........................     (4,198)
Gain on retirement of minority interest..................................      2,898
Tax effect of above adjustments..........................................      6,497
                                                                           ---------

Charge to historical retained-earnings deficit...........................  $ (12,065)
                                                                           ---------
                                                                           ---------

                                  THE COMPANY


    ICC is  a  holding  company that  is  engaged  in four  principal  lines  of business. Great Dane manufactures a full line of truck trailers for the over-the-road tractor trailer long and short haul markets and containers and chassis for domestic intermodal shipping. Motors manufactures sheet metal stampings for automotive components and subassemblies, primarily for GM. Yellow Cab is currently the largest owner of taxicabs and provider of taxi-related services in Chicago, Illinois. Country underwrites property and casualty insurance, including taxicab insurance, workers' compensation and other commercial and personal lines.



    Prior to 1987, ICC engaged in various engineering, aerospace and manufacturing operations, including truck trailer manufacturing. In 1987, ICC was taken private in a leveraged buyout transaction and initiated a plan of divestitures to reduce bank debt. In 1989, with Great Dane as its only remaining business, ICC acquired Motors and immediately thereafter, the major shareholders of Motors obtained control of ICC through the Reverse Acquisition.



    Simultaneously with the consummation of the Offering, the Company will redeem the minority capital account and any minority equity interest in Checker L.P. See "Proposed Refinancing -- The Offering and the Holding Company Redemptions" and " -- Liquidation of Checker L.P.," "Use of Proceeds" and "Business -- Legal Proceedings -- Executive Life Litigation."


    The Company was incorporated in 1959 under the laws of the State of Florida. The Company currently maintains its principal executive offices at Checker L.P.'s facility at 2016 North Pitcher Street, Kalamazoo, Michigan 49007 and its phone number is (616) 343-6121.

                      SELECTED CONSOLIDATED FINANCIAL DATA



    The following table presents selected consolidated financial data derived from the consolidated financial statements of International Controls Corp. and subsidiaries for the five years ended December 31, 1993, which have been audited by Ernst & Young, independent auditors. The selected consolidated financial data for the three-month periods ended March 31, 1993 and 1994, were derived from the unaudited consolidated financial statements of the Company, which reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. The operating results for the three months ended March 31, 1994, are not necessarily indicative of the operating results for the full year. The following financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                                         THREE MONTHS ENDED
                                                                                                              MARCH 31,
                                                           YEAR ENDED DECEMBER 31,                           (UNAUDITED)
                                         ------------------------------------------------------------   ---------------------
                                           1989          1990         1991        1992        1993        1993        1994
                                         ---------   ------------   ---------   ---------   ---------   ---------   ---------
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues...............................  $ 738,387   $    693,211   $ 555,266   $ 716,733   $ 909,326   $ 204,933   $ 271,680
Cost of Revenues.......................    624,138        584,680     480,543     610,870     778,805     175,631     230,835
                                         ---------   ------------   ---------   ---------   ---------   ---------   ---------
Gross Profit...........................    114,249        108,531      74,723     105,863     130,521      29,302      40,845
Selling, General and Administrative
 Expense...............................     75,390         77,597      72,032      76,877      83,176      19,986      21,454
Plant Restructuring Costs..............     --              7,500      --          --          --          --          --
                                         ---------   ------------   ---------   ---------   ---------   ---------   ---------
Income from Operations.................     38,859         23,434       2,691      28,986      47,345       9,316      19,391
Interest Expense (1)...................    (57,879)       (61,596)    (47,425)    (42,726)    (41,614)    (10,465)    (10,044)
Interest Income........................     15,494         14,696      11,634       8,895       7,396       2,018       1,660
Other Income (Expense).................      4,704           (941)     (1,078)     (2,023)      3,494         991         604
Special Charge (2).....................     --            --           --          --          (7,500)     --          --
                                         ---------   ------------   ---------   ---------   ---------   ---------   ---------
Income (Loss) Before Minority Equity,
 Income Taxes, Extraordinary Items and
 Accounting Changes....................      1,178        (24,407)    (34,178)     (6,868)      9,121       1,860      11,611
Minority Equity........................     (2,424)        (2,296)      1,931      --          --          --          --
Income Tax Benefit (Expense)...........       (610)         6,429       5,241        (687)     (5,757)     (2,604)     (5,225)
Extraordinary Items (3)................      4,799         27,749      31,188      --          --          --          --
Accounting Changes (4).................     --            --           --          --         (46,626)    (46,626)     --
                                         ---------   ------------   ---------   ---------   ---------   ---------   ---------
Net Income (Loss)......................  $   2,943   $      7,475   $   4,182   $  (7,555)  $ (43,262)  $ (47,370)  $   6,386
                                         ---------   ------------   ---------   ---------   ---------   ---------   ---------
                                         ---------   ------------   ---------   ---------   ---------   ---------   ---------
OTHER DATA:
Total Depreciation and Amortization
 Expense (5)...........................  $  48,149   $     49,791   $  26,401   $  26,506   $  28,089   $   6,747   $   6,882
Capital Expenditures...................     20,513         21,564      16,457      17,549      20,006       7,843       6,903
EBITDA (6).............................     80,200         61,940(7)    38,304     60,889      84,658      18,675      28,070
Ratio of EBITDA to Cash Interest
 Expense (1)...........................       2.6x           1.7x      --            1.5x        2.1x        1.9x        2.9x
Ratio of Earnings to Fixed Charges
 (8)...................................       1.0x        --           --          --            1.2x        1.2x        2.1x


                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                                                     MARCH 31,
                                                             DECEMBER 31,                           (UNAUDITED)
                                         -----------------------------------------------------  --------------------
                                           1989       1990       1991       1992       1993       1993       1994
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working Capital........................  $  68,829  $  81,111  $  48,559  $  51,091  $  51,136  $  61,119  $  30,339
Property, Plant and Equipment -- Net...    134,691    133,116    125,681    119,492    122,355    129,274    123,111
Total Assets...........................    536,084    537,677    481,305    493,763    517,336    514,779    527,158
Long-Term Debt (Including Current
 Maturities)...........................    405,167    376,692    312,324    305,368    291,273    316,028    287,113
Shareholders' Deficit..................   (111,799)  (104,745)   (98,374)  (106,296)  (149,517)  (153,355)  (143,538)

- ------------------

(1) Interest expense includes (dollars in thousands):


                                                                                                 THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                        YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                         -----------------------------------------------------  --------------------
                                           1989       1990       1991       1992       1993       1993       1994
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Cash interest expense.............  $  30,873  $  36,556  $  46,081  $  41,251  $  39,948  $  10,068  $   9,577
     Amortization of debt discount.....     26,638     24,690      1,045      1,181      1,372        324        393
     Amortization of debt expense......        368        350        299        294        294         73         74
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Total Interest Expense............  $  57,879  $  61,596  $  47,425  $  42,726  $  41,614  $  10,465  $  10,044
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------


(2) Represents cost to the Company of the settlement of certain litigation with the Boeing Company. See "Business -- Legal Proceedings -- Boeing Litigation" and Note H to Notes to Consolidated Financial Statements -- December 31, 1993.


(3) Extraordinary items in all years relate to the gain or loss on the repurchase of indebtedness. See Note L to Notes to Consolidated Financial Statements -- December 31, 1993.


(4) The accounting changes represent the cumulative effect of changes in accounting principles as a result of the adoption, as of January 1, 1993, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." See Notes I and K to Notes to Consolidated Financial Statements -- December 31, 1993.


(5) Total depreciation and amortization expense includes (dollars in thousands):


                                                                                                 THREE MONTHS ENDED
                                                                                                     MARCH 31,
                                                        YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                         -----------------------------------------------------  --------------------
                                           1989       1990       1991       1992       1993       1993       1994
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Depreciation and amortization.....  $  18,186  $  20,784  $  20,931  $  21,054  $  23,295  $   5,571  $   5,631
     Amortization of cost in excess of
    net assets acquired................      1,252      1,250      1,250      1,250      1,250        312        313
     Amortization of debt discount.....     26,638     24,690      1,045      1,181      1,372        324        393
     Amortization of debt expense......        368        350        299        294        294         73         74
     Other amortization................      1,705      2,717      2,876      2,727      1,878        467        471
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Total Depreciation and
    Amortization.......................  $  48,149  $  49,791  $  26,401  $  26,506  $  28,089  $   6,747  $   6,882
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------


(6) EBITDA represents income (loss) before minority equity, income taxes, extraordinary items and accounting changes plus cash interest expense, total depreciation and amortization expense and special charges. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations and should not be considered as a substitute for net income, as an indicator of the Company's operating performance or for cash flow as a measure of liquidity.


(7)  After deducting $7,500 of plant restructuring costs.


(8) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before minority equity, income taxes, extraordinary items, accounting changes and fixed charges. Fixed charges consist of (i) cash interest expense, (ii) amortization of debt discount and debt expense, and (iii) that portion of operating lease rental expense which is representative of the interest factor (deemed by management to be one-third of rental expense). The Company's earnings were insufficient to cover fixed charges by (in thousands) $24,407, $34,178 and $6,868 for the years ended December 31, 1990, 1991 and 1992, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL



    In January 1989, the Company purchased all of the outstanding common stock of Motors, the general partner of Checker L.P., for a purchase price of $138.8 million (the "Checker Acquisition"). Immediately thereafter, four of the five former shareholders of Motors purchased, through Checker Holding Corp. ("Holding"), all of the outstanding common stock of the Company for $45 million. Holding was created solely for the purpose of acquiring the stock of the Company and was subsequently merged into the Company. Holding was capitalized with an equity contribution of $15 million and loans aggregating $30 million from the former Motors shareholders. The Reverse Acquisition has been accounted for as if Motors had acquired the Company, since there has been no significant change in control of Motors.



    Under generally accepted accounting principles for reverse acquisitions, the net assets of Motors acquired in the Checker Acquisition could not be revalued to estimated fair market value. Accordingly, the $127.7 million excess of the amount paid over the historical book value of Motors' net assets has been accounted for as a separate component reducing shareholders' equity and is not subject to amortization.



    In August 1989, Motors acquired all of the outstanding common stock of SCSM for a purchase price of $19.9 million (including expenses of $0.3 million) in cash for SCSM's stock and $4 million in cash for a noncompete agreement. The acquisition was funded with proceeds from a new bank loan. In connection with the acquisition, Motors also assumed, and Checker L.P. guaranteed, $12.7 million of the seller's obligation to the State of West Virginia. In addition, both Motors and Checker L.P. guaranteed loans aggregating $5.6 million made by the State of West Virginia and Volkswagen of America, Inc. to SCSM.


RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1994, COMPARED TO THREE MONTHS ENDED MARCH 31,
1993:


    Revenues increased $66.7 million during the three months ended March 31, 1994, as compared to the same period of 1993. The higher revenues are principally attributed to higher trailer segment revenues ($61.4 million), primarily associated with a higher volume of sales of containers and chassis and trailers. Automotive segment revenues increased $3.6 million during the three months ended March 31, 1994, as compared to the same period in 1993. General increases in volume to accommodate automotive customers' demands were the principal reason for the revenue increases.



    The Company's operating profit (gross profit less selling, general and administrative expenses) increased $10.1 million in the 1994 period compared to the 1993 period. This increase is attributed to an increase of trailer segment operating profits ($9.2 million) which is principally due to higher sales of Great Dane's product lines and improved margins, and an increase of automotive segment operating profits ($0.9 million) principally due to higher sales.



    Income tax expense is higher for financial statement purposes than would be computed if the statutory rate were used because of state income taxes and the impact of the reporting of certain income and expense items in the financial statements which are not taxable or deductible for income tax purposes.



1993 COMPARED TO 1992:


    During 1993, revenues increased $192.6 million and gross profit increased $24.7 million as compared to 1992. The trailer segment and the automotive segment operations benefited from increased demand for their products. Trailer segment revenues increased by $175.5 million as compared to 1992, primarily due to the sale of containers and chassis which were introduced in late 1992 and sold principally to one customer, and a higher volume of truck trailer sales. Automotive segment revenues increased $15.3 million as compared to 1992. Increased production of the General Motors Blazer and Suburban models and Crew Cab products and other general increases in volumes to accommodate automotive customers' demands are the principal reasons for the increase. Vehicular segment revenues increased $1.5 million in 1993 as compared to 1992. The increase was attributed to lease rate increases obtained in 1993 to cover certain vehicular segment cost increases. The revenue increase was somewhat offset by the impact of tendering medallions to Chicago.



    The factors impacting sales, as discussed previously, had the effect of increasing the Company's 1993 operating profit (gross profit less selling, general and administrative expenses) by $18.4 million as compared to 1992. Trailer segment operating profit increased by $14.8 million as compared to 1992. This increase is principally due to higher volumes, partly offset by higher selling, general and administrative expenses ("S G & A"). Higher volumes were also the principal reason for an increase of $3.7 million of automotive segment operating profits as compared to 1992.



    S G & A expenses were $6.3 million higher in 1993 as compared to 1992, but as a percentage of sales, S G & A expense is 1.6 percentage points lower in 1993 as compared to 1992.



    Other expenses decreased $5.5 million in 1993 as compared to 1992. The decrease in expenses resulted primarily from $1.4 million in income from the settlement of a dispute in 1993 and $2.8 million in income from sales of taxi medallions in 1993.



    On February 8, 1989, the Boeing Company ("Boeing") filed a lawsuit naming the Company, together with three prior subsidiaries of the Company, as defendants in Case No. CV89-199MA, United States District Court for the District of Oregon. In that lawsuit, Boeing sought damages and declaratory relief for past and future costs resulting from alleged groundwater contamination at a location in Gresham, Oregon, where the three prior subsidiaries of the Company formerly conducted business operations. On December 22, 1993, the Company entered into a settlement with Boeing, settling all claims asserted by Boeing in the lawsuit. Pursuant to the settlement terms, the Company will pay Boeing $12.5 million over the course of five years, $5 million of which has been committed by certain insurance carriers in the form of cash or irrevocable letters of credit. Accordingly, the Company recorded a $7.5 million special charge during 1993 to provide for the cost associated with this legal proceeding. In accordance with the settlement agreement, the claims against the Company and the three former subsidiaries have been dismissed and Boeing has released and indemnified the Company with respect to certain claims.


1992 COMPARED TO 1991:


    During 1992, revenues increased $161.5 million and gross profit increased $31.1 million as compared to 1991. The trailer and the automotive segment operations were positively impacted by increased demand for their products. Trailer segment revenues increased by $136.1 million as compared to 1991, primarily resulting from a higher volume of truck trailer sales. Automotive segment revenues increased $28.2 million as compared to 1991. Increased production of GM's Blazer and Suburban models and Crew Cab products for the 1993 model year and other general increases in volumes to accommodate automotive customers' demands were partly offset by a $6.1 million decrease in revenues associated with the coordination of tooling programs for GM. Vehicular segment revenues decreased $2.9 million as compared to 1991. The decrease in revenues is principally attributed to a continuing downturn in taxicab leasing in Chicago, as well as a decrease in the number of cabs available for lease from Yellow Cab as a result of the settlement agreement reached with Chicago in 1988. The negative trend to revenue changes for this segment could continue if the economic environment does not improve and if the segment is not successful in continuing to develop new sources of revenue as the settlement agreement requires the tendering of 100 additional licenses to Chicago in each of the next five years.



    The factors impacting sales, as discussed previously, had the effect of increasing the Company's 1992 operating profit by $26.3 million as compared to 1991. Trailer segment operating profit increased by $10.5 million as compared to 1991. This increase is principally due to higher volumes, partly offset by higher selling, general and administrative expenses ("S G & A"). Higher volumes were also the principal reason for an increase of $15.9 million of automotive segment operating profits as compared to 1991. Automotive segment S G & A expenses were only slightly higher in 1992 as compared to 1991. Vehicular segment operating profits decreased $1.4 million in 1992 compared to 1991 due to lower revenues.

While efforts were made to reduce vehicular segment operating costs through the combination of the Company's then existing two taxicab operations in late 1991, the decrease in revenues previously discussed was not fully offset by decreased operating and sales, general and administrative costs.


    S G & A expenses were $4.9 million higher in 1992 as compared to 1991, but as a percentage of sales, S G & A expense is 2.2 percentage points lower in 1992 as compared to 1991.


    Other expenses increased $0.9 million in 1992 as compared to 1991. Higher gains realized on investment transactions during 1992 compared to 1991 were offset by lower gains on sale of assets in 1992 as compared to 1991.


    Interest expense was $4.7 million lower in 1992 than in 1991. The decrease can be attributed to lower interest rates during 1992 compared to 1991 as well as lower levels of debt outstanding during 1992 compared to 1991.


    There is no minority equity expense in 1992 because Executive Life Insurance Company ("ELIC") was placed into conservatorship in 1991 and as a result, its interest in Checker L.P. and rights under the Partnership Agreement became limited to the right to receive the balance of its capital account on April 11, 1991. "See "Business -- Legal Proceedings -- Executive Life Litigation."



FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES



    Available cash and cash equivalents, cash flow generated from operations ($66.9 million, $12.4 million, $37.8 million, $25.2 million and $30.7 million for the years ended December 31, 1989, 1990, 1991, 1992 and 1993, respectively), proceeds from borrowings and proceeds from the disposal of assets have provided sufficient liquidity and capital resources for the Company to conduct its operations.


    Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The impact of adopting SFAS No. 106 was a charge to net income of $29.7 million (net of taxes of $16.5 million) which was recorded as a cumulative effect adjustment in the quarter ended March 31, 1993.

    The Company also adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. The impact of adopting SFAS No. 109 was a charge to net income of $16.9 million which was recorded as a cumulative effect adjustment in the quarter ended March 31, 1993.


    During the quarter ended March 31, 1993, the Company adopted the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts." Because of the type of insurance contracts Country provides, the adoption of this statement had no impact on earnings; however, it requires the disaggregation of various balance sheet accounts. For financial reporting purposes, the 1992 balance sheet and statement of cash flows have been restated as if SFAS No. 113 were adopted as of the beginning of the earliest period presented. During the quarter ended March 31, 1994, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



    Although the adoption of SFAS Nos. 106, 109, 113 and 115 has collectively had a significant effect on the Company's financial position, it has not adversely affected liquidity and capital resources.



    Great Dane's debt agreement with certain banks matures in March 1995. Accordingly, this debt is classified as a current liability at March 31, 1994. Refinancing is anticipated to be accomplished prior to maturity and, accordingly, it is not anticipated that working capital will be adversely affected.



    Purchases of property, plant and equipment have averaged approximately $18 million per year over the past three years and have been funded principally by cash flow generated from operations as well as proceeds from disposals of assets. Purchases of property, plant and equipment for 1994 are anticipated to be approximately $26.0 million and are expected to be funded principally by cash flow generated from operations.

    During the fourth quarter of 1993, the Company entered into a settlement of the Boeing litigation (see "Business -- Legal Proceedings -- Boeing Litigation"). It is anticipated that the settlement ($12.5 million over five years) will be paid by the Company through recoveries from insurance carriers, the sale of assets of certain of the subsidiaries, cash currently on hand and cash flow generated from operations.



    GM, a major customer of the Company's automotive products segment, is resorting to many measures, including obtaining significant price reductions from its suppliers, in an effort to reduce its operating costs. Management of the Company's automotive products segment is currently engaged in discussions with GM concerning future pricing of parts presently being manufactured. Automotive products segment management believes that it has adequately provided in its near-term financial plans for any price reductions which may result from its current discussions with GM. However, price reductions in excess of those anticipated could have a material adverse effect on the automotive products operations.


IMPACT OF INFLATION

    Recently, due to competitive market conditions, the Company has been unable to factor all cost increases into selling prices for its products and services. The Company does not believe, however, that the impact of inflation affects the Company any more than it affects the Company's competitors.

                                    BUSINESS

GENERAL


    ICC is a holding company that is engaged in four principal lines of business. Great Dane manufactures a full line of truck trailers for the over-the-road tractor trailer long and short haul markets and containers and chassis for intermodal shipping. Motors manufactures sheet metal stampings for automotive components and subassemblies, primarily for GM. The Company's Yellow Cab division is currently the largest owner of taxicabs and provider of taxi-related services in Chicago, Illinois. Country underwrites property and casualty insurance, including taxicab insurance, workers' compensation and other commercial and personal lines.



TRAILER MANUFACTURING OPERATIONS
OVERVIEW


    Great Dane, which generated approximately 78% of the Company's revenues and 62% of the Company's total segment operating profit for the year ended December 31, 1993, designs, manufactures and distributes a full line of both standard and customized truck trailers (including dry freight vans, reefers and platform trailers) and intermodal containers and chassis. In 1993, Great Dane was the largest manufacturer of truck trailers in the United States with a 12.7% total market share, including an estimated leading 37.9% share of the reefer market and a 23.3% share of the intermodal container and chassis market. Great Dane believes it offers the broadest line of trailers in the industry and emphasizes the production of customized and proprietary products which generally have higher margins than more standard products. Great Dane sells and services its trailers primarily through a nationwide network of branches and independent dealers to gain access to a diversified customer base.


INDUSTRY OVERVIEW


    The new truck trailer industry, with annual revenues of approximately $3.1 billion, is cyclical and competitive and closely tied to overall economic conditions as well as to regulatory changes. In addition, new truck trailers have traditionally had a five to seven-year replacement cycle. In 1990 and 1991, the industry experienced a severe downturn due to the recession in the United States. The industry recovered in 1992 and 1993 due in large part to the general improvement in the U.S. economy, the replacement of a large number of truck trailers sold in the mid-1980's and, to a lesser extent, new regulations in certain states permitting longer truck lengths.



    The national truck trailer market is highly fragmented, with approximately 180 companies operating in the truck trailer manufacturing industry. In 1993, the two largest companies, Great Dane and Wabash National Corporation, accounted for approximately 24% of the market and the ten largest companies accounted for approximately 65% of sales. The basis of competition in the truck trailer industry is product quality and durability, price, flexibility in design and engineering, warranties, service and relationships. Due in large part to the quality of its products and its strong distribution system, the Company believes that Great Dane has built sustainable competitive advantages in each of these important areas.



    Recently, the transportation industry began shifting toward intermodal containers and chassis. Since 1988, intermodal container traffic has grown by a compounded annual growth rate of approximately 10%. "Intermodal" refers to the transition from one mode of transportation to another and, as used in this Prospectus, refers to the transition from rail to road. "Intermodal containers", as used in this Prospectus, refers to containers which are designed to travel principally on rail, and which, when removed from the rail car, can be placed on a chassis for transportation by truck to and from a rail yard. The emphasis on intermodal transportation is being led by J.B. Hunt, which is integrating rail and truck support of goods for its end customers on what J.B. Hunt has informed Great Dane it believes is a more cost-effective basis.

BUSINESS STRATEGIES



    During the past several years, Great Dane has undertaken a number of strategic initiatives designed to improve its competitive position and capitalize on the growing intermodal container and chassis market. Accordingly, Great Dane reduced corporate overhead through management consolidation, increased operating efficiencies and capacity through plant reconfigurations and initiated product cost reduction and new product development programs. Great Dane also increased its manufacturing flexibility by adapting certain of its assembly lines to be efficient in filling both large and small orders, and expanded its distribution network domestically, as well as in Canada and Mexico, in order to provide new outlets for its products and high margin parts and services business.



    Furthermore, during 1992, Great Dane entered the intermodal container and chassis market as its engineering department, working in conjunction with J.B. Hunt, one of the largest truckload carriers in the U.S., developed a unique line of intermodal containers and matching ultra lightweight chassis. Great Dane's intermodal containers are designed for use on rail but may also be transported over the road on chassis to and from rail yards. These products enable Great Dane's customers to take advantage of new double stack intermodal shipping methods, believed by J.B. Hunt to be the most economical method of hauling freight over long and intermediate distances. In connection with an approximately $121 million initial purchase order from J.B. Hunt for these new intermodal products, the Company installed new assembly lines in three existing factories and initiated production for the order during the first and second quarters of 1993. In late 1993, Great Dane received an additional order of approximately $48 million from J.B. Hunt. Although J.B. Hunt's requirements for these containers and chassis will level off, Great Dane believes that J.B. Hunt's success may lead other carriers to replace some or all of their trailers with containers and chassis. Great Dane believes that intermodal transportation, which has been expanding at an approximately 10% compounded annual growth rate in the United States since 1988, will provide a significant growth opportunity as carriers replace some or all of their trailers with containers and chassis.



    Great Dane's objectives are to increase its share of the truck trailer market and capitalize on the growing intermodal market. To achieve these objectives, Great Dane will continue to emphasize the development of high quality innovative products and improve the efficiency of its assembly operations. Great Dane is currently developing and testing a new line of ultra-lightweight flatbeds, as well as developing a new floor for its reefers. Great Dane is also presently adapting certain of its assembly lines to produce either intermodal containers or truck trailers on the same line. In addition, Great Dane plans to utilize its expanded distribution network and manufacturing flexibility to broaden its customer base by increasing sales to large customers.


PRODUCTS


    GENERAL. Great Dane's principal products include vans, reefers, platform trailers and intermodal containers and chassis. During 1992 and 1993, the sale of these products accounted for 80% and 82% of Great Dane's revenues, respectively. Great Dane's trailers and intermodal containers are manufactured in sizes ranging from 28 to 57 feet. Great Dane offers 11 versions of its various trailers and sells virtually all of these versions on a regular basis. In addition to this standard line of products, its flexible assembly operations enable Great Dane to customize products for its customers at premium prices.



    Set forth below is a description of Great Dane's share of the market for its principal products during 1993. All figures are based on estimated shipments.


PRODUCT TYPE                                       GREAT DANE UNIT SALES   INDUSTRY UNIT SALES    GREAT DANE SHARE
- -------------------------------------------------  ----------------------  -------------------  ---------------------
Vans.............................................            14,132                121,100                 11.5%
Reefers..........................................             8,034                 21,200                 37.9%
Platform Trailers................................             1,767                 16,200                 10.9%
Intermodal Containers and Chassis................            10,301                 44,200                 23.3%

    VANS. Vans are used primarily for the transportation of dry freight. Great Dane offers the greatest variety of vans in the industry with four primary styles: sheet and post, aluminum plate, ThermaCube and Fiberglass Reinforced Plastic ("FRP"). Great Dane sells vans primarily to for-hire truckload carriers, private carriers and leasing companies.



    Great Dane's highest volume van product is the sheet and post van. These trailers haul general non-refrigerated freight. Great Dane's models offer custom design features in order to improve their appearance, durability and resale value when compared to certain competitors' models.



    Great Dane's aluminum plate vans were developed in late 1991. These vans utilize thicker and more durable sidewalls than sheet and post vans and offer significantly more interior space since they are constructed without interior liners. Great Dane's aluminum plate van is considered a premium product and, due to the current low price of aluminum, is a cost efficient alternative to the sheet and post van.



    Great Dane's ThermaCube van was developed and brought to market in late 1990. The ThermaCube van currently uses a technology licensed to Great Dane by Graaff KG ("Graaff"), a German limited partnership. The ThermaCube process involves injecting high density foam between two thin skins of aluminum or other suitable material and bonding them into a single panel. ThermaCube vans are lightweight and offer superior width, space, strength and thermal properties. Since it has completed the maximum royalty payment under its agreement with Graaff, Great Dane's current and future usage of this technology for trailers is royalty free.



    FRP vans account for a small percentage of Great Dane's van sales. They offer increased inside width but are 300 pounds heavier than sheet and post vans. These vans are very durable and therefore are used predominantly in large metropolitan areas.



    REEFERS. Great Dane's reefers are specialized products that command premium pricing. The Company believes that it is the largest supplier of reefers in the industry (with a 37.9% share in 1993) and the only company to offer more than one type of reefer. Great Dane currently sells three types of reefers: Classic (either aluminum or stainless steel), Superseal and ThermaCube. The refrigeration cooling units are not manufactured by Great Dane.



    The Classic reefer is essentially a sheet and post reefer and is the highest volume product of the line. It is particularly suitable for the food distribution market because it has been engineered to accept numerous structural modifications such as side doors and multi-temperature refrigeration compartments. Classic reefers are sold primarily to private carriers and truck leasing companies.



    The Superseal reefer is Great Dane's lightweight, lower-priced model. This product offers fewer options than the Classic reefer but is most popular with for-hire carriers. Since its purchase by Great Dane in 1988, its market share has steadily increased due to product improvements and the use of Great Dane's national distribution network.



    Great Dane believes that its proprietary ThermaCube reefer is the most efficient and technologically advanced reefer in the industry. It offers large cubic capacity and inside width, side wall strength and superior thermal properties. Since its introduction in the late 1980s, its share of the market has steadily increased. It is currently the flagship of two of the largest reefer carriers in the U.S. and it is gaining popularity among medium-sized carriers.



    PLATFORM TRAILERS. Platform trailers are flatbeds or open deck trailers. Great Dane offers a full line of platform trailers, consisting of drop frame, extendible, curtained and straight frame trailers. Drop frame flatbeds are designed for heavy duty hauling where low deck heights are required. Extendible flatbeds are used for self-supporting loads (e.g., pre-stressed concrete). Curtainside flatbeds are used where side loading and cover is required. The primary customers for Great Dane's platform trailers are for-hire material haulers, which would include steel haulers, pre-stressed concrete carriers and builders. Great Dane is developing and testing a new line of ultra-lightweight flatbeds intended to increase substantially its market share.

    INTERMODAL CONTAINERS AND CHASSIS. In conjunction with the growth of intermodal container transportation, Great Dane's engineers developed a specialized container (which can be double stacked during rail transport) and chassis that allow a trucking company to haul containerized loads which are similar in size and weight to those carried on conventional over the road trailers. These containers use either aluminum plate or the ThermaCube technology, which is Great Dane's composite wall construction, to offer greater inside width, higher cubic capacity and greater strength than can be obtained by conventional sheet and post construction. Further, these containers are 500 to 1,000 pounds lighter and the chassis are 1,000 to 1,500 pounds lighter than products now in use with similar carrying capacities. The Company believes that it is one of the two largest U.S. manufacturers of intermodal containers and chassis and the only domestic producer of reefer containers. Great Dane is expecting to produce, for J.B. Hunt and others, a total of approximately 4,700 intermodal containers and a total of 5,400 chassis in 1994.


SERVICES


    GENERAL. Great Dane's business includes aftermarket parts and accessories sales, used trailer sales and retail services (including repair and maintenance) which enable it to be a full-service provider. The parts and service operations have historically been a stable source of higher margin business.



    AFTERMARKET PARTS AND ACCESSORIES SALES. Sales of replacement parts and accessories are an important source of higher margin revenues for Great Dane, and provide a value-added service which attracts and maintains Great Dane's customer base. Parts and accessories are marketed through 51 full-line dealers, 19 parts-only dealers and 17 Great Dane-owned branch operations. Dealers and branches sell parts either over-the-counter or through their respective retail services.



    USED TRAILERS. To be competitive in the sale of new trailers, it is often necessary to accept used trailers in trade. Great Dane's larger retail branches employ individuals who are responsible for trade-in appraisals and selling used trailers. Great Dane believes that its nationwide distribution system provides it with superior used trailer marketing capabilities.



    RETAIL SERVICES.    Great Dane  owns  and operates  17  full-service  retail
branches, which provide repair and maintenance services. These retail branches also provide warranty support to Great Dane's customers.


    The chart below sets forth the percentage of Great Dane's total sales and gross profit represented by each product or service category.

                                                                                             % OF               % OF GROSS
                                                                                            SALES                PROFITS
                                                                                     --------------------  --------------------
PRODUCT OR SERVICE CATEGORY                                                            1992       1993       1992       1993
- -----------------------------------------------------------------------------------  ---------  ---------  ---------  ---------
New truck trailers and containers and chassis......................................       79.6       82.5       59.4       63.5
Parts Sales........................................................................       11.1        9.3       25.5       23.0
Used Trailers......................................................................        6.6        6.0        3.9        3.7
Retail Services....................................................................        2.7        2.2       11.2        9.8


BACKLOG


    At December 31, 1993, Great Dane's backlog totalled $365 million and consisted of approximately $295 million of trailer orders and approximately $70 million of container and chassis orders, while at December 31, 1992 the backlog totalled $259 million and consisted of $135 million and $124 million, respectively. Great Dane's backlog of truck trailer orders was approximately $70 million at December 31, 1991.


MARKETING, DISTRIBUTION AND SALES


    Great Dane believes it has the largest marketing organization in the United States trailer industry. Sales and comprehensive support service functions are implemented through 17 Company-owned branches (accounting for 51% of unit sales excluding J.B. Hunt), 51 independent dealers throughout the United States, Canada and Mexico (accounting for 49% of unit sales excluding J.B. Hunt), and 19 parts-only dealers. Great Dane's nationwide distribution system enables it to reach a diversified customer base consisting of: for-hire carriers (such as J.B. Hunt, Direct Transit, KLLM and Landair), private carriers (such as Pepsico, Burger King, Publix, Winn Dixie and Food Lion) and leasing companies (such as Ryder, Penske, Rollins, XTRA and Ruan). Except for J.B. Hunt, no customer accounted for more than 5% of total revenues in 1993. With the exception of a small percentage of used trailer sales, all sales are made through Great Dane's distribution system.



    Great Dane's sales force includes approximately 126 sales representatives in dealerships and 43 sales representatives in its branches. Great Dane's Executive Vice President of Sales oversees and coordinates the sales effort and is assisted by five district managers. The Company's sales force is given incentives to meet revenue and/or profitability targets.



    Under an agreement with Associates Corporation of North America ("Associates"), Great Dane has agreed to refer to Associates, until the last quarter of 1996, those of Great Dane's customers who request financing and Great Dane has guaranteed 50% of Associates' losses (to a potential maximum of $1.25 million each year) if a trailer is repossessed. Great Dane has not experienced any material losses under this agreement.



    Great Dane provides five year warranties to its customers and estimates its warranty costs are only 0.8% of its sale price.



MANUFACTURING AND OPERATIONS



    MANUFACTURING. Great Dane has four manufacturing facilities, located in Savannah, Georgia; Memphis, Tennessee; Wayne, Nebraska; and Brazil, Indiana. Certain of Great Dane's manufacturing operations include flexible assembly lines that allow Great Dane to customize its products in a cost-efficient manner.



    Great Dane exercises strict quality control by screening suppliers and conducting inspections throughout the production process. Great Dane is currently implementing a total quality management program that endorses employee involvement, empowerment and continuous cost improvement.



    RESEARCH AND DEVELOPMENT. Great Dane currently employs a corporate engineering department with 36 employees, which is higher than the industry average. Great Dane makes extensive use of computer-aided design ("CAD") technology to support production engineering. Great Dane's use of CAD technology accelerates the development of product innovations and manufacturing efficiencies. Great Dane's new products must meet strict quality and durability standards and must pass strenuous road test procedures. Great Dane believes that it is the only trailer manufacturer with on-site road simulation testing capability.



    Great Dane is currently developing a new proprietary floor for its ThermaCube and certain Classic reefers which will eliminate wood components, thereby increasing the life of the floor, increasing the capacity of the reefer, simplifying the manufacturing process and reducing the cost to manufacture the reefer. Great Dane is also developing and testing a new line of ultra-lightweight flatbeds intended to increase its market share.



    SUPPLIES AND RAW MATERIALS. Purchased materials represent approximately 81% of direct cost of goods sold and are purchased on a centralized basis in order to achieve economies of scale. Great Dane purchases a variety of raw materials and sub-assemblies from various vendors with short-term contracts. Aluminum, wood, tires and steel account for a significant portion of materials costs. Great Dane has not experienced major shortages in these materials, but prices may fluctuate. However, Great Dane attempts to minimize purchased material price fluctuations by utilizing just-in-time inventory systems, thereby coordinating the purchase of certain materials with customer orders.

    ENVIRONMENTAL. Certain of Great Dane's manufacturing processes involve the emission of chlorofluorocarbons, but Great Dane is changing that process to comply with new regulations and does not believe that this change will have a material adverse effect on its operations. The manufacturing process does not require a large quantity of any material classified as hazardous.


    Great Dane is involved in a small number of environmental matters. Management believes that the expenses associated with Great Dane's involvement are not material in the aggregate.



PATENTS, LICENSES AND TRADEMARKS



    The Company believes its "Great Dane" trademark, which identifies all of its products, to be of value and to contribute significantly to the wide acceptance of its products.


AUTOMOTIVE PRODUCTS OPERATIONS
OVERVIEW


    Through CMC Kalamazoo and SCSM, Motors operates an automotive parts stamping facility in Kalamazoo, Michigan and a larger, more modern facility, in South Charleston, West Virginia, which was acquired in 1989. Motors, together with its customers, develops, designs and manufactures a broad range of sheet metal automotive components and subassemblies, including tailgates, fenders, doors, hoods and roofs, primarily for sale to North American OEMs. These operations generated approximately 14% of the Company's revenues and 29% of the Company's total segment operating profit for the year ended December 31, 1993.



INDUSTRY OVERVIEW


    The North American automotive parts industry is composed of two distinct sectors, the original equipment market and the automotive aftermarket. Substantially all of Motors' sales are to the original equipment market. Industry factors which affect the automotive segment's current and future competitiveness, growth and performance include, among others, trends in the automotive market and policies of OEMs with respect to suppliers.



    The overall market for new cars and light trucks in the United States and Canada is large and cyclical, with a trend line annual growth of 2.3% from 1983 to 1993. While the trend line demand for cars has remained flat over this period, demand for minivan, sports utility vehicles and light trucks has grown at a compound annual growth rate of 7.3% over this period. The Company believes it is well positioned as a supplier of sheet metal components and subassemblies to the OEMs in this high-growth market segment.



    Generally, the OEM selects a supplier to work in conjunction with the OEM's design team to design and develop a component which will satisfy the OEM's purchasing standards. OEMs also evaluate and rate suppliers using rigorous programs which encompass quality, cost control, reliability of delivery, new technology implementation and overall management leadership and structure. As a result, new supplier policies have sharply reduced the number of component suppliers.



    Because of ever-increasing global competition, OEMs are continually upgrading their supplier policies. The OEMs are requiring suppliers to meet ever stricter standards of quality, overall cost reductions and increased support for up-front design, engineering and project management. These requirements are continually accelerating the trend toward consolidation of the OEMs' supplier base.



MANUFACTURING


    Unlike certain of its smaller competitors, SCSM has the equipment and versatility to produce virtually any automotive stamping product, carrying out substantially all phases of a project under one roof. SCSM produces approximately 150 products at its over 900,000 square foot modernized facility. Its principal products include tailgate and liftgate assemblies, door assemblies, hood assemblies, fender assemblies, wheelhouses, pillars, back panels, floor panels, deck lids, body side panels, roof outer panels and related parts. SCSM currently processes 8,000 tons of steel per month for 400 part numbers and currently ships between 45,000 and 50,000 pieces per day to its customers from 940 dies. SCSM currently utilizes between 55% and 65% of its production capacity in terms of equipment load. Volume fluctuations at SCSM are managed by use of overtime and temporary manpower. Management is pursuing new long-term commitments to utilize SCSM's available capacity.



    The major portion of tooling design, build and prototype for SCSM is performed by selected suppliers under close supervision. Die maintenance and engineering changes are completed in SCSM's own 60,000 square foot die room which houses approximately 60 tool and die makers. The tool room handles all die maintenance and engineering changes in-house, including all serious die trouble such as major breaks.



    CMC Kalamazoo also fabricates and assembles automotive products for those jobs whose end product must be delivered in the surrounding Midwest region, since transportation is a growing cost in this industry.



MARKETING AND CUSTOMERS


    The automotive segment focuses on the higher-growth light truck, sports utility vehicle and van segments of the market and currently supplies products primarily for GM. At the present time, Motors is supplying parts on the following GM vehicles: Suburban, Blazer, S-10 Blazer, Crew Cab, M Van (Astro and Safari), full-size G Van, CK Truck and J Car (Cavalier). The Company has been advised that GM plans to begin production of a four-door version of the full-size Blazer. SCSM has supplied the roof module and other parts for the two-door model for the past two years and is expecting to be GM's supplier of the roof module for the four-door version. The automotive segment also supplies parts for GM's services organization.



    Management has attempted to broaden its customer base. The effect of that effort is evidenced by the expansion of the customer base to include, among others, Freightliner Corp. and Saturn Corporation. In addition, the automotive segment recently signed a contract with Mercedes-Benz to produce parts for its new sports utility vehicle for which production is expected to begin in 1996 for the 1997 model year. Mercedes-Benz is providing the funding necessary for the tooling to produce these parts.



    Shipments of customer orders from both SCSM and CMC Kalamazoo are made on a daily or weekly basis as required by the customer. GM provides an estimated 13-week shipping forecast which is used for material and fabrication planning purposes. Nevertheless, changes in production by the customer may be reflected in increases or decreases of these forecasts.



    CMC Kalamazoo and SCSM are committed to customer satisfaction by producing parts and providing the necessary support systems to assure conformity to customer requirements. As evidence of success in these areas, SCSM has been awarded GM's "Mark of Excellence" Award.



VEHICULAR OPERATIONS
OVERVIEW



    The vehicular operations generated approximately 5% of the Company's revenues and 12% of the Company's total segment operating profit during the year ended December 31, 1993. Yellow Cab is the largest taxicab fleet owner in Chicago and as of March 31, 1994, owned approximately 2,370 or 44% of the approximately 5,400 medallions available in Chicago. Yellow Cab's primary business is the leasing of its medallions and vehicles to independent taxi operators through two programs: the owner-operator program and the daily lease program. The Company also provides a variety of other services to taxi drivers and non-affiliated medallion holders, including insurance coverage through Country and repair and maintenance services through Chicago AutoWerks.


THE OWNER-OPERATOR AND DAILY LEASE PROGRAMS


    Pursuant to Yellow Cab's owner-operator program, an independent, non-employee taxi operator leases from Yellow Cab a license and vehicle, with an option to purchase the vehicle beginning at the end of the second year. During the lease term (generally five years), Yellow Cab receives a weekly lease payment for the vehicle as well as a weekly fee to cover the use of Yellow Cab's license and other services provided by Yellow Cab and its affiliates, including use of its colors and tradename, liability insurance coverage, radio dispatch, repair and maintenance. Most operators also purchase the required collision insurance from Country. See "Business-Insurance Operations."



    Despite the name of the Yellow Cab "owner-operator program," taxi drivers participating in the program do not take ownership of the vehicles, unless they exercise their option to purchase the vehicle at the end of the initial lease term and, even when the operators take ownership of the vehicle, Yellow Cab retains ownership of the medallion, which is then transferred to a new vehicle. Nevertheless, owner-operators take responsibility for the maintenance and storage of their vehicles and are responsible for compliance with all Chicago and Yellow Cab regulations. Thus, Yellow Cab is relieved of these maintenance and repair costs as well as the cost of housing and storing this significant portion of its large fleet. As of March 31, 1994, approximately 65% of the Company's medallions were leased under the owner-operator program.



    The daily lease program allows drivers to lease a medallion and a vehicle for 12 hours, 24 hours, or for a weekend. All leases must be paid in advance. As Yellow Cab has increased its emphasis on the more profitable owner-operator program, its daily lease program has been used largely as a source and training operation for new owner-operators. Through a "new licensee introductory offer," those recipients of new chauffeurs' licenses who are at least 23 years old may lease a vehicle and a medallion from Yellow Cab at reduced rates for the first five days following their receipt of a license. Management believes that Yellow Cab holds a greater than 75% Share of the total "off-the-street" taxi leasing market in Chicago.


THE MEDALLIONS


    As of March 31, 1994, Yellow Cab owned approximately 2,370 of the roughly 5,400 medallions available in Chicago. In order to retain these licenses, the Company must comply with the regulations of Chapter 9-112 of the Municipal Code of Chicago (governing public passenger vehicles), including the payment of annual taxicab license fees, currently $500 per vehicle.



    Pursuant to a 1988 agreement with Chicago to settle various lawsuits, Yellow Cab is required to relinquish to Chicago and not renew 100 taxicab licenses on January 1 of each year through 1997 (the "Agreement"). In addition, the Agreement limits to 100 per year the number of new licenses that Chicago may add to the total outstanding through 1997, bringing the total number of available licenses to a maximum of 5,700 on December 31, 1997. At the required surrender rate, assuming no additional medallions are sold by Yellow Cab, Yellow Cab would hold approximately 2,070 medallions after January 1, 1997, or approximately 36% of the maximum total then-to-be outstanding.



    The scheduled decline in the number of licenses allowed to be held by Yellow Cab pursuant to the Agreement has had, and will continue to have, a negative effect on the revenue-generating capability of the taxi leasing operations. Although Yellow Cab has been able to offset these declines to some extent through increases in the average lease rates charged to its customers, in December 1993, Chicago passed an ordinance which gives the Commissioner of Consumer Services broad powers to set maximum lease rates. See "-- Regulatory Issues." The Company has also sought to increase its vehicular operations' revenues by offering ancillary services to the increasing number of unaffiliated taxi cab drivers through Chicago AutoWerks. At the same time, as the number of medallions held by Yellow Cab declines, Yellow Cab will require fewer new vehicles to support its taxi leasing operations and, consequently, a lower level of capital spending.



    The Agreement has also had the effect of allowing the Company to sell licenses in the open market for the first time since 1982. In 1993 and the first quarter of 1994, the Company sold 73 and 4 medallions, respectively, at an average price of $38,000 each, a historical high. Although the value of Yellow Cab's fleet of vehicles is reflected on the Company's balance sheet, the significant value of its medallions is not.


THE VEHICLE FLEET


    Under Chicago regulations, no medallion holder may operate a vehicle older than seven model years. Each year, Yellow Cab orders new vehicles to replace those that are expected to be removed from service during the next year. Yellow Cab has given increased emphasis to selling its older used cars during the past several years. Recent efforts have included a program of increased advertising and marketing, and the development of this segment of business beyond the immediate region. At March 31, 1994, Yellow Cab owned approximately 2,370 vehicles at a net book value of $14.0 million (net of depreciation of $19.4 million).

MAINTENANCE, REPAIR AND PARTS SALES

    Chicago AutoWerks provides preventive and other maintenance services, primarily to Yellow Cab and non-affiliated taxi drivers, and also, as a licensed full-line auto repair shop, to the public. Chicago AutoWerks maintains a body shop at which major repairs can be made. As an authorized Chevrolet and Ford warrantor, Chicago AutoWerks also repairs those manufacturers' vehicles that are under warranty and bills the manufacturers directly.



    Chicago AutoWerks serves the dispatching needs of Yellow Cab and non-affiliated drivers, maintains the radios in their taxicabs and supplies emergency radio services they require. Chicago AutoWerks also sells automotive parts.

COMPETITION

    Although Yellow Cab is the largest provider of taxicab related services in Chicago, it faces competition from a number of other medallion owners who lease medallions and vehicles to independent operators. The most significant of these competitors are Flash Cab Company and American United Cab Association. Yellow Cab management believes that each of these competitors owns approximately 150 to 200 medallions although each competitor operates under a variety of individual cab service names and logos.


LIABILITY INSURANCE

    Yellow Cab currently maintains liability insurance coverage for losses of up to $350,000 per occurrence as well as an "excess layer" of coverage for losses over $600,000 and up to $29,000,000. The initial $350,000 layer of insurance is issued by Country. See "Business-Insurance Operations." During several periods in the past, Yellow Cab did not maintain the level of coverage that Yellow Cab currently maintains. As a result, there were, as of March 31, 1994, eight outstanding claims against Yellow Cab for which it is not fully covered by third-party insurance. As of that date, Yellow Cab maintained balance sheet reserves totalling approximately $2,650,000 for these claims. Management believes that these reserves will be sufficient to cover its outstanding claims.


REGULATORY ISSUES

    Yellow Cab's operations are regulated extensively by the Department of Consumer Services of Chicago which regulates Chicago taxicab operations with regard to certain requirements including vehicle maintenance, insurance and inspections, among others. The City Council of Chicago has authority for setting taxicab rates of fare. Effective January 18, 1994, rates of fare paid by passengers increased by 10%. However, lessors had the right to increase, until May 1, 1994, the rates paid by lessee drivers by not more than 2.8% of the lease rate in effect on December 1, 1993. After May 1, 1994, lessors may not charge more than the rates prescribed by the Commissioner (which, in certain categories, are less than the rates currently charged by Yellow Cab) without the consent of the City of Chicago. The rates in effect on May 1, 1994, including the 2.8% increase, may remain in effect pending a petition and appeal for a higher rate. Yellow Cab increased its rates by the maximum allowed 2.8% prior to May 1, 1994 and has filed, in a timely manner, a petition to increase its rates still further. Yellow Cab intends to pursue that proposal to final hearing.

ENVIRONMENTAL ISSUES

    Yellow Cab owns eleven parcels of real estate, all situated in Chicago. Some of these sites have previously been used for the storage and servicing of taxicabs and some of the sites continue to be so used. These sites, therefore, involve gasoline and oil underground storage tanks which may create a hazardous waste product if the tanks on any parcel now leak or have in the past leaked.



    Yellow Cab has registered in accordance with law all of its underground tanks with the Office of the State Fire Marshall for the State of Illinois and has secured site assessments from environmental engineers and consultants concerning the nature and extent of any hazardous discharge. Under the Illinois Underground Storage Tank Fund Law, virtually all clean-up costs associated with leaking tanks are covered by a guaranty fund, which is administered by the Illinois Environmental Protection Agency and reimburses these costs except for the first $10,000 per site. Even assuming reimbursement is denied or unavailable from this guaranty fund, the Company believes that the liability for clean-up expenses on sites which have not already been cleaned up will not be material.

INSURANCE OPERATIONS

    Country generated approximately 3% of the Company's revenues and an aggregate of $3.9 million of pre-tax income, comprising approximately $2.0 million of segment operating loss and approximately $5.9 million of portfolio interest income, during the year ended December 31, 1993. During 1993, 67% of Country's total premium revenue was attributable to non-affiliated property/casualty lines, primarily worker's compensation, commercial automobile and commercial multiple peril. The remainder of Country's premium revenues was attributable to affiliated taxi liability, collision and worker's compensation insurance in the State of Illinois. Through its longstanding relationship with Yellow Cab, Country has developed a comprehensive understanding of the associated risks of taxicab insurance underwriting and presently is one of the few voluntary providers of such insurance. Country's strategy is to expand its non-affiliated personal and commercial/casualty property lines by entering new markets including Southern Illinois and the states surrounding Illinois while maintaining its affiliated taxi liability and collision business. Country is currently rated "A" by A.M. Best.



    The taxicab liability coverage which Country writes carries a $350,000 limit of liability for each occurrence. In addition, Country makes collision insurance available to licensees and owner-operators at premium rates which are comparable to the rates charged by competitors for equivalent coverage. Country also writes full lines of commercial and personal property and casualty insurance for risks located in Chicago and the surrounding metropolitan area. With the exception of a specialty public transportation program, which program policies are reinsured for amounts above $350,000, all non-affiliate policies are reinsured for amounts above $150,000.



    During 1993, new management was brought into Country to review and manage its lines of business with a view to dropping or reducing its exposure in certain lines and expanding Country's operations within its geographic region. Country intends to limit its exposure by not writing in excess of two-and-a-half times the amount of its statutory surplus, which the Company believes to be a conservative approach.



    Country is domiciled in the State of Illinois and is a licensed carrier in Michigan as well as being admitted as an excess and surplus lines carrier in 36 other states. Country has commenced expansion of its business in Southern Illinois by contracting with established agencies in Peoria, Decatur and Champaign, Illinois and intends to emphasize personal lines of insurance, such as homeowners, multiple peril and automobile liability and collision. Country is also applying for licenses in other states, such as Wisconsin and Indiana. To the best of management's knowledge, Country is in compliance with all applicable statutory requirements and regulations.



INFORMATION CONCERNING BUSINESS SEGMENTS


    Certain financial data with respect to the Company's business segments appear in Note N of Notes to Consolidated Financial Statements -- December 31, 1993 and are incorporated herein by reference.


EMPLOYEES AND LABOR RELATIONS


    As of December 31, 1993, the Company employed a total of approximately 5,055 people. The table below details the number of persons employed as of that date in each of the Company's business segments:


                                                                                                        ADMINISTRATIVE
                                                                                           HOURLY        AND EXECUTIVE
                                                                                         -----------  -------------------
Trailer Manufacturing Operations.......................................................       3,265              546
Automotive Products Operations.........................................................         697              142
Vehicular Operations...................................................................         228               21
Insurance Operations...................................................................           8              148


    Approximately 295 employees in the Company's trailer manufacturing operations, 286 in the Company's automotive products operations, and 63 in the Company's vehicular operations are covered by collective bargaining agreements. During 1993, Checker L.P. entered into a new contract with the Allied Industrial Workers of America, AFL-CIO, Local 682 in Kalamazoo, Michigan, currently known as Local Union No. 7682 of The United Paperworkers International Union, AFL-CIO, which expires in May 1996. Checker L.P. is party to a contract with D.U.O.C. Local 777, a division of National Production Workers of Chicago and Vicinity, Local 777, which expires in November 1995. During 1993, Great Dane Trailers Tennessee, Inc., a subsidiary of Great Dane, negotiated a new contract (expiring in January 1996) with Talbot Lodge No. 61 of the International Association of Machinists and Aerospace Workers. In general, the Company believes its relationship with its employees to be satisfactory. Although there have been attempts to unionize various of the Company's divisions in the past few years, including SCSM and the Great Dane plant in Brazil, Indiana, such attempts have, to date, been unsuccessful.


PROPERTIES


    The Company currently maintains its principal executive offices at Checker L.P.'s facility in Kalamazoo, Michigan.


    The location and general description of the principal properties owned or leased by the Company are as follows:

                                                                                                OWNED OR LEASED;
                                                                                                   IF LEASED,
LOCATION                              TYPE OF FACILITY          AREA/FACILITY SQUARE FOOTAGE    EXPIRATION YEAR
- -----------------------------  -------------------------------  -----------------------------  ------------------
TRAILER MANUFACTURING
 OPERATIONS:

Savannah, Georgia............  Manufacturing Plant and Office   61 acres/455,000 sq. ft.             Owned
Brazil, Indiana..............  Manufacturing Plant and Office   80 acres/564,000 sq. ft.             Owned
Memphis, Tennessee...........  Manufacturing Plant              8 acres/107,000 sq. ft.           Leased; 2003
                                                                3.5 acres/13,000 sq. ft.             Owned
Wayne, Nebraska..............  Manufacturing Plant and Office   35 acres/179,000 sq. ft.             Owned
14 Locations in 10 States....  Sales and Service Branches       98 acres/303,000 sq. ft.             Owned
15 Locations in 10 States....  Sales and Service Branches       34 acres/218,000 sq. ft.        Leases expiring
                                                                                                  1994 to 2015
AUTOMOTIVE PRODUCTS OPERATIONS:

Kalamazoo, Michigan..........  Manufacturing Plant and Office   71 acres/750,000 sq. ft.             Owned
South Charleston,              Manufacturing Plant and Office   922,000 sq. ft.                   Leased; 2028
 West Virginia...............
VEHICULAR OPERATIONS:

Chicago, Illinois (13          Garages, Parking Lots and        735,000 sq. ft.                     11 Owned
 Locations)..................   Offices
INSURANCE OPERATIONS:

Chicago, Illinois (3           Offices/Storage Facility         33,000 sq. ft.                  Leased; 1995 to
 Locations)..................                                                                         2002


    The principal facilities owned by the Company and its subsidiaries are considered by the Company to be well maintained, in good condition and suitable for their intended use.

LEGAL PROCEEDINGS

EXECUTIVE LIFE LITIGATION


    By order of the Superior Court of Los Angeles County on April 11, 1991, Case No. B5-006-912 (the "California Order"), the California State Insurance Commissioner was appointed Conservator for ELIC, a limited partner in Checker L.P. By letter dated May 20, 1991, Motors and Checker L.P. advised ELIC and the Conservator that the appointment of the Conservator pursuant to the California Order constituted an "Event of Default" under the Partnership Agreement, and that, therefore, ELIC's rights under the Partnership Agreement and interest in Checker L.P. were altered. More specifically, Motors and Checker L.P. asserted that ELIC's rights, as of April 11, 1991, were limited to the right to receive a payout of its capital account, calculated as of that date, in quarterly installments over approximately a 23-year period. On June 28, 1991, the Conservator notified Motors and Checker L.P. that he did not accept the position set forth in the May 20 letter and that, in his view, ELIC's status as a limited partner had not been altered.



    The Company and the Conservator have been in litigation for almost three years, each seeking, among other things, a declaration of its rights under the Partnership Agreement. The Company and the Conservator have agreed in principle to settle the litigation. Pursuant to the settlement, the Company will redeem ELIC's interest in Checker L.P. for $37.0 million, to be paid upon consummation of the Offering. In addition, under certain circumstances, if all or substantially all of the assets of Checker L.P. are sold within five years of the consummation of the Minority Interest Redemption, ELIC may be entitled to receive a payment equal to the positive difference between (x) the distribution ELIC would have received upon liquidation of Checker L.P. as a result of such transaction, calculated in accordance with the provisions of the Partnership Agreement as if it had continued to hold its partnership interest, and (y) the future value of $37.0 million calculated at 15% per annum from the date of the Minority Interest Redemption to the date of such transaction.


BOEING LITIGATION


    On February 8, 1989, the Boeing Company ("Boeing") filed a lawsuit naming the Company, together with three prior subsidiaries of the Company, as defendants in Case No. CV89-119MA, United States District Court for the District of Oregon. In that lawsuit, Boeing sought damages and declaratory relief for past and future costs resulting from alleged groundwater contamination at a location in Gresham, Oregon, where the three prior subsidiaries of the Company formerly conducted business operations. On December 22, 1993, the Company entered into a settlement with Boeing, settling all claims asserted by Boeing in the lawsuit. Pursuant to the settlement terms, the Company will pay Boeing $12.5 million over the course of five years, at least $5 million of which is being provided by certain insurance companies. In accordance with the settlement agreement, Boeing's claims against the Company and the three former subsidiaries have been dismissed and Boeing has released and indemnified the Company with respect to certain claims. The Company established a reserve of $7.5 million in 1993 in connection with this matter.


CERTAIN ENVIRONMENTAL MATTERS

    Within the past five years, Great Dane and Motors have entered into certain consent decrees with federal and state governments relating to the cleanup of waste materials. The aggregate obligations of Great Dane and Motors pursuant to these consent decrees are not material.


    In May 1988, the Company sold all of the stock of its subsidiaries, Datron Systems, Inc. and All American Industries, Inc., and in connection therewith agreed to indemnify the purchaser for, among other things, certain potential environmental liabilities. The purchaser asserted various claims for indemnification and had commenced litigation in Connecticut with respect to alleged contamination at a manufacturing facility owned by a former second-tier subsidiary. The court denied one of the purchaser's claims and dismissed another with prejudice. The balance of the claims for reimbursement of monitoring and clean up costs were dismissed without prejudice. The Company and the purchaser have resolved their relative responsibilities for all claims for cleanup and monitoring costs at the facility through April 1993. The Company has agreed to pay $350,000 in complete payment of all bills submitted for work completed prior to that time. The Company and the purchaser are continuing to discuss their relative responsibilities for monitoring costs after that time. The Company does not believe that its obligations will be material. The purchaser has also put the Company on notice of certain other alleged environmental and other matters for which it intends to seek indemnification as costs are incurred. The Company does not believe that its obligations, if any, to pay these claims will be material.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth the name, age and principal position of each of the executive officers and directors of the Company as of March 31, 1994:


NAME                                                                AGE                     POSITION
- --------------------------------------------------------------  -----------  --------------------------------------
David R. Markin...............................................          63   President, Chief Executive Officer and
                                                                             Director
Allan R. Tessler..............................................          57   Chairman of the Board
Martin L. Solomon.............................................          57   Vice Chairman and Secretary
Wilmer J. Thomas, Jr..........................................          67   Vice Chairman
Jay H. Harris.................................................          57   Executive Vice President and Chief
                                                                             Operating Officer
Marlan R. Smith...............................................          50   Treasurer
Kevin J. Hanley...............................................          38   Controller
Willard R. Hildebrand.........................................          54   President and Chief Executive Officer
                                                                             of Great Dane
Larry D. Temple...............................................          47   Group Vice President of Motors
Jeffrey M. Feldman............................................          43   President of Yellow Cab

BIOGRAPHICAL INFORMATION


    David R. Markin, President and Chief Executive Officer of the Company since January 11, 1989, has been President and Chief Executive Officer of Motors since 1970. Mr. Markin serves on the Boards of Directors of Jackpot Enterprises, Inc., an operator of gaming machines, Enhance Financial Services Group Inc., a reinsurance company, and Data Broadcasting Corporation, a provider of market data services to the investment community.



    Allan R. Tessler, Chairman of the Board of the Company since January 11, 1989, is also Chairman of the Boards of Directors of International Financial Group, Inc., a merchant banking firm ("IFG"), Enhance Financial Services Group Inc., a reinsurance company, and Allis-Chalmers Corporation, a manufacturer of miscellaneous fabricated textile products ("Allis-Chalmers"), and is Chief Executive Officer of IFG since 1987 and of Allis-Chalmers since 1994. Mr. Tessler serves on the Boards of Directors of Jackpot Enterprises, Inc., an operator of gaming machines, and The Limited, Inc., a manufacturer and retailer of apparel. Mr. Tessler is also an attorney and from 1976 through 1988, he was a member of the Executive Committee of the law firm of Shea & Gould; from 1989 through March 1, 1993, he was of counsel to that firm. Beginning in 1990, Mr. Tessler and another person were retained by Infotechnology, Inc. and Financial News Network Inc. as a restructuring team and to serve as Co-Chief Executive Officers during the restructuring of those companies. As part of the plan implemented by the restructuring team, those companies were placed in bankruptcy, from which they emerged in 1992 as Data Broadcasting Corporation, a provider of market data services to the investment community. Mr. Tessler continues to serve as Co-Chairman of the Board and Co-Chief Executive Officer of the restructured company.


    Martin L. Solomon, Vice Chairman and Secretary of the Company since January 11, 1989, is a private investor. Mr. Solomon was employed as a securities and portfolio analyst at Steinhardt Partners, an investment firm, from 1985 through 1987. From 1988 through September 1990, he was the Managing Partner and Director at Value Equity Associates I, Limited Partnership, an investment firm. Mr. Solomon serves on the Board of Directors of Xtra Corporation, a truck leasing company.


    Wilmer J. Thomas, Jr., Vice Chairman of the Company since January 11, 1989, is a private investor. Mr. Thomas served as Treasurer of the Company from January 1989 to January 1994. Mr. Thomas serves on the Boards of Directors of Moore Medical Corp., a pharmaceutical and surgical supply company, Oak Hills Sportswear Corp., a clothing company, and RCL Capital Corp., a development stage company whose business objective is to acquire an operating business.


    The executive officers of the Registrant, in addition to Messrs. Markin, Tessler, Solomon and Thomas, are:

    Jay H. Harris has been Executive Vice President and Chief Operating Officer of the Company for more than the past five years and a Vice President of Motors since May 1991. Mr. Harris was a director of the Company from 1978 until January 11, 1989.

    Marlan R. Smith has been Treasurer of the Company since January 1994 and Vice President and Treasurer of Motors since March 1988. Prior to being elected Treasurer of the Company, he served as Assistant Treasurer since January 1989.


    Kevin J. Hanley, age 38, has been Controller of the Company since January 1994 and Secretary and Controller of Motors since December 1989. For more than five years prior thereto, Mr. Hanley served as a senior manager with Ernst & Young.


    Willard R. Hildebrand, was elected as President and Chief Executive Officer of Great Dane effective January 1, 1992. Mr. Hildebrand had served as President and Chief Operating Officer of Fiatallis North America, Inc., a manufacturer of heavy construction and agricultural equipment, for more than five years prior thereto.

    Larry D. Temple, has been Group Vice President of Motors since September 1989. Mr. Temple served as Vice President of Manufacturing from 1988 to 1989 and, prior thereto, as Assistant Vice President of Manufacturing.


    Jeffrey M. Feldman has been President of Yellow Cab since 1983 and Vice President of Motors since January 1988.


    All directors of the Company hold office until the next annual meeting of stockholders of the Company or until their successors are elected and qualified. The Company's officers are elected annually by the Board and hold office until their successors are qualified and chosen.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    Each of Messrs. Markin, Solomon, Tessler and Thomas is an executive officer of the Company and participates, as a director, in the deliberations concerning executive officer compensation. During 1993, Mr. Markin served on the compensation committee of Enhance Financial Services Group Inc. and Data Broadcasting Corporation and Mr. Tessler served as an executive officer of each of these companies.



    As of December 31, 1993, Country holds $0.9 million principal amount of Enhance Financial Services Group Inc., 7% Notes due December 1, 1996, of which company Mr. Markin is a director.


    During 1993, 1992 and 1991, the Company used, on a month-to-month basis, an airplane owned by a corporation of which Mr. Tessler is the sole shareholder. The Company paid $60,000 per month for such use.


    Each of Messrs. Markin, Solomon, Tessler and Thomas provides consulting services to Yellow Cab and each receives for such services (commencing in January 1988) $10,000 per month. Messrs. Solomon, Tessler and Thomas also provide consulting services (a) to Motors for which they each receive monthly fees of $5,000 (commencing in January 1988) and (b) to Country for which they each received monthly fees of approximately $18,300 in each of 1993, 1992 and 1991. Mr. Markin serves as a consultant to

Chicago AutoWerks, a division of Checker L.P., for which he receives monthly fees of approximately $1,200 (commencing in January 1988), and to Country, for which he receives monthly fees of approximately $4,600.

    During 1991, 1992, and until March 1, 1993, Mr. Tessler was of counsel to Shea & Gould, a law firm retained by the Company for certain matters.

    Frances Tessler, the wife of Allan R. Tessler, is employed by Smith Barney Shearson which executes trades for Country's investment portfolio. During 1993 and 1992, Mrs. Tessler received for her services approximately $78,000 and $69,000, respectively, of the commissions paid to Smith Barney Shearson.


    On September 24, 1992, American Country Financial Services Corp. ("AFSC"), a subsidiary of Country, purchased from The Mid City National Bank of Chicago the promissory note dated July 30, 1992, made by King Cars, Inc. ("King Cars") in the principal amount of $381,500 plus accrued interest in the amount of $3,560. The note, which has been renewed several times, had outstanding principal and accrued interest as of March 31, 1994 of approximately $423,000 and matures in December 1994. King Cars is owned by Messrs. Markin, Tessler, Solomon, Thomas and Feldman. King Cars is a party to an agreement dated December 15, 1992, with Yellow Cab pursuant to which Yellow Cab purchases from King Cars display frames for installation in its taxicabs and King Cars furnishes Yellow Cab advertising copy for insertion into the frames. King Cars receives such advertising copy as an agent in Chicago for an unrelated company which is in the business of selling and arranging for local and national advertising. Of the revenues generated from such advertising, 30% will be retained by King Cars and the balance will be delivered to Yellow Cab until such time as Yellow Cab has recovered costs advanced by it for the installation of advertising frames in 500 of its taxicabs (approximately $78,000). The terms to Yellow Cab are the same or more favorable than those offered by King Cars to unrelated third parties.



    Each of Messrs. Markin, Solomon, Tessler and Thomas received interest payments of $704,795 in 1993, $733,356 in 1992 and $897,637 in 1991 pursuant to the terms of the Existing Notes held by them (See Note G of the Notes to Consolidated Financial Statements -- December 31, 1993).

COMPENSATION

    The following table sets forth the 1993 annual compensation for the Company's Chief Executive Officer and the five highest paid executive officers, as well as the total compensation paid to each individual for the Company's two previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                     OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR        SALARY         BONUS      COMPENSATION     COMPENSATION
- -------------------------------------------  ---------  -------------  -----------  ---------------  ---------------
David R. Markin, ..........................       1993  $   1,230,000  $   250,000   $   246,519(1)    $   2,249(4)
 President, Chief Executive                       1992      1,230,000      150,000       239,594(1)        2,182(4)
 Officer and Director                             1991      1,230,000            0       258,072(1)          915(4)
Jay H. Harris, ............................       1993        350,000      250,000             0           2,249(4)
 Executive Vice President and                     1992        326,016      125,000             0           2,182(4)
 Chief Operating Officer                          1991        302,032       50,000             0             915(4)
Jeffrey M. Feldman, .......................       1993        210,000      150,000        85,008(2)        2,249(4)
 President of Yellow Cab                          1992        186,667      150,000        77,755(2)        2,182(4)
                                                  1991        138,906      150,000        53,328(2)          659(4)
Martin L. Solomon, ........................       1993              0            0       400,000(3)            0
 Vice Chairman and Secretary                      1992              0            0       400,000(3)            0
                                                  1991              0            0       405,000(3)            0
Allan R. Tessler, .........................       1993              0            0       400,000(3)            0
 Chairman of the Board                            1992              0            0       400,000(3)            0
                                                  1991              0            0       405,000(3)            0
Wilmer J. Thomas, Jr., ....................       1993              0            0       400,000(3)            0
 Vice Chairman                                    1992              0            0       400,000(3)            0
                                                  1991              0            0       405,000(3)            0

- --------------

(1) Other compensation
     for Mr. Markin includes:     1993      1992      1991
                                --------  --------  --------
     Consulting Fees..........  $190,000  $190,000  $195,000
      Life Insurance..........    41,027    37,023    40,527
      Automobile..............     8,125     5,100    15,400
      Club dues...............     7,367     7,471     7,145
                                --------  --------  --------
                                $246,519  $239,594  $258,072
                                --------  --------  --------
                                --------  --------  --------

(2) Other compensation
     for Mr. Feldman includes:          1993       1992       1991
                                      ---------  ---------  ---------
     Consulting Fees................  $  57,000  $  57,000  $  40,000
      Life Insurance................     11,253     10,739      7,861
      Automobile....................      1,748      1,537      1,481
      Club dues.....................     15,007      8,479      3,986
                                      ---------  ---------  ---------
                                      $  85,008  $  77,755  $  53,328
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------
(3) Consulting fees.
(4) Matching contributions under the Partnership 401(k) plan.

EMPLOYMENT AGREEMENTS


    Checker L.P., as the assignee of Motors, is party to an Amended and Restated Employment Agreement dated as of November 1, 1985, as further amended, with David R. Markin pursuant to which Mr. Markin is to serve as President, Chief Executive Officer and Chief Operating Officer of Checker L.P. until April 30, 1996, subject to extension (the "Termination Date"), at a minimum salary of $600,000 per annum, together with the payment of certain insurance premiums, the value of which have been included in the Summary Compensation Table above. The beneficiaries of these insurance policies are designated by Mr. Markin. Mr. Markin continues to be eligible to participate in profit sharing, pension or other bonus plans of Checker L.P. Pursuant to the Amended and Restated Employment Agreement, in the event of Mr. Markin's death, Checker L.P. shall pay Mr. Markin's estate the compensation which would otherwise be payable to him for the period ending on the last day of the month in which death occurs. In addition, Checker L.P. shall pay to Mr. Markin's beneficiaries deferred compensation from the date of his death through the Termination Date in an annual amount equal to one-third of his base salary at the date of his death. In the event of termination of the Amended and Restated Employment Agreement for any reason other than cause, disability or death, Mr. Markin shall continue to serve as a consultant to Checker L.P. for a period of five years, for which he shall receive additional compensation in the amount of $50,000 per annum. Checker L.P. has agreed to indemnify Mr. Markin from certain liabilities arising out of his service to Checker L.P., except for liabilities resulting from his gross negligence or willful misconduct. Effective January 1, 1994, Mr. Markin and the Company memorialized in writing their agreement, pursuant to which Mr. Markin has been compensated by the Company since January 11, 1989, on substantially the same terms as are set forth above.



    The Company entered into an employment agreement as of July 1, 1992, with Jay H. Harris pursuant to which Mr. Harris serves as Executive Vice President and Chief Operating Officer of the Company until June 30, 1994, subject to extension, at a minimum salary of $350,000 per annum, an incentive bonus to be determined by the Board of Directors, and such other fringe benefits and plans as are available to other executives of the Company. Upon the happening of certain events, including a change in control (as defined therein) of ICC or retirement after June 30, 1994, Mr. Harris is entitled to compensation in an amount equal to the greater of (a) five percent of the increase in the Company's retained earnings, subject to certain adjustments, during the period commencing on March 31, 1992, and ending on the last day of the month preceding the event which triggers the payment (the "Termination Payment") and (b) 2.99 times his then base salary. If Mr. Harris were to leave the Company before July 1, 1994, or if he were to die or become disabled, he or his estate would receive the greater of (a) one year's base compensation or (b) the Termination Payment. Payments in either case would be made over a period of time, the length of which would be dependent on the amount due to Mr. Harris. Mr. Harris has agreed to serve as a consultant to the Company during the first year after termination for no compensation beyond his expenses incurred in connection with rendering such services. The Company has agreed to indemnify Mr. Harris for certain liabilities to the full extent allowed by law. Motors has guaranteed the Company's obligations.



    Checker L.P. is party to an Amended and Restated Employment Agreement dated as of June 1, 1992, with Jeffrey Feldman pursuant to which Mr. Feldman serves as President of the vehicular operations segment until February 1, 1996, subject to extension (the "Termination Date"), at a minimum salary of $200,000 per annum, together with the payment of certain insurance premiums, the value of which have been included in the Summary Compensation Table above. The beneficiaries of these insurance policies are designated by Mr. Feldman. Mr. Feldman is eligible to participate in profit sharing, pension or other bonus plans implemented by the vehicular operations segment.Pursuant to the Amended and Restated Employment Agreement, in the event of Mr. Feldman's death, Checker L.P. shall pay Mr. Feldman's estate the amount of compensation which would otherwise be payable to him for the period ending on the last day of the month in which death occurs. In addition, Checker L.P. shall pay to Mr. Feldman's estate deferred compensation from the date of his death to the Termination Date in an annual amount equal to one-third of his base salary at the date of his death. In the event of the termination of the Amended and Restated Employment for any reason other than cause, disability or death, Mr. Feldman shall continue to serve as a consultant to Checker L.P. for a period of five years (if terminated by Mr. Feldman) or seven years (if terminated by Checker L.P.), for which he shall receive compensation in the amount of $75,000 per annum. Checker L.P. has agreed to indemnify Mr. Feldman from certain liabilities, except for those resulting from his gross negligence or willful misconduct.



    Great Dane is party to a letter agreement with Willard R. Hildebrand pursuant to which Mr. Hildebrand serves as President and Chief Executive Officer of Great Dane at a starting base salary of $15,833.33 per month ($190,000 annualized), plus incentive compensation and certain other benefits. In the event of a change of control of Great Dane, prior to November 4, 1994 and the subsequent termination of his agreement, Mr. Hildebrand would be entitled to payment of up to three years of his salary less amounts received as of the date of termination, but in no event less than six months' salary. Mr. Hildebrand's current annual salary is $275,000.


COMPENSATION PURSUANT TO PLANS

    GREAT DANE PENSION PLAN

    Great Dane has in effect a defined benefit employee pension plan entitled Retirement Plan For Great Dane Trailers, Inc. (the "Retirement Plan") covering substantially all of its employees. Pension benefits are subject to limitations imposed by the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, with respect to the annual amount of benefits provided by employer contributions.

    Effective as of July 1, 1988, the assets and the liabilities attributable to active and former employees under the Amended and Restated International Controls Corp. Pension Plan as of June 30, 1988 were transferred to the Retirement Plan and the Company adopted the Retirement Plan for the benefit of its employees. With respect to benefits accruing after June 30, 1984, to a participant who was a participant under the Amended and Restated International Controls Corp. Pension Plan as of June 30, 1988, the following table shows the estimated annual benefits payable upon retirement at age 65 under the plan to specified average annual compensation and years of benefit service classifications. The following amounts would be reduced by a Social Security offset:

                                                                       YEARS OF BENEFIT SERVICE
                                                      -----------------------------------------------------------
AVERAGE ANNUAL COMPENSATION                               1          5          10           15           20
- ----------------------------------------------------  ---------  ---------  -----------  -----------  -----------
$100,000............................................  $   2,000  $  10,000  $    20,000  $   30,000   $   40,000
 150,000............................................      3,000     15,000       30,000      45,000       60,000
 200,000............................................      4,000     20,000       40,000      60,000       80,000
 250,000............................................      5,000     25,000       50,000      75,000      100,000
 300,000............................................      5,000     25,000       60,000      90,000      115,641*
 400,000............................................      5,000     25,000       80,000     115,641*     115,641*
 500,000............................................      5,000     25,000      100,000     115,641*     115,641*

- --------------
*   Maximum permitted in 1993

Mr. Harris has an aggregate of 24 years of benefit service under the Retirement Plan (8 years) and the Amended and Restated International Controls Corp. Pension Plan (16 years) and will receive benefits of approximately $74,000 per year at age 65.

    PARTNERSHIP PENSION AND EXCESS BENEFIT PLANS

    Checker L.P. maintains a defined benefit employee pension plan entitled Checker Motors Pension Plan (the "Pension Plan") covering substantially all of its non-union employees, and, effective January 1, 1992, the employees of the Company.

    Checker L.P. also maintains the Checker Motors Co., L.P. Excess Benefit Retirement Plan (the "Excess Benefit Plan"). An employee of Checker L.P. will become a participant in the Excess Benefit Plan if the benefits which would be payable under the Pension Plan are not fully provided thereunder because of the annual maximum benefit limitations of Section 415 of the Internal Revenue Code of 1986, as amended. The amount that the participant is entitled to receive under the Excess Benefit Plan is an amount equal to the amount that would have been payable under the Pension Plan if Section 415 did not apply, minus the amount that is actually payable under the Pension Plan. At the present time, David R. Markin and Jeffrey M. Feldman are the only individuals named above who would receive benefits under the Excess Benefit Plan. Considered compensation under the Excess Benefit Plan is limited to $300,000.

    Set forth below are the estimated annual benefits for participants in the Pension Plan (including benefits payable under the Excess Benefit Plan) who have been employed by Checker L.P. and its predecessors for the indicated number of years prior to retirement, assuming retirement at age 65 in 1993:

                                                      ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
                                                     -----------------------------------------------------------
AVERAGE COMPENSATION (AS DEFINED IN PLAN)               10         20          30           40           45
- ---------------------------------------------------  ---------  ---------  -----------  -----------  -----------
$100,000...........................................  $  13,950  $  28,756  $    47,024  $    66,159  $    75,870
 150,000...........................................     21,450     46,256       74,524      103,659      118,370
 200,000...........................................     28,950     63,756      102,024      141,159      160,870
 250,000...........................................     36,450     81,256      129,524      178,659      203,370
 300,000...........................................     43,950     98,756      157,024      216,159      245,870
 400,000...........................................     43,950     98,756      157,024      216,159      245,870
 500,000...........................................     43,950     98,756      157,024      216,159      245,870

    The above benefit projections were prepared on the assumption that the participant made participant contributions to the Pension Plan for all years in which he was eligible to contribute, and that Social Security covered compensation is $1,750. The benefit projection would be reduced by a Social Security offset.

    For those executive officers named above, the following are credited years of service under the Pension and Excess Benefit Plans and 1993 salary covered by the Pension Plan:

                                                   CREDITED YEARS OF    EXPECTED CREDITED YEARS OF    1993 SALARY COVERED
                                                        SERVICE                SERVICE AT 65            BY PENSION PLAN
                                                  -------------------  -----------------------------  --------------------
David R. Markin.................................              39                        41                $    235,840
Jay H. Harris...................................               2                        10                     235,840
Jeffrey M. Feldman..............................              15                        37                     235,840

SALARY CONTINUATION PLAN

    Motors entered into Stated Benefit Salary Continuation Agreements (the "Agreements") with certain officers and employees (the "Salary Plan") pursuant to which such participants will receive benefits upon attaining age 65 (or their beneficiaries will receive benefits upon their death prior to or within 120 months after such executives or employees attain age 65). Motors' obligations pursuant to the Salary Plan were assumed by Checker L.P. in 1986.

    For those executive officers named above, the following table sets forth the benefits payable pursuant to the Salary Plan:

                                                                             ANNUAL SURVIVOR
                                            ANNUAL BENEFIT                   BENEFIT PAYABLE         TOTAL
                                             PAYABLE UPON    TOTAL BENEFIT   UPON DEATH PRIOR    SURVIVORSHIP
                                             ATTAINING AGE    PAYABLE OVER   TO ATTAINING AGE   BENEFIT PAYABLE
                                                  65           THE YEARS            65         OVER THREE YEARS
                                            ---------------  --------------  ----------------  -----------------
David R. Markin...........................    $   240,000     $  2,400,000     $    368,000      $   1,104,000
Jeffrey M. Feldman........................    $    19,950     $    199,500     $     79,800      $     239,400

COMPENSATION OF DIRECTORS

    The directors did not receive any fees for their services as directors in 1993. See "Compensation Committee Interlocks and Insider Participation."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    Jeffrey M. Feldman is the nephew of David R. Markin.



    Checker L.P. has borrowed $2.5 million from Country, which loan is secured by certain of Checker L.P.'s property.


    See also "Compensation Committee Interlocks and Insider Participation."


                           OWNERSHIP OF COMMON STOCK


    The Common Stock, which is the only class of stock of the Company, is owned as follows:

                                NO. OF SHARES OF COMMON
                                  STOCK OF RECORD AND    PERCENT OF
NAME                              BENEFICIALLY OWNED       CLASS
- ------------------------------  -----------------------  ----------
David R. Markin...............          2,936,927.5           32.5
Martin L. Solomon.............          2,033,257.5           22.5
Allan R. Tessler..............          2,033,257.5           22.5
Wilmer J. Thomas, Jr..........          2,033,257.5           22.5
                                                             -----
                                                             100.0%
                                                             -----
                                                             -----

The address of each of the shareholders is c/o International Controls Corp., 2016 North Pitcher Street, Kalamazoo, Michigan 49007.

                       DESCRIPTION OF NEW CREDIT FACILITY

GENERAL


    The following is a summary of the anticipated material terms and conditions of the New Credit Facility. This summary does not purport to be a complete description of the New Credit Facility and is subject to the detailed provisions of the Loan and Security Agreement (the "Loan Agreement") and the various related documents to be entered into in connection with the New Credit Facility. A draft copy of the Loan Agreement will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The completion of the Offering is subject to the simultaneous consummation of the New Credit Facility.



    Concurrently with the issuance of the Notes, the Company and the Co-Obligors (Motors, Great Dane, Checker L.P., SCSM, Great Dane Tennessee, Inc., Great Dane Nebraska, Inc. and Los Angeles Great Dane, Inc.) will enter into the New Credit Facility. The New Credit Facility will consist of a five-year term loan facility (the "Term Facility") of $50.0 million and a five-year revolving credit facility (the "Revolving Facility") of up to $95.0 million (including $15.0 million which can be utilized for letters of credit), subject to the Company's ability to meet certain financial tests. The obligations of the Company and the Co-Obligors under the New Credit Facility will be secured by substantially all of the assets of the Company and the Co-Obligors. In connection with the New Credit Facility, NBD Bank, N.A. ("NBD") has formed a syndicate of lenders (the "Lenders") for which NBD will serve as agent ("Agent").



    Permissible levels  of  borrowing  under  the  Revolving  Facility  will  be determined based on monthly amounts of eligible inventory and accounts receivable (collectively, "Borrowing Base Requirements"). It is anticipated that, upon consummation of the New Credit Facility, the Term Facility will be in the full principal amount of $50.0 million and the initial borrowings under the Revolving Facility will be approximately $32.4 million (assuming that the Refinancing had been consummated as of March 31, 1994). All of the initial borrowings under the New Credit Facility will be used by the Co-Obligors to provide for repayment of existing indebtedness and transaction fees and expenses. Management estimates that, upon consummation of the New Credit Facility, Borrowing Base Requirements would permit additional usage under the Revolving Facility of at least $49.6 million at March 31, 1994, subject to the Company's ability to meet certain financial tests.

AMORTIZATION; PREPAYMENTS

    The Term Facility will require quarterly amortization payments based on a seven-year amortization schedule, commencing on _________, 1994 and continuing until _________, 1999, at which time all amounts outstanding under the New Credit Facility become due and payable.


INTEREST RATES; FEES

    During the first 180 days after the closing of the New Credit Facility, amounts outstanding under the New Credit Facility will bear interest at a rate per annum equal to the lower of (i) 3.00% above the London Interbank Offered Rate of Interest ("LIBOR") and (ii) .50% plus the greater of (a) NBD's prime rate of interst and (b) 1.00% above the Federal Funds Rate (the "Base Rate"). Thereafter, amounts outstanding under the New Credit Facility will bear interest at a fluctuating rate per annum equal, at the option of the Company, to LIBOR plus the Applicable Margin or the Base Rate plus the Applicable Margin. The Applicable Margin will be determined on the basis of the Company's ratio of EBIT to Interest Expense (as both are defined in the Loan Agreement). With respect to the Term Facility, the Applicable Margin will range from 0% to 0.75% with respect to the Base Rate and 2.25% to 3.00% with respect to LIBOR. With respect to the Revolving Credit Facility, the Applicable Margin will range from 0% to .50% with respect to the Base Rate and from 2.00% to 2.75% with respect to LIBOR.


    In connection with the New Credit Facility, the Company will pay an unused revolving credit fee of .375% to .50% (depending upon the Company's ratio of EBIT to Interest Expense) per annum of the average unused commitments under the Revolving Facility, an agency fee as the Company, the Co-Obligors and the Agent may from time to time agree and a closing fee of $_____.


COLLATERAL


    The obligations of the Company and the Co-Obligors under the New Credit Facility will be secured by substantially all of the assets of the Company and the Co-Obligors including a pledge of the stock of Great Dane and Motors, which pledge will be on an equal and ratable basis with the pledge of stock securing the Senior Notes. The collateral will include inventories, receivables, certain property, plant, equipment and other assets, including medallions. In addition, a negative pledge will prohibit incurring liens (with certain exceptions) on any of the assets of the Co-Obligors, or entering into any agreement which prohibits the ability of the Company and the Co-Obligors to create, incur, assume or suffer to exist any lien in favor of the Lenders on current or after acquired property.

COVENANTS

    The Loan Agreement will contain certain restrictive covenants, including various reporting requirements and financial covenants requiring specified levels of current assets to current liabilities and cash flow, specified fixed charges and interest coverage ratios, and restrictions on the payment of dividends to the stockholders of the Company. Other restrictive covenants will limit the incurrence of additional indebtedness, the incurrence of liens, capital expenditures, certain investments, sale and leaseback transactions, certain affiliate transactions, the acquisition or disposition of assets outside of the ordinary course of business and the use of proceeds from asset sales, in each case with certain exceptions, or subject to the prior approval of the Lenders. The Loan Agreement will also prohibit any optional payment, prepayment or redemption of the Senior Notes and any subordinated debt, including the Senior Subordinated Notes, with certain exceptions. After giving effect to the Refinancing, the Company expects to be in compliance with the financial and other covenants described above.


EVENTS OF DEFAULT

    Events of default under the Loan Agreement will include (i) any failure by the Company to pay when due amounts owing under the New Credit Facility, (ii) any failure to meet certain covenants in the Loan Agreement (subject, in certain circumstances, to materiality standards and cure periods), (iii) the breach of any representations or warranties in the Loan Agreement (subject, in certain circumstances, to materiality standards and cure periods), (iv) any failure to pay amounts in excess of $ due under certain other agreements or defaults that result in or permit the acceleration of certain other indebtedness (including the Notes), (v) unsatisfied judgments in excess of $_____, (vi) a Change of Ownership or Control, as defined in the Loan Agreement and (vii) certain events of bankruptcy, insolvency or dissolution.

                              DESCRIPTION OF UNITS



    Each Unit offered hereby consists of $1,000 principal amount of the Senior Subordinated Notes and one Warrant to purchase ____ shares of Common Stock. The Warrants and the Senior Subordinated Notes will not be separately transferable until the Separation Date. Prior to separation, the Units will be physically represented by the Senior Subordinated Notes bearing an endorsement representing beneficial ownership of the related Warrants. Prior to separation, transfer of a Senior Subordinated Note will also constitute transfer of a holder's beneficial interest in the related Warrant. On the Separation Date, each Unit will be deemed to separate into a Senior Subordinated Note and a Warrant and from and after such time, each Senior Subordinated Note will represent beneficial ownership of such Senior Subordinated Note only. On or as soon as practicable after the Separation Date, the Warrant Agent will deliver to each holder of Senior Subordinated Notes a Warrant certificate or certificates representing the aggregate number of Warrants represented by such holder's Units immediately prior to separation.



                            DESCRIPTION OF WARRANTS



    The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement"), dated as of ___________, 1994, between the Company and American Stock Transfer Company, as warrant agent (the "Warrant Agent"), a copy of which is attached as an exhibit to the Registration Statement. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms.



GENERAL


    Each Warrant, when exercised, will entitle the holder thereof to receive ______ shares of Common Stock of the Company, at an exercise price of $.01 per share (the "Exercise Price"). The number of Warrant Shares issuable upon exercise of a Warrant is subject to adjustment in certain cases referred to below (the "Exercise Rate"). Unless exercised, the Warrants will automatically expire on ____________, 1999. The Warrants will entitle the holders thereof to purchase in the aggregate __% of the outstanding Common Stock on a fully diluted basis as of the date of issuance of the Warrants.



    The Warrants may be exercised on or after the Exercisability Date by surrendering to the Company the Warrant certificates evidencing such Warrants, if any, with the accompanying form of election to purchase, properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Company. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock or other securities or property to which such holder is entitled. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants. "Exercisability Date" is defined in the Warrant Agreement as the date of occurrence of any Exercise Event. "Exercise Event" is defined in the Warrant Agreement as ____________, 1999, or the earlier occurrence of (1) a Change of Control or (2) a Public Offering.



    No service charge will be made for any exercise, exchange or registration of transfer of Warrant certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.



    No fractional shares of Common Stock will be issued upon exercise of the Warrants. In lieu thereof, the Company will pay a cash adjustment. The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends (other than extraordinary dividends). The holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

ADJUSTMENTS


    The number of shares of Common Stock purchasable upon the exercise of the Warrants will be subject to adjustment in certain events, including: (i) the issuance by the Company of dividends (or other distributions) on Common Stock payable in Common Stock or other shares of the Company's capital stock; (ii) subdivisions, combinations and reclassifications of the Common Stock; (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined) of the Common
Stock; (iv) the distribution to all holders of Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above); (v) the issuance of shares of Common Stock for a consideration per share less than the current market price; and (vi) the issuance of securities convertible into or exchangeable for shares of Common Stock for a conversion or exchange price less than the current market price for a share of Common Stock.



    In the event of a taxable distribution to holders of Common Stock which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations."



    No anti-dilution adjustment will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Rate; PROVIDED, HOWEVER, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.



    In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.



AMENDMENT


    From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement.)



REPORTS


    Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been or is required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were or is so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been or is required so to file such documents if the Company were or is so subject. The Company will also in any event (x)(i) within 15 days of each Required Filing Date file with the Warrant Agent copies of the annual reports, quarterly reports and other documents which the Company would have been or is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were or is subject to such Section and (ii) within the earlier of 30 days after the filing of such report or other document with the Warrant Agent and 45 days of each such Required Filing Date transmit such report or document by mail to all holders of the Warrants, as their names and addresses appear in the security register, without cost to such holders and

(y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holders of the Warrants at the Company's cost.



REGISTRATION RIGHTS


    The holders of Warrants will be entitled, under certain specified circumstances and subject to certain limitations, to require the Company to register under the Securities Act the shares of Common Stock into which the Warrants have been, or simultaneously with the registration will be, exercised into Common Stock (the "Registrable Shares"). On or after 120 days following a Public Offering, the Company will be required to register the Registrable Shares upon demand of the holders of Registrable Shares on not more than two occasions so long as the amount of Registrable Shares to be registered on each occasion has an aggregate fair market value (in the good faith opinion of the Company) of $5.0 million or more. In addition, the Company will be required to include the Registrable Shares in a registration of shares of Common Stock initiated by the Company under the Securities Act (other than a Public Offering) in which the aggregate net proceeds to the Company exceed $20.0 million and any other registration of Common Stock initiated by the Company under the Securities Act thereafter. In the event the aggregate number of Registrable Shares requested to be included in any registration, together, in the case of a registration initiated by the Company, with the shares of Common Stock to be included in such registration, exceeds the number which in the opinion of the managing underwriter can be sold in such offering without materially affecting the offering price of such shares, the number of shares of each requesting holder to be included in such registration will be reduced pro rata based on the aggregate number of shares for which registration was requested.



                          DESCRIPTION OF CAPITAL STOCK



GENERAL


    The authorized capital stock of the Company consists of __________ shares of Common Stock, par value $.01 per share, of which 9,036,700 shares were outstanding on May 1, 1994. As of May 1, 1994, there were 4 holders of record of the Common Stock. See "Ownership of Common Stock." Upon completion of the Offering, ____ shares will be issuable upon exercise of the Warrants. All of such ____ outstanding shares and shares issuable upon exercise of the Warrants will be "restricted" shares as defined in Rule 144 promulgated under the Securities Act. All current stockholders of the Company have agreed not to offer, sell, or otherwise dispose of any shares of Common Stock without the prior written consent of the Underwriters for a period of 90 days after the date of this Prospectus.



____The following summary description of the Company's capital stock is qualified in its entirety by reference to the Certificate of Incorporation, as amended, and By-Laws of the Company, copies of which have been filed with the Commission.



COMMON STOCK


    Each holder of shares of Common Stock is entitled to one vote for each outstanding share of Common Stock owned by him on each matter properly submitted to the stockholders for their vote.



    Except as may be limited by the terms and provisions of the Indentures and the New Credit Facility, holders of Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for such purpose. See "Dividend Policy." Holders of Common Stock are entitled to receive on a pro rata basis all remaining assets of the Company available for distribution to the holders of Common Stock in the event of the liquidation, dissolution, or winding up of the Company.



    Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon the exercise of the Warrants will be, upon issuance and payment therefor, fully paid and nonassessable.

TRANSFER AGENT


    The transfer agent for the Common Stock will be American Stock Transfer Company, New York, New York.



                              DESCRIPTION OF NOTES



    The Senior Notes offered hereby will be issued under an indenture to be dated as of ___________, 1994 (the "Senior Note Indenture") between the Company and First Fidelity Bank, N.A. as trustee (the "Senior Note Trustee"). The Senior Subordinated Notes will be issued under an indenture to be dated as of ___________, 1994 (the "Senior Subordinated Note Indenture" and, together with the Senior Note Indenture, the "Indentures") between the Company and Marine Midland Bank, N.A., as trustee (the "Senior Subordinated Note Trustee" and, together with the Senior Note Trustee, the "Trustees"). Any reference to a "Trustee" means the Senior Note Trustee or the Senior Subordinated Note Trustee as the context may require. Any reference to an "Indenture" means the Senior
Note Indenture or the Senior Subordinated Note Indenture as the context may require. References to "(Section __)" mean the applicable Section of each Indenture.



    Copies of the proposed forms of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The Indentures are subject to and governed by the Trust Indenture Act. The following summary of the material provisions of the Indentures do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indentures and those terms made a part of the Indentures by the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions." For purposes of this Section of the Prospectus, the "Company" shall mean International Controls Corp. without its subsidiaries.


GENERAL


    The Senior Notes will mature on ___________, 2002, will be limited to $165 million aggregate principal amount, and will be senior secured obligations of the Company. See "-- Security," below. The Senior Subordinated Notes will mature on ___________, 2004, will be limited to $100 million aggregate principal amount, and will be senior subordinated obligations of the Company. Each of the
Notes  will bear interest from           , 1994 or from the most recent interest
payment date to which interest has been paid, payable semiannually on
and            , each year, commencing            , 1994, to the Person in whose
name the Senior Note or Senior Subordinated Note (or any predecessor Senior Note or Senior Subordinated Note) is registered at the close of business on the
         or          next preceding such interest payment date.


    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable at the office or agency of the Company in The City of New York maintained for such purposes; PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. (Sections 301, 305, 1002) The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section
305)

RANKING


    The Senior Notes will be senior secured obligations of the Company and will rank PARI PASSU in right of payment with all other senior Indebtedness of the Company and senior in right of payment to all subordinated obligations of the Company. The Senior Subordinated Notes will be senior subordinated obligations of the Company and will be subordinated in right of payment to all Senior Indebtedness (including, without limitation, the Senior Notes and the obligations under the New Credit Facility), PROVIDED, HOWEVER, that the Senior Subordinated Notes will rank senior in right of payment to all existing and future Indebtedness of the Company that is expressly subordinated to Senior Indebtedness except for any future Indebtedness of the Company which expressly provides that it is PARI PASSU with the Senior Subordinated Notes (and, until redemption thereof, the 12 3/4% Debentures). After giving effect to the sale of the Notes and the application of the estimated net proceeds of the Refinancing, the Company would have had $82.4 million of Indebtedness ranking PARI PASSU in right of payment with the Senior Notes and $247.4 million of Indebtedness ranking senior in right of payment to the Senior Subordinated Notes at March 31, 1994.



    As a result of the Company's holding company structure, the Company's creditors, including the holders of the Notes, will effectively be subordinated to all creditors of the Company's Subsidiaries, including, but not limited to, trade creditors. In addition, because the obligations of the Company and the Co-Obligors under the New Credit Facility are secured by all of the assets of the Co-Obligors, the Notes will be effectively subordinated to the Company's obligations under the New Credit Facility. All of the Company's operations are conducted, substantially all of the tangible assets of the Company are held by, and all of the Company's operating revenues are derived from, operations of its Subsidiaries. Therefore, the Company's ability to make interest and principal payments when due to holders of the Notes, or to repurchase the Notes in the event of a Change in Control, is entirely dependent upon the receipt of sufficient funds from its Subsidiaries. The Company's Subsidiaries are separate and distinct legal entities and have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. In the event of the dissolution, bankruptcy, liquidation or reorganization of the Company, the holders of the Notes may not receive any payments with respect to the Notes until after the payment in full of the claims of the creditors of the Company's Subsidiaries. After giving effect to the Refinancing, the Subsidiaries would have had total liabilities (including trade payables and the obligations under the New Credit Facility) of $375.5 million at March 31, 1994.



    In addition, by reason of the subordination of the Senior Subordinated Notes, in the event of liquidation or insolvency, holders of Senior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Notes, and funds which would be otherwise payable to the holders of the Senior Subordinated Notes will be paid to the holders of the Senior Indebtedness in full.



SUBORDINATION OF SENIOR SUBORDINATED NOTES


    The payment of the principal of, premium, if any, and interest on, the Senior Subordinated Notes will be subordinated, as set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness in cash or cash equivalents or in any other form as acceptable to holders of Senior Indebtedness.



    Upon the occurrence of any default in the payment of principal, premium, if any, or interest on any Designated Senior Indebtedness, whether at maturity or otherwise, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indentures") or distribution of any assets of the Company of any kind or character (excluding certain permitted issuances of equity or subordinated securities) shall be made by the Company on account of the principal of, premium, if any, or interest on, the Senior Subordinated Notes or on account of the purchase, redemption, defeasance, or other acquisition of or in respect of the Senior Subordinated Notes unless and until such default has been cured, waived, or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness.



    Upon the occurrence of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default"), and after any applicable grace period and the receipt by the Senior Subordinated Indenture Trustee and the Company from a representative of the holder or the holder of any Designated Senior Indebtedness of a written notice of such default, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indentures") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, the Senior Subordinated Notes or on account of the purchase, redemption, defeasance, or other acquisition of or in respect of, the Senior Subordinated Notes for the period specified below (the "Payment Blockage Period").



    The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Senior Subordinated Note Trustee and the Company from a representative of the holder or the holder of any Designated Senior Indebtedness and shall end on the earliest to occur of (i) 179 days after receipt of such written notice by the Senior Subordinated Note Trustee (provided such Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of such Designated Senior Indebtedness or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Senior Subordinated Note Trustee from the repesentatives of holders of Designated Senior Indebtedness or the holder of any Designated Senior Indebtedness initiating such Payment Blockage Period, after which, in the case of clauses (i), (ii), or (iii), the Company shall promptly resume making any and all required payments in respect of the Senior Subordinated Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Senior Subordinated Note Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Blockage Period"). Any number of notices of Non-payment Defaults may be given during the Initial Blockage Period; PROVIDED that during any period of 365 consecutive days only one such Payment Blockage Period may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such Non-payment Default has been cured or waived for a period of not less than 90 consecutive days. (Section 1203 of the Senior Subordinated Note Indenture only)



    If the Company fails to make any payment on the Senior Subordinated Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Note Indenture and would enable the holders of the Senior Subordinated Notes to accelerate the maturity thereof. See "-- Events of Default."



    The Senior Subordinated Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its assets, whether voluntary or involuntary, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Senior Subordinated Notes.



    "Senior Indebtedness" under the Senior Subordinated Note Indenture means the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowed as a claim in such proceeding) on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date of the Senior Subordinated Note Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular
Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowed as a claim in such proceeding ) on all Indebtedness of the Company from time to time owed under the New Credit Facility and the Senior Notes and the Senior Note Indenture, PROVIDED, HOWEVER, that any Indebtedness under any refinancing, refunding, or replacement of the New Credit Facility or the Senior Notes shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate in right of payment to any other Indebtedness of the Company. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Senior Subordinated Notes, (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company, (iii) Indebtedness which when incurred, and without respect to any election under Section 1111(b) of the Bankruptcy Law, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries and (vii) that portion of any Indebtedness which at the time of incurrence is issued in violation of the provisions of the "Limitation on Indebtedness" covenant of the Senior Subordinated Note Indenture.



    "Designated Senior Indebtedness" under the Senior Subordinated Note Indenture means (i) all Senior Indebtedness under the New Credit Facility, the Senior Notes and the Senior Note Indenture and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $40 million and is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by the Company.



    As of March 31, 1994, after giving effect to the sale of the Notes and the application of the estimated net proceeds thereof, the aggregate amount of Senior Indebtedness (all of which would constitute Designated Senior Indebtedness) outstanding would have been approximately $247.4 million.


SECURITY


    Pursuant to the Pledge Agreement, the Company will assign and pledge to the Collateral Agent for the benefit of the holders of the Senior Notes and the lenders under New Credit Facility on an equal and ratable basis, a security interest in all of the shares of capital stock of Great Dane and Motors owned by the Company on the date of the Senior Note Indenture or thereafter acquired by the Company and all dividends, interest, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing and any account, instrument or security in which any of the foregoing is deposited or invested, including any earnings therein (collectively, the "Collateral"). The obligations under the New Credit Facility are secured by both the Collateral and substantially all the assets of the Co-Obligors. (Section 1201 of the Senior Note Indenture only)


OPTIONAL REDEMPTION


    The Senior Notes will be subject to redemption at any time on or after , 1999, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning on of the years indicated below:


  YEAR     REDEMPTION PRICE
- ---------  -----------------
1999                   %
2000                   %
2001                   %

and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).


    The Senior Subordinated Notes will be subject to redemption at any time on or after ___________, 1999, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning on _________ of the years indicated below:


  YEAR     REDEMPTION PRICE
- ---------  -----------------
1999                   %
2000                   %
2001                   %


and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).



    In addition, up to 25% of the aggregate principal amount of the Senior Subordinated Notes outstanding on the date of the Senior Subordinated Note Indenture will be redeemable prior to ____________, 1997, at the option of the Company, within 120 days of a Public Offering from the net proceeds of such sale, in amounts of $1,000 or an integral multiple thereof, at a redemption price equal to __% of the principal amount, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date); PROVIDED that $______ in aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately following such redemption.



    If less than all of the Notes are to be redeemed in the case of any of the foregoing redemptions, the applicable Trustee shall select the Notes or the portion thereof to be redeemed pro rata, by lot or by any other method the applicable Trustee shall deem fair and reasonable. (See Sections 203, 1101, 1105 and 1107)


SINKING FUND

    The Notes will not be entitled to the benefit of any sinking fund.

CERTAIN COVENANTS


    The Indentures will contain, among others, the following covenants:



    LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee, or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise incur (collectively, "incur") any Indebtedness (other than Permitted Indebtedness but including any Acquired Indebtedness) unless (i) such Indebtedness is Indebtedness of the Company, Permitted Subsidiary Indebtedness or Acquired Indebtedness of a Subsidiary and (ii) at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding such incurrence reflected on the Company's historical financial statements is at least equal to 2.0:1.0 (after giving PRO FORMA effect to (a) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period);
(c) in the case of Acquired Indebtedness, the related acquisition (as if such acquisition had been consummated on the first day of such four-quarter period); and (d) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale, or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, as if such acquisition or disposition had been consummated on the first day of such four-quarter period). (Section 1008).

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

        (i) declare or pay any dividend on, or make any distribution to holders of, the Company's Capital Stock (other than dividends or distributions payable in shares of the Company's Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);


        (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Subsidiary or Capital Stock held by the Company or any Wholly Owned Subsidiary) or options, warrants or other rights to acquire such Capital Stock;



       (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, any sinking fund payment or maturity, any Indebtedness of the Company that is expressly subordinate in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be;



       (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than with respect to any Capital Stock held by the Company or any of its Wholly Owned Subsidiaries);


        (v) incur, create or assume any guarantee of Indebtedness of any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company); or

       (vi) make any Investment in any Person (other than any Permitted Investments);


(all of the foregoing payments described in paragraphs (i) through (vi) above, other than any such action that is a Permitted Payment (as defined below), collectively are referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution),
(1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Subsidiaries; (2) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "-- Limitation on Indebtedness"; and (3) the aggregate amount of all such Restricted Payments (other than Permitted Payments) declared or made after the date of the Indentures does not exceed the sum of:



        (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's fiscal quarter commencing after the date of the Indentures and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);



        (B) the aggregate Net Cash Proceeds received after the date of the Indentures by the Company from the issuance or sale (other than to any of its Subsidiaries) of its Qualified Capital Stock or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Indebtedness subordinate in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, as set forth below);



        (C) the aggregate Net Cash Proceeds received after the date of the Indentures by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of the Company; and



        (D) the aggregate Net Cash Proceeds received after the date of the Indentures by the Company from debt securities or Redeemable Capital Stock that have been converted into or exchanged for

    Qualified Capital Stock of the Company to the extent such debt securities or Redeemable Capital Stock are originally sold for cash plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange.



    (b) Notwithstanding  the foregoing,  and  in the  case of  paragraphs  (ii),
(iii), (iv), (v), (vi) and (vii) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (paragraphs (i) through (vii) being referred to as a "Permitted Payment"):


        (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

        (ii) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege which in connection therewith cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issue and sale for cash (other than to a Subsidiary) of other Qualified Capital Stock of the Company; PROVIDED that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;


       (iii) any repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Indebtedness subordinate in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, in exchange for, or out of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of any Qualified Capital Stock of the Company; PROVIDED that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from clause
    (3)(B) of paragraph (a) of this Section;



       (iv) the  repurchase,  redemption, defeasance,  retirement,  refinancing, acquisition for value or payment of principal of any Indebtedness subordinate in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be (other than Redeemable Capital Stock) (a "refinancing"), through the issuance of new Indebtedness subordinated to the Senior Notes or the Senior Subordinated Notes, as the case may be, of the Company; PROVIDED that any such new Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such old Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Senior Notes or the Senior Subordinated Notes, as the case may be; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Senior Notes or the Senior Subordinated Notes, as the case may be; and (4) such new Indebtedness is expressly subordinated in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, at least to the same extent as the Indebtedness to be refinanced;



        (v) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value (collectively, a "repurchase") of all (but not less than all) the 14 1/2% Debentures and the 12 3/4% Debentures, in each case, outstanding on the date of the Indentures in accordance with the terms of the respective instruments governing the terms of such respective
    Indebtedness for an aggregate consideration not to exceed $____ million (plus accrued and unpaid interest through the date of repurchase) for all 14 1/2% Debentures repurchased and $____ million (plus accrued and unpaid interest through the date of repurchase) for all 12 3/4% Debentures repurchased;

       (vi) in the case of the Senior Note Indenture, the redemption of up to 25% of the initial aggregate principal amount of the Senior Subordinated Notes issued pursuant to the Senior Subordinated Note Indenture within 120 days of the Public Offering, if any, from the net proceeds thereof in accordance with the terms of the Senior Subordinated Notes; PROVIDED that $______ in aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately following such redemption; and



       (vii) the payment by SCSM of any dividend or distribution on any of its Capital Stock; PROVIDED that such payments are paid pro rata to all shareholders and the aggregate amount of any such payments paid to shareholders (other than the Company and its Wholly Owned Subsidiaries) within any fiscal year does not exceed 10% of the Consolidated Net Income of SCSM for the previous fiscal year. (Section 1009)



    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, directly and indirectly, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend, or increase the payments by the Company or any of its Subsidiaries under or otherwise alter the terms of, any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company, including pay any compensation paid to Affiliates of the Company that are officers or employees of the Company (each, an "Affiliate Transaction") unless (i) such Affiliate Transaction is in writing and on terms which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable to the Company or such Subsidiary as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with a Person who is not such an Affiliate of the Company, (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $2 million, the Company delivers an officer's certificate to the Trustee certifying that such Affiliate Transaction complies with clause
(i) above and that either (A) such Affiliate Transaction has been approved by a majority of the Disinterested Directors of the Board of Directors who shall have determined in good faith that such Affiliate Transaction is on terms which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable to the Company or such Subsidiary as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with a Person who is not such an Affiliate of the Company, or (B) the Company has received an opinion from a qualified independent financial adviser to the Company to the effect that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view, and (iii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, the Company delivers an officers' certificate to the Trustee certifying that such Affiliate Transaction complies with clause (i) above and both clauses (ii)(A) and (ii)(B) above; PROVIDED, HOWEVER, that Affiliate Transactions shall not include (i) transactions between the Company and any of its Wholly Owned Subsidiaries or among Wholly Owned Subsidiaries of the Company (for this purpose a Wholly Owned Subsidiary shall include SCSM if the Company, directly or indirectly, beneficially owns at least 90% of the equity interest in SCSM and the remaining equity interest, if any, is beneficially owned by Persons other than Affiliates of the Company), (ii) any transaction with an officer or member of the Board of Directors of the Company or any Subsidiary entered into in the ordinary course of business or (iii) performance of any agreement or arrangement in existence (written or oral) on the date of the Indentures in accordance with its terms as in effect on such date. (Section 1010)



    LIMITATION ON SALE OF ASSETS. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the proceeds from such Asset Sale are received in cash and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (as determined by the Board of Directors of the Company and evidenced in a board resolution).

    (b) If all or a portion of the Net Cash Proceeds of any Asset Sale is not required to be applied to repay permanently any Indebtedness outstanding under the New Credit Facility, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of any Indebtedness outstanding under the New Credit Facility or such New Credit Facility Indebtedness is no longer outstanding, then the Company may within one year of the Asset Sale either invest or enter into a legally binding agreement to invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indentures or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay New Credit Facility Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."



    (c) When the aggregate amount of Excess Proceeds equals $10 million or more, the Company shall apply the Excess Proceeds to the repayment of the Senior Notes and any Pari Passu Indebtedness thereof (other than Indebtedness outstanding under the New Credit Facility) required to be repurchased under the instrument(s) governing such Pari Passu Indebtedness as follows: (i) the Company shall make an offer to purchase (a "Senior Note Offer") from all holders of the Senior Notes in accordance with the procedures set forth in the Senior Note Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Senior Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Senior Notes, and the denominator of which is the sum of the outstanding principal amount of the Senior Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Senior Notes tendered) and (ii) to the extent required by such Pari Passu
Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") out of an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; PROVIDED that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The Senior Note Offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Senior Note Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Senior Note Indenture. To the extent the aggregate amount of Excess Proceeds remaining after giving effect to the Senior Note Offer and the related Pari Passu Offers (if any) equals $10 million or more, on the Business Day following the date of purchase under the Senior Note Offer, the Company shall apply the then remaining Excess Proceeds to the repayment of the Senior Subordinated Notes and any Pari Passu Indebtedness thereof required to be repurchased under the instruments governing such Pari Passu Indebtedness pursuant to an offer to purchase (the "Senior Subordinated Offer"; together with the Senior Note Offer, the "Offers"; reference to an "Offer" means a Senior Note Offer or a Senior Subordinated Offer as the context may require) to the holders of the Senior Subordinated Notes and an offer to purchase or other purchase or redemption of such Pari Passu
Indebtedness on the same terms as the Senior Note Offer and the Pari Passu Offers related thereto as specified above. Upon completion of the purchase of all the Notes tendered pursuant to the Offers referred to above or repurchase of the Pari Passu Indebtedness pursuant to any related Pari Passu Offers, the amount of Excess Proceeds shall be reset at zero. To the extent that the aggregate amount of Notes tendered and Pari Passu Indebtedness repurchased pursuant to any Offers referred to above and any related Pari Passu Offers, respectively, is less than the amount of Excess Proceeds, the Company may use such deficiency, or portion thereof, for general corporate purposes. If there are no Senior Notes outstanding, the Senior Subordinated Offer shall be made at such time as the Senior Note Offer would have been made.



    (d) Whenever the Excess Proceeds received by the Company exceed $10 million, such Excess Proceeds shall, prior to the purchase of Notes or any Pari Passu Indebtedness described in paragraph (c) above, be set aside by the Company in a separate account pending (i) deposit with the depositary or a paying agent or the applicable Trustee of the amount required to purchase the Notes or the repurchase or redemption price of Pari Passu Indebtedness tendered in a Senior Note Offer or Senior Subordinated Offer or a Pari Passu Offer, (ii) delivery by the Company of the Offered Price to the holders of the Notes tendered in a Senior Note Offer or Senior Subordinated Offer or Pari Passu Indebtedness tendered in a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of the Company and its Subsidiaries; PROVIDED that in no event shall the Company be required to set aside an amount in excess of the sum of the Note Amount for the Senior Note Offer and the Note Amount for the Senior Subordinated Offer and the Pari Passu Debt Amount for the Senior Note Offer and the Senior Subordinated Offer. Such Excess Proceeds may be invested in Temporary Cash Investments; PROVIDED that the maturity date of any such investment made after the amount of Excess Proceeds exceeds $10 million shall not be later than the Offer Date with respect to the Senior Note Offer (or if no Senior Note Offer is required, the Offer Date with respect to the Senior Subordinated Note Offer). The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments; PROVIDED that the Company shall not be entitled to such interest if an Event of Default has occurred and is continuing.



    (e) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice of the Senior Note Offer or Senior Subordinated Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.


    (f) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.


    (g) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indentures as such Indebtedness may be refinanced or replaced from time to time; PROVIDED that such restrictions are not less favorable to the holders of Notes than those existing on the date of the Indentures) that would materially impair the ability of the Company to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase. (Section 1011)



    LIMITATION ON LIENS. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, affirm or suffer to exist any Lien (other than Permitted Liens) of any kind upon any of its property or assets (including any intercompany notes) or any income or profits therefrom, except if the Notes (or a Guarantee, in the case of Liens of a Guarantor) are directly secured equally and ratably with (or prior to in the case of Liens with respect to Indebtedness subordinate in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be, or Indebtedness of a Guarantor subordinated in right of payment to any Guarantee) the obligation or liability secured by such Lien. (Section 1012)



    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES. (a) The Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company other than guarantees of the Notes or indebtedness under the New Credit Facility unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to each of the Indentures providing for a guarantee of the Notes and if such Indebtedness is by its terms expressly subordinated to the Senior Notes or the Senior Subordinated Notes, as the case may be, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated to such Subsidiary's assumption, guarantee or other liability with respect to the Notes to the same extent as such Indebtedness is subordinated to the Senior Notes or the Senior Subordinated Notes, as the case may be, and (ii) such Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary.

    (b) Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes pursuant to the foregoing paragraph but not the provisions of "-- Limitation on Issuance and Sale of Capital Stock of Subsidiaries" shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is in compliance with the Indentures. (Section 1013)



    PURCHASE OF NOTES UPON A CHANGE OF CONTROL. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indentures.



    Within 30 days following any Change of Control, the Company shall notify the Trustees thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the applicable security register, stating, among other things, the Change of Control Purchase Price and that the Change of Control Purchase Date shall be a certain business day no earlier than 30 days or later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Senior Note or Senior Subordinated Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1014)



    The Senior Subordinated Note Indenture will provide that, prior to complying with this provision, the Company shall either repay and discharge all outstanding Senior Indebtedness (including the Senior Notes) or obtain the requisite consents, if any, under all agreements governing the outstanding Senior Indebtedness, including the Senior Note Indenture, to permit the repurchase of Senior Subordinated Notes required by this provision. Any failure to comply with this paragraph shall constitute a default of a covenant for purposes of clause (iii) (c) of the first paragraph of "-- Events of Default."



    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for any or all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer and, accordingly, none of the holders of the Notes may receive the Change of Control Purchase Price for their Notes in the event of a Change of Control. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustees and the holders of the Notes the rights described under "-- Events of Default."



    The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indentures) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indentures and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.


    The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.


    The provisions of the Indentures may not afford holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by their respective managements or affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. Reference is made to "Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, may result in a Change of Control if it is the type of transaction specified by such definition.

    The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. (Section 1014)


    LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES. The Company will not permit (a) any Subsidiary to issue any Capital Stock (other than to the Company or any Wholly Owned Subsidiary) or (b) any Person (other than the Company or a Wholly Owned Subsidiary) to acquire any Capital Stock of any Subsidiary from the Company or any Wholly Owned Subsidiary except upon the sale of all of the outstanding Capital Stock of such Subsidiary owned by the Company or a Wholly Owned Subsidiary except in either case if (i) the Subsidiary whose Capital Stock is issued or sold guarantees all obligations of the Company under the Indentures and the Notes by simultaneously executing and delivering a supplemental indenture to each of the Indentures providing for such guarantee (the terms of which guarantee, in the case of the guarantee of the obligations under the Senior Note Indenture, shall rank no less than PARI PASSU in right of payment with all Indebtedness of such Subsidiary Guarantor and in the case of the guarantee of the obligations under the Senior Subordinated Note Indenture, shall rank subordinate to the guarantee of Senior Indebtedness of the Subsidiary (including the Senior Notes) and senior in right of payment to all Indebtedness expressly subordinated to senior Indebtedness except for any future Indebtedness of such Subsidiary Guarantor which expressly provides that it is PARI PASSU with the senior subordinated Indebtedness of such Guarantor and PARI PASSU with such Indebtedness of such Guarantor expressly provided to be PARI PASSU with the senior subordinated Indebtedness) (provided that this clause (i) shall not be applicable in the case of the issuance or sale of the Capital Stock of American Country Insurance Company to the extent such guarantee is prohibited by law),
(ii) after giving effect to the sale or issuance of such Capital Stock, the Company beneficially owns in excess of 50% of the outstanding Capital Stock of such Subsidiary on a fully diluted basis and (iii) the Capital Stock is issued or sold in an underwritten public offering pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act. (Section 1015)



    LIMITATION  ON   DIVIDENDS   AND  OTHER   PAYMENT   RESTRICTIONS   AFFECTING
SUBSIDIARIES. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock to the Company or any other Subsidiary, (b) pay any Indebtedness owed to the Company or any Subsidiary, (c) make any Investment in the Company or any other Subsidiary or
(d) transfer any of its properties or assets to the Company or any Subsidiary, except (i) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indentures and listed on a schedule to each of the Indentures,
(ii) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indentures, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and
(iii) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) and (ii), PROVIDED that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 1016)



    IMPAIRMENT OF SECURITY INTEREST. The Senior Note Indenture will provide that the Company shall not, and shall not permit any Subsidiary to, take or knowingly or negligently omit to take any action which action or omission might or would have the result of affecting or impairing the security interest in favor of the Senior Note Trustee, on behalf of itself and the holders of the Senior Notes, with respect to the Collateral, and the Company shall not, and shall not permit any Subsidiary to, grant to any Person (other than the Senior Note Trustee on behalf of itself and the holders of the Senior Notes) any interest whatsoever in the Collateral other than Liens permitted by the Pledge Agreement, including the security interest in the Collateral held pursuant to the New Credit Facility. (Section 1017 of the Senior Note Indenture only)



    LIMITATION ON SUBORDINATED INDEBTEDNESS. The Senior Subordinated Note Indenture will provide that the Company will not incur, create, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt and contractually senior in any respect in right of payment to the Senior Subordinated Notes. (Section 1017 of the Senior Subordinated Note Indenture only)



    PROVISION OF FINANCIAL STATEMENTS.  Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been or is required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were or is so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been or is required so to file such documents if the Company were or is so subject. The Company will also in any event (x)(i) within 15 days of each Required Filing Date file with each of the Trustees copies of the annual reports, quarterly reports and other documents which the Company would have been or is required to file with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act if the Company were or is subject to such Section and (ii) within the earlier of 30 days after the filing of such report or other document with the Trustee and 45 days of each such Required Filing Date transmit such report or document by mail to all holders of Notes, as their names and addresses appear in the applicable security register, without cost to such holders of Notes and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of Notes at the Company's cost. (Section 1018)



    LIMITATION ON COMPENSATION. The Company will not, and will not permit any Subsidiary to, directly or indirectly, pay to each of Martin L. Solomon, Allan
R. Tessler and Wilmer J. Thomas, Jr. aggregate compensation from the Company and its Subsidiaries in any calendar year in excess of the aggregate compensation which was paid in 1993 to each such person by the Company and its Subsidiaries as disclosed in this Prospectus. The Company will not, and will not permit any Subsidiary to, directly or indirectly, pay to David R. Markin aggregate consulting fees from the Company and its Subsidiaries in any calendar year in excess of the aggregate consulting fees which he was paid in 1993 by the Company and its Subsidiaries as disclosed in this Prospectus. (Section 1019)



    ADDITIONAL COVENANTS. The Indentures also contain covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate and Company existence; (v) payment of taxes and other claims; (vi) maintenance of properties; (vii) maintenance of insurance; and (viii) with respect to the Senior Note Indenture only, the Collateral.


CONSOLIDATION, MERGER, SALE OF ASSETS

    The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:
(i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes by supplemental indentures in form reasonably satisfactory to the Trustees, all the obligations of the Company under the Notes and the Indentures, and the Indentures shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing;
(iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indentures) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such PRO FORMA calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indentures) could incur $1.00 of additional Indebtedness under the provisions of "-- Certain Covenants -- Limitation on Indebtedness" (other than Permitted Indebtedness); (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indentures confirmed that its Guarantee shall apply to such Person's obligations under the Indentures and the Notes; (vi) if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of "-- Certain Covenants -- Limitation on Liens" are complied with; and (vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustees, in form and substance reasonably satisfactory to the Trustees, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indentures in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with. (Section 801)



    Each Guarantor shall not, and the Company will not permit a Guarantor to, in a single transaction or series of related transactions, merge or consolidate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any entity (other than the Company or any other Guarantor) unless at the time and after giving effect thereto: (i) either (a) such Guarantor shall be the continuing corporation or (b) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indentures, executed and delivered to the Trustees, in a form reasonably satisfactory to the Trustees, all the obligations of such Guarantor under the Notes and the Indentures; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustees, in form and substance reasonably satisfactory to the Trustees, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indentures comply with the Indentures, and thereafter all obligations of the predecessor shall terminate. (Section 801)


    In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or such Guarantor, as the case may be, shall be discharged from all obligations and covenants under the

Indentures, the Notes or such Guarantee, as the case may be; PROVIDED that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes or such Guarantee, as the case may be.


EVENTS OF DEFAULT


    An Event of Default will occur under either Indenture (except as provided below) if:



        (i) there shall be a default in the payment of any interest on any Senior Note or Senior Subordinated Note, as the case may be, when it becomes due and payable, and such default shall continue for a period of 30 days;



        (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Senior Note or Senior Subordinated Note, as the case may be, when and as the same shall become due and payable (at maturity, upon acceleration, optional or mandatory redemption, required repurchase or otherwise);



       (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Senior Note Indenture or the Senior Subordinated Note Indenture, as the case may be, or, in the case of the Senior Notes, the Pledge Agreement (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in paragraphs (i) or (ii) or in clauses (b), (c) and
    (d) of this paragraph (iii)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail,
    (x) to the Company by the applicable Trustee or (y) to the Company and the applicable Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be; (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "-- Certain Covenants -- Purchase of Notes Upon a Change of Control"; or (d) the Company shall have failed to make or consummate a Senior Note Offer in the case of the Senior Notes or an Offer in the case of the Senior Subordinated Notes in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets";



       (iv) (a) any default in the payment of principal, premium, if any, or interest on any Indebtedness shall have occurred under any agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness which aggregate in excess of $5 million when the same shall become due and payable and continuation of such default after any applicable grace period and, if such Indebtedness has not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this paragraph (iv) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;


        (v) one or more judgments, orders or decrees for the payment of money in excess of $5 million, either individually or in the aggregate, shall be entered against the Company or any Subsidiary or any of their respective properties and shall not be discharged and either (a) enforcement proceedings shall have been commenced upon such judgment, order or decree or
    (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;


       (vi) in the case of the Senior Note Indenture, the Pledge Agreement shall for any reason cease to be, or be asserted in writing by the Company not to be, in full force and effect and enforceable in accordance with its terms, or any security interest purported to be created by the Pledge Agreement shall cease to be a valid and perfected security interest in any Collateral;


       (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Material Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Material Subsidiary under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Material
    Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or


      (viii) (a) the Company or any Material Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Material Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Material Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, (d) the Company or any Material Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Material Subsidiary or of any substantial part of its property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or
    (e) the Company or any Material Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (viii).


    If an Event of Default (other than as specified in paragraphs (vii) and (viii) of the prior paragraph) shall occur and be continuing, the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes or the Senior Subordinated Notes, as the case may be, then outstanding may declare by notice to the Company (or the Company and the applicable Trustee if notice is given by the Holders) the Senior Notes or the Senior Subordinated Notes, as the case may be, due and payable immediately at their principal amount together with accrued and unpaid interest, if any, to the date the Notes shall have become due and payable and thereupon the applicable Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Senior Notes or the Senior Subordinated Notes, as the case may be, by appropriate judicial proceeding. If an Event of Default specified in paragraph
(vii) or (viii) of the prior paragraph occurs and is continuing, then all the Senior Notes and the Senior Subordinated Notes shall IPSO FACTO become and be immediately due and payable, in an amount equal to the principal amount of the Senior Notes and the Senior Subordinated Notes together with accrued and unpaid interest, if any, to the date the Senior Notes and the Senior Subordinated Notes become due and payable, without any declaration or other act on the part of the applicable Trustee or any holder.



    After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of at least a majority in aggregate principal amount of Senior Notes or the Senior Subordinated Notes, as the case may be, outstanding, by written notice to the Company and the applicable Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the applicable Trustee a sum sufficient to pay (i) all sums paid or advanced by the applicable Trustee under the applicable Indenture and the reasonable compensation, expenses, disbursements and advances of the applicable Trustee, its agents and counsel, (ii) all overdue interest on all Senior Notes or the Senior Subordinated Notes, as the case may be, (iii) the principal of and premium, if any, on any Senior Notes or the Senior Subordinated Notes, as the case may be, which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Senior Notes or the Senior Subordinated Notes, as the case may be, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Senior Notes or the Senior Subordinated Notes, as the case may be; and (b) all Events of

Default, other than the non-payment of principal of the Senior Notes or the Senior Subordinated Notes, as the case may be, which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)



    The holders of not less than a majority in aggregate principal amount of the Senior Notes or the Senior Subordinated Notes, as the case may be, outstanding may on behalf of the holders of all the Senior Notes or the Senior Subordinated Notes, as the case may be, waive any past defaults under the applicable Indenture and their consequences, except a default in the payment of the principal of, premium, if any, or interest on any Senior Note or Senior Subordinated Note, as the case may be, or in respect of a covenant or provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each Senior Note or Senior Subordinated Note, as the case may be, outstanding affected thereby. (Section 513)



    The Company is also required to notify the applicable Trustee within five business days of the occurrence of any Default. (Section 501)



    The Trust Indenture Act contains limitations on the rights of the Trustees, should either of them become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by them in respect of any such claims, as security or otherwise. The Trustees are permitted to engage in such other transactions, PROVIDED that if they acquire any conflicting interest they must eliminate such conflict upon the occurrence of an Event of Default or else resign.



DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURES


    The Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor discharged with respect to the outstanding Senior Notes or Senior Subordinated Notes, as the case may be ("defeasance"). Such defeasance means that the Company and any Guarantor shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, and the Collateral would be released from the Lien in favor of the holders of the Senior Notes or Senior Subordinated Notes, as the case may be, except for (i) the rights of holders of outstanding Senior Notes or Senior Subordinated Notes, as the case may be, to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes or Senior Subordinated Notes, as the case may be, solely from the trust fund as described below, when such payments are due, (ii) the Company's obligations with respect to the Senior Notes or Senior Subordinated Notes, as the case may be, concerning issuing temporary Senior Notes or temporary Senior Subordinated Notes, as the case may be, registration of Senior Notes or Senior Subordinated Notes, as the case may be, mutilated, destroyed, lost or stolen Senior Notes or Senior Subordinated Notes, as the case may be, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee and (iv) the defeasance provisions of the applicable Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any
Guarantor released with respect to certain covenants (PROVIDED that the Company's obligations to pay interest, premium, if any, and principal on the Senior Notes or Senior Subordinated Notes, as the case may be, under the applicable Indenture shall remain in full force and effect as long as the Senior Notes or Senior Subordinated Notes, as the case may be, are outstanding), that are described in the applicable Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Senior Notes or Senior Subordinated Notes, as the case may be. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes or Senior Subordinated Notes, as the case may be. (Sections 401, 402 and 403)



    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the applicable Trustee, in trust, for the benefit of the holders of the Senior Notes or Senior Subordinated Notes, as the case may be, cash in United States dollars, U.S. Government Obligations (as defined in the Indentures), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, on the Stated Maturity of such principal or installment of principal (or on any date after
            , 1999 (such date being referred to as the applicable "Defeasance Redemption Date"), if when exercising either defeasance or covenant defeasance, the Company has delivered to the applicable Trustee an irrevocable notice to redeem all of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, on the applicable Defeasance Redemption Date); (ii) in the case of defeasance, the Company shall have delivered to the applicable Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the applicable Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Senior Notes or Senior Subordinated Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) or (viii) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the applicable Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the applicable Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vii) the Company shall have delivered to the applicable Trustee an opinion of independent counsel in the United States to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness, including, without limitation, those arising under the applicable Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the applicable Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Senior Notes or Senior Subordinated Notes, as the case may be, or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (ix) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Senior Notes or Senior Subordinated Notes, as the case may be, on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (x) the Company shall have delivered to the applicable Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)


CERTAIN BANKRUPTCY LIMITATIONS


    The right of the Senior Note Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable Bankruptcy Law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Collateral Agent having disposed of the Collateral. Under the Bankruptcy Law, a secured creditor such as the Collateral Agent on behalf of the holders of the Senior Notes and the lenders under the New Credit Facility is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Notes could be delayed following commencement of a bankruptcy case, whether or when the applicable Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the Senior Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."


SATISFACTION AND DISCHARGE


    Each Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Senior Notes or Senior Subordinated Notes, as the case may be, as expressly provided for in the applicable Indenture) as to all outstanding Senior Notes or Senior Subordinated Notes, as the case may be, when (i) either (a) all the Senior Notes or Senior Subordinated Notes, as the case may be, theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes or Senior Subordinated Notes, as the case may be, which have been replaced or paid and Senior Notes or Senior Subordinated Notes, as the case may be, for whose payment funds have been deposited in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the applicable Trustee for cancellation or (b) all Senior Notes or Senior Subordinated Notes, as the case may be, not theretofore delivered to the applicable Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of redemption by the applicable Trustee in the name, and at the expense, of the Company, and either the Company or any Guarantor has irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on the Senior Notes or Senior Subordinated Notes, as the case may be, not theretofore delivered to the applicable Trustee for cancellation, including principal of, premium, if any, and accrued interest on such Senior Notes or Senior Subordinated Notes, as the case may be, at such Maturity; (ii) the Company and any Guarantor have paid or caused to be paid all other sums payable under the applicable Indenture by the Company or any Guarantor; and (iii) the Company and any Guarantor have delivered to the applicable Trustee an officers' certificate and an opinion of counsel in the United States each stating that all conditions precedent under the applicable Indenture relating to the satisfaction and discharge of the applicable Indenture have been complied with, and that such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound. (Section 1301)


MODIFICATIONS AND AMENDMENTS


    Modifications and amendments of the Indentures and, in the case of the Senior Notes, the Pledge Agreement may be made by the Company, any Guarantor, if any, and the applicable Trustee with the consent of the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes or Senior Subordinated Notes, as the case may be; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note or Senior Subordinated Note, as the case may be, affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note or Senior Subordinated Note, as the case may be, or waive a default in the payment of the principal of, or interest on any Senior Note or Senior Subordinated Note, as the case may be, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Senior Note or Senior Subordinated Note, as the case may be, or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated

Maturity thereof; (ii) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "-- Certain Covenants -- Purchase of Notes Upon a Change of Control" or make and consummate an Offer in accordance with "-- Certain Covenants -- Limitation on Sale of Assets", including, in each case, amending, changing or modifying any of the definitions with respect thereto;
(iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the holder of each Senior Note or Senior Subordinated Note, as the case may be, affected thereby; (v) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indentures; (vi) amend or modify any of the provisions of (1) in the case of the Senior Notes, the Senior Note Indenture in any manner which subordinates the Senior Notes in right of payment to other Indebtedness of the Company or which subordinates any Guarantee of obligations under the Senior Note Indenture in right of payment to other Indebtedness of such Guarantor, or (2) in the case of the Senior Subordinated Notes, the Senior Subordinated Note Indenture relating to the priority or right of payment of the Senior Subordinated Notes or any Guarantee in a manner adverse to the holders of the Senior Subordinated Notes; or (vii) in the case of the Senior Notes, consent to the release of any Collateral from the Lien created by the Pledge Agreement or permit the creation of any Lien on the Collateral except in each case in accordance with the terms of the Senior Note Indenture and the Pledge Agreement. (Section 902)



    The holders of a majority in aggregate principal amount of the Senior Notes or Senior Subordinated Notes, as the case may be, outstanding may waive compliance with certain restrictive covenants and provisions of the applicable Indenture. (Section 1020)


GOVERNING LAW


    The Indentures and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.


CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.


    "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (or any partner of such Person) or (ii) any other Person that owns, directly or indirectly, 5% or more of such Person's (or any partner of such Person's) equity ownership or Voting Stock or any executive officer or director of either of such Persons. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (1) that is governed by the provisions described under "Consolidation, Merger, Sale of Assets" or (2) that are of the Company to any Wholly Owned Subsidiary, or of any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of the Indentures.


    "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

    "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States Federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.


    "Borrowing Base" means the Borrowing Base as defined in the New Credit Facility on the date of the Indentures.


    "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock.


    "Change of Control" means the occurrence of any of the following events: (i)
(A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of Voting Stock representing the right to vote more than 45% of the general voting power (the "Voting Power") under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the Company (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) and (B) the Permitted Holders own less than 50% of the Voting Power; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the members of the Board of Directors then still in office who were either members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction (X) where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or (Y) where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation or the Company which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "-- Certain Covenants -- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indentures described under "Certain Covenants -- Limitation on Restricted Payments") and
(B) no "person" or "group" other than the Permitted Holders owns immediately after such transaction, directly or indirectly, more than 45% of the total Voting Power of the surviving corporation or the Permitted Holders own 50% or more of the total Voting Power of the surviving corporation; or (iv) the

Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

    "Code" means the Internal Revenue Code of 1986, as amended.


    "Collateral Agent" means the collateral agent under the Pledge Agreement.



    "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if, at any time after the date of the Indentures such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.


    "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated
Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss), in each case for such period, of such Person and its Consolidated Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of (I) Consolidated Interest Expense of such Person for such period and (II) the product of (x) all cash dividends (including the payment of accreted or accumulated dividends) paid on any Preferred Stock of such Person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate (but not less than zero) of such Person, expressed as a decimal, in each case, on a Consolidated basis and in accordance with GAAP; PROVIDED that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate, and (ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

    "Consolidated Income Tax Expense" means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

    "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person, the sum of (a) the interest expense of such Person and its Consolidated Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under Interest Rate Agreements (including amortization of discounts), and (iii) the interest portion of any deferred payment obligation plus (b) the interest expense attributable to Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period in each case as determined in accordance with GAAP.

    "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (loss) of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such Consolidated net income (or loss), by excluding, without duplication, (i) all extraordinary gains and losses, (ii) the portion of net income (or loss) of such Person and its Consolidated Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) aggregate net gains (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any

Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders and (vii) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person.

    "Consolidated Net Worth" means, with respect to any Person, the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its Subsidiaries, as determined in accordance with GAAP.


    "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).


    "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

    "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

    "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.


    "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indentures.


    "Guarantee"   means  the  guarantee  by   any  Guarantor  of  the  Indenture
Obligations.

    "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

    "Guarantor" means any guarantor of the Indenture Obligations.

    "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person (except for obligations which have been included in the Consolidated Net Income of such Person other than as Consolidated Interest Expense), (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses
(i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the applicable Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the Board of Directors of such Person.



    "Indenture Obligations" means the obligations of the Company and any other obligor under either of the Indentures or under the Senior Notes or the Senior Subordinated Notes, as the case may be, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with either of the Indentures, the Senior Notes or the Senior Subordinated Notes, as the case may be, and the performance of all other obligations to the applicable Trustee and the holders of the Senior Notes or the Senior Subordinated Notes, as the case may be, under the applicable Indenture and the Senior Notes or the Senior Subordinated Notes, as the case may be, according to the terms thereof.


    "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

    "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "Material Subsidiary" means any Subsidiary of the Company (a) revenues attributable to which for the then most recently completed four fiscal quarters constituted 2% or more of the Consolidated revenues of the Company or (b) the assets of which at the end of such period constituted 2% of the Consolidated assets of the Company at the end of such period.


    "Maturity" when used with respect to any Senior Note or Senior Subordinated Note means the date on which the principal of such Senior Note or Senior Subordinated Note becomes due and payable as therein provided or as provided in the applicable Indenture, whether at Stated Maturity, the Offer Date or any redemption date and whether by declaration of acceleration, Change of Control Offer in respect of a Change of Control, Senior Note Offer or Senior Subordinated Offer in respect of an Asset Sale, call for redemption or otherwise.



    "Net Cash Proceeds" means, (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the applicable Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or cash equivalents, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.



    "New Credit Facility" means the Loan Agreement, dated  as of               ,
1994, among International Controls Corp., Great Dane Trailers, Inc., Great Dane Trailers Nebraska, Inc., Great Dane Trailers Tennessee, Inc., Los Angeles Great Dane, Inc., Checker Motors Corporation, Checker Motors Co., L.P., South Charleston Stamping & Manufacturing Company, NBD Bank, N.A., as agent, and the lenders party thereto, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).



    "Pari Passu Indebtedness" means any Indebtedness of the Company that is PARI PASSU in right of payment to the Senior Notes or the Senior Subordinated Notes, as the case may be.



    "Permitted Holders" means (i) David R. Markin, Martin L. Solomon, Allan R. Tessler and Wilmer J. Thomas, Jr. or any one of them, (ii) any trusts created for the benefit of the persons described in clause (i) or members of any such person's immediate family; and (iii) in the event of the incompetence or death of any of the persons described in clause (i), such person's estate, executor, administrator, committee or other personal representatives or beneficiaries.


    "Permitted Indebtedness" means the following:


        (i) Indebtedness of the Company or any Subsidiary (including Indebtedness in respect of which the Company and one or more Subsidiaries are co-obligors) under the New Credit Facility in an aggregate principal amount not to exceed (a) $50 million under any term loan portion thereof less the amount of any permanent repayment of Indebtedness thereunder plus
    (b) the amount of the Borrowing Base calculated as of the date of incurrence of such Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder) under any revolving credit agreement portion thereof;


        (ii) Indebtedness of the Company pursuant to the Notes;

       (iii) Indebtedness of the Company or any Subsidiary outstanding on the date of the Indentures and listed on a schedule thereto;



       (iv) Indebtedness (a) of the Company owing to a Subsidiary or (b) of a Wholly Owned Subsidiary owing to the Company or another Wholly Owned Subsidiary; PROVIDED that any such Indebtedness is made pursuant to an intercompany note in the form attached as an exhibit to the Indentures and, in the case of Indebtedness of the Company owing to a Subsidiary, is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, upon acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; PROVIDED, FURTHER, that (x) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Wholly Owned Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iv) and (y) any transaction pursuant to which any Wholly Owned Subsidiary, which has Indebtedness owing to the Company or any other Wholly Owned Subsidiary, ceases to be a Wholly Owned Subsidiary shall be deemed to be the incurrence of Indebtedness by the Company or such other Wholly Owned Subsidiary that is not permitted by this clause (iv);



        (v) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (i), (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
    (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and such refinancing does not reduce or advance the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;



       (vi) guarantees by the Company or any Subsidiary of a line of credit of Checker Taxi Association, Inc. in an aggregate principal amount outstanding not to exceed at any given time $1 million;



       (vii) guarantees of any Subsidiary made in accordance with the provisions of "-- Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness by Subsidiaries" and "-- Limitation on Issuance and Sale of Capital Stock of Subsidiaries;"



      (viii) guarantees by Subsidiaries of Indebtedness of third parties incurred in the ordinary course of business consistent with past practice in an aggregate principal amount outstanding not to exceed at any given time $15 million;



       (ix) earned but unpaid compensation of present and future directors and executive officers of either the Company or any of its Subsidiaries; and



        (x) Indebtedness of the Company and any Subsidiary (including indebtedness in respect of which the Company and one or more Subsidiaries are co-obligors) in addition to that described in paragraphs (i) through
    (ix) of this definition of "Permitted Indebtedness" in an aggregate principal amount outstanding not to exceed at any given time $25 million.



    "Permitted Investment" means (i) Investments in any Wholly Owned Subsidiary or Investments by the Company or any Subsidiary in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary or (b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Subsidiary; (ii) Investments in the Notes; (iii) Indebtedness of the Company or a Subsidiary described under clause (iv), (vi), (vii) or (viii) of the definition of "Permitted Indebtedness"; (iv) Temporary Cash Investments;
(v) Investments in existence on the date of the Indentures; and (vi) Investments by American Country Insurance Company or any other Subsidiary in the ordinary course of the insurance business and in accordance with the statutes and governmental regulations regulating its affairs in its domestic jurisdiction.

    "Permitted Liens" means the following:


        (i) any Lien existing, or provided for under arrangements existing, as of the date of the Indentures;



        (ii) any Lien arising by reason of (1) any judgment, decree or order of any court or other governmental authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes, assessments or similar charges not yet delinquent or which are being contested in good faith; (3) security for the payment of workers'
    compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including but not limited to in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto); (4) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business; (6) deposits or pledges to secure public or statutory obligations, progress payments, surety and appeal bonds or other obligations of like nature incurred in the ordinary course of business; (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines or other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; or (8) operation of law in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers or the like, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;


       (iii) any Lien securing Acquired Indebtedness created prior to (and not created in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary, which Indebtedness is permitted under the provisions of "-- Certain Covenants -- Limitation on Indebtedness";

       (iv) any  Lien  securing  Indebtedness  incurred  under  the  New  Credit
    Facility;


        (v)_any Lien on the Collateral securing Indebtedness incurred under the Senior Notes and Senior Note Indenture;



       (vi) any Lien created by Subsidiaries to secure Indebtedness of such Subsidiaries to the Company;



       (vii) any Lien securing Purchase Money Obligations and Capital Lease Obligations incurred pursuant to the provisions of "-- Certain Covenants -- Limitation on Indebtedness";



      (viii) any Lien securing Indebtedness incurred pursuant to paragraph (x) of the definition of Permitted Indebtedness; and



       (ix) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (i), (iii) and (v) so long as (1) the amount of security is not increased thereby, (2) the aggregate amount of Indebtedness or other obligations secured by the Lien after such extension, renewal, refinancing or replacement does not exceed the aggregate amount of the Indebtedness or other obligations secured by the existing Lien prior to such extension, renewal, refinancing or replacement plus an amount equal to the lesser of (a) the stated premium required to be paid in connection with such an extension, renewal, refinancing or replacement pursuant to the terms of the Indebtedness or (b) the amount of any premium actually paid by the Company to accomplish such extension, renewal, refinancing or replacement and (3) the Indebtedness secured by such Lien (other than Permitted Indebtedness) is permitted under the provisions of "-- Certain Covenants -- Limitation on Indebtedness."


    "Permitted Subsidiary Indebtedness" means Indebtedness of the Subsidiaries of the Company in the aggregate principal amount outstanding not to exceed $25 million at any given time under any agreement providing for subsidized financing from any federal or state governmental agency.


    "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.


    "Pledge Agreement" means the pledge agreement  dated the date of the  Senior
Note Indenture among the Company, the Collateral Agent, the Senior Note Trustee and the lenders under the New Credit Facility, as amended from time to time as permitted thereby.


    "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.


    "Public Offering" means an underwritten initial public offering of Qualified Capital Stock (other than Preferred Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act which results in gross cash proceeds to the Company of not less than $25 million.


    "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company or its Subsidiaries, and any additions and accessions thereto, which are purchased by the Company or any Subsidiary at any time after the Notes are issued; PROVIDED, that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii)(A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company or any Subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

    "Securities Act" means the Securities Act of 1933, as amended.


    "Senior Note Indenture" means the indenture, dated as of ______________, 1994, among the Company and First Fidelity Bank, N.A., as trustee, as such agreement may be amended, renewed, extended, substituted, refinanced, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).



    "Senior Notes" means the Company's ___% Senior Secured Notes due 2002.



    "Senior Subordinated Note Indenture" means the indenture, dated as of ______________, 1994, among the Company and Marine Midland Bank, N.A., as trustee, as such agreement may be amended, renewed, extended, substituted, refinanced, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).



    "Senior Subordinated Notes" means the Company's ___% Senior Subordinated Notes due 2004.



    "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.



    "Subordinated Indebtedness" means Indebtedness of the Company subordinated in right of payment to the Senior Notes.



    "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.



    "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit or money market deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $250,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency, or "A-1" or higher according to Standard & Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or any successor rating agency or "A-1" (or higher) according to S&P or any successor rating agency and (iv) any repurchase obligation with a term of not more than 90 days for direct obligations of the United States of America entered into with a bank meeting the qualifications described in clause (ii) above.


    "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

    "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have in respect of a corporation, the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).


    "Wholly Owned Subsidiary" means a corporate Subsidiary all the outstanding Capital Stock (other than directors' qualifying shares) or a partnership Subsidiary all the equity interest of which are owned by the Company or another Wholly Owned Subsidiary.



                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES



    The following discussion is a summary of the material federal income tax consequences expected to result to holders from the purchase, ownership and disposition of Senior Notes, Senior Subordinated

Notes and Warrants. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the federal income tax consequences to holders of Senior Notes, Senior Subordinated Notes or Warrants.



    The following summary is for general information only. The tax treatment of a holder of Senior Notes, Senior Subordinated Notes or Warrants may vary depending on such holder's particular situation. This discussion does not address the federal income tax consequences of the ownership of Senior Notes, Senior Subordinated Notes or Warrants that are not held as capital assets within the meaning of Section 1221 of the Code, nor does it discuss the effect of any state, local or foreign tax law on the holder of Senior Notes, Senior Subordinated Notes or Warrants. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH PURCHASER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF SENIOR NOTES, SENIOR SUBORDINATED NOTES OR WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.



STATED INTEREST ON SENIOR NOTES AND SENIOR SUBORDINATED NOTES


    Holders of Senior Notes and Senior Subordinated Notes will be required to include stated interest in gross income for federal income tax purposes in accordance with the holder's method of accounting for federal income tax purposes. Holders using the accrual method of tax accounting must include stated interest in income as it accrues and holders using the cash method of tax accounting must include stated interest in income as it is actually or constructively received by them.



ORIGINAL ISSUE DISCOUNT ON THE SENIOR SUBORDINATED NOTES


    The Senior Subordinated Notes will be issued with original issue discount, and each holder of Senior Subordinated Notes will be required to include in its gross income original issue discount income as described below.



    Original issue discount on each Senior Subordinated Note will equal the excess of the stated redemption price at maturity of the Senior Subordinated Note over its issue price. A holder of a Senior Subordinated Note issued with original issue discount must include original issue discount in income as ordinary interest income as the original issue discount accrues on the basis of a constant yield to maturity, regardless of whether the holder uses the cash or accrual method of tax accounting. Generally, original issue discount must be included in income in advance of the receipt of cash representing such income.



    In general, the "issue price" of a Senior Subordinated Note is determined by allocating the "issue price" of the Unit to the Senior Subordinated Note and Warrant comprising such Unit on the basis of the proportion which the fair market value of each such element of the Unit bears to the sum of the fair market value of both elements in the Unit. The "issue price" of a Unit is the initial offering price to the public (excluding underwriters, placement agents and wholesalers) at which a substantial amount of Units are first sold. The Company will make an allocation of the "issue price" of the Unit to the Senior Subordinated Note and Warrant based upon their relative fair market values, and such allocation will be binding on each holder of a Unit, other than a holder that explicitly discloses that its allocation of the "issue price" of the Unit is different from the Company's allocation. Such disclosure generally must be made on a statement attached to such holder's timely filed federal income tax return for its taxable year that includes the acquisition date of the Unit.

    The stated redemption price at maturity of a Senior Subordinated Note will equal the sum of all payments other than any "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.



    The holder of a Senior Subordinated Note issued with original issue discount must include in gross income, for all days during its taxable year on which it holds such Senior Subordinated Note, the sum of the "daily portions" of original issue discount. The amount of original issue discount includible in income by a holder will be computed by allocating to each day during a taxable year a pro rata portion of the original issue discount that accrued during the relevant accrual period. The accrual periods for a Senior Subordinated Note may be of any length and may vary in length over the Senior Subordinated Note's term, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount that will accrue during an accrual period is the excess, if any, of (i) the product of the "adjusted issue price" of the Senior Subordinated Note at the beginning of the accrual period and its original yield to maturity (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the particular accrual period) over (ii) the amount of any qualified stated interest allocable to the accrual period. There are special rules for determining the original issue discount allocable to an accrual period where an interval between payments of qualified stated interest contains more than one accrual period. The adjusted issue price of a Senior Subordinated Note at the beginning of any accrual period is the sum of its issue price, plus prior accruals of original issue discount, reduced by the total payments made with respect to such Senior Subordinated Notes in all prior periods, other than qualified stated interest payments.



    The Company will make annual reports to the IRS and holders of the Senior Subordinated Notes regarding the amount of original issue discount accrued on the Senior Subordinated Notes during the year.



ELECTION TO TREAT ALL INTEREST AS ORIGINAL INTEREST DISCOUNT


    In general, a holder may elect to treat all interest on any Senior Note or Senior Subordinated Note as original issue discount and calculate the amount includible in gross income under the method described above. For the purposes of this election, interest includes, among other items, stated interest, original issue discount, market discount, and DE MINIMIS market discount, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the holder acquired the Senior Note or Senior Subordinated Note and may not be revoked without the consent of the Internal Revenue Service. As discussed below, this election may affect the tax treatment of other debt instruments held by a holder. Therefore, holders should consult with their own tax advisors about this election.



ACQUISITION PREMIUM


    If a holder purchases a Senior Subordinated Note at an "acquisition premium," the holder reduces the amount of original issue discount includible in income in each taxable year by the portion of acquisition premium allocable to that year. A Senior Subordinated Note is purchased at an acquisition premium if immediately after the purchase, the purchaser's adjusted basis in the Senior Subordinated Note is greater than its adjusted issue price but not greater than the sum of all amounts payable on the Senior Subordinated Note after the purchase date, other than payments of qualified stated interest. In general, the reduction in original issue discount includible in income in a taxable year is determined by multiplying the daily portion of original issue discount by a fraction the numerator of which is the excess of the adjusted basis of the Senior Subordinated Note immediately after the acquisition over the adjusted issue price of the Senior Subordinated Note and the denominator of which is the excess of the sum of all amounts payable on the Senior Subordinated Note after the purchase date, other than payments of qualified stated interest, over its adjusted issue price. Rather than using the above fraction, the holder, may, as discussed above, elect to treat all interest, including for this purpose, acquisition premium, as original issue discount.

MARKET DISCOUNT


    If a Senior Note or a Senior Subordinated Note is acquired at a "market discount," some or all of any gain realized on a sale or other disposition, partial principal payment or payment at maturity, of the Senior Note or the Senior Subordinated Note may be treated as ordinary income (generally, as interest income), as described below. For this purpose, "market discount" is the excess of (i) the stated redemption price at maturity of a Senior Note or the adjusted issue price of a Senior Subordinated Note over (ii) the holder's tax basis in the Senior Note or Senior Subordinated Note subject to a statutory DE MINIMIS exception. Under the statutory DE MINIMIS exception, market discount will be considered to be zero if it is less than 1/4 of 1% of the stated redemption price at maturity of the Senior Note or the Senior Subordinated Note, as the case may be, multiplied by the number of complete years to maturity of the Note from the date the holder purchased it. Unless a holder has elected to include the market discount in income as it accrues, any gain realized on any subsequent disposition of the Senior Note or the Senior Subordinated Note (other than in connection with certain nonrecognition transactions) or any partial principal payment or payment at maturity with respect to the Senior Note or the Senior Subordinated Note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period the Senior Note or the Senior Subordinated Note was held. In addition, if the Senior Note or the Senior Subordinated Note is disposed of in any transaction other than a sale, exchange, or involuntary conversion (E.G., a gift), ordinary income will be recognized to the extent of accrued market discount as if such Senior Note or Senior Subordinated Note had been sold at its then fair market value.



    The amount of market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Senior Note or the Senior Subordinated Note was held by the holder and the denominator of which is the total number of days after the date such holder acquired the Senior Note or the Senior Subordinated Note up to and including the date of its maturity, or
(ii) if the holder so elects, on a constant interest rate method. A holder may make this election with respect to any Senior Note or Senior Subordinated Note and such election is irrevocable.



    A holder of a Senior Note or a Senior Subordinated Note may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. If such an election is made, a holder will not be required to recharacterize gain on the disposition of, and certain payments in respect of, the Senior Note or the Senior Subordinated Note to the extent of accrued market discount. Once made, the election to include market discount in income currently applies to all Senior Notes, Senior Subordinated Notes and other obligations of the holder that are purchased at a market discount during the first taxable year for which the election is made, and all subsequent taxable years of the holder, unless the IRS consents to a revocation of the election. If an election is made to include market discount in income currently, the holder's basis for the Senior Note or the Senior Subordinated Note will be increased by the market discount thereon as it is included in income.



    If a holder makes the election (discussed above) to treat as original issue discount all interest on a debt instrument that has market discount, the holder is deemed to have made the election to accrue currently market discount using a constant interest rate method on all other debt instruments with market discount. In addition, if the holder has previously made the election to accrue market discount currently, the conformity requirements of that election are satisfied for debt instruments with respect to which the holder elects to treat all interest as original issue discount.



    Unless a holder who acquires a Senior Note or a Senior Subordinated Note at a market discount elects to include market discount in income currently, such holder may be required to defer all or a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the Senior Note or the Senior Subordinated Note.

AMORTIZABLE BOND PREMIUM


    If a holder purchases a Senior Note or a Senior Subordinated Note and, immediately after the purchase, the adjusted basis of the Senior Note or the Senior Subordinated Note exceeds the sum of all amounts payable on the Senior Note or the Senior Subordinated Note after the purchase date, other than qualified stated interest, the Senior Note or the Senior Subordinated Note has "premium." A holder that purchases a Senior Subordinated Note at a premium is not required to include OID in income. A holder may elect to amortize the premium over the remaining term of the Senior Note or the Senior Subordinated Note (or, in certain circumstances, until an earlier call date).



    In the case of a debt instrument that may be called at a premium prior to maturity, an earlier call date of the debt instrument is treated as the maturity date of the debt instrument and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If the debt instrument is not redeemed on such call date, the remaining bond premium may be amortized to a later call date or to maturity under the rules set forth above. If a debt instrument purchased at a premium is redeemed prior to its maturity, a purchaser who has elected to amortize bond premium may deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.



    If premium is amortized, except as provided in Treasury Regulations, the amount of interest that must be included in the holder's income for each period ending on an interest payment date or stated maturity, as the case may be, will be reduced by the portion of premium allocable to the interest payment based on the yield to maturity of the Senior Note or the Senior Subordinated Note under a constant interest method. If such an election to amortize premium is not made, a holder must include the full amount of each interest payment in income in accordance with the holder's regular method of tax accounting and will include the premium in its tax basis for the Senior Note or Senior Subordinated Note for purposes of computing its gain or loss on the sale or other disposition or payment of the principal amount of the Senior Note or the Senior Subordinated Note.



    An election to amortize premium would apply to amortizable premium on all Senior Notes, Senior Subordinated Notes and other bonds the interest on which is includible in the holder's gross income held at the beginning of the holder's first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the IRS. The election to treat all interest, including for this purpose amortizable premium, as original issue discount is deemed to be an election to amortize premium under Section 171(c) of the Code for purposes of the conformity requirements of that section. In addition, if the holder has already made an election to amortize premium, the conformity requirements will be deemed satisfied with respect to any Senior Notes or Senior Subordinated Notes for which the holder makes an election to treat all interest as original issue discount.



DISPOSITION OF THE SENIOR NOTES AND SENIOR SUBORDINATED NOTES


    In general, upon a disposition of a Senior Note or a Senior Subordinated Note by sale, exchange, redemption or other taxable disposition, a holder will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts received attributable to accrued interest) and (ii) the holder's tax basis in the Senior Note or the Senior
Subordinated Note. A holder's tax basis in a Senior Note or a Senior Subordinated Note generally will equal the cost of the Senior Note or the Senior Subordinated Note which, in the case of an initial holder of a Senior Subordinated Note, is the portion of the issue price of a Unit allocated to the Senior Subordinated Note, (net of accrued interest) to the holder increased by amounts includible in income as original issue discount or market discount (if the holder elects to include market discount in income on a current basis) and reduced by any amortized premium and any payments other than payments of qualified stated interest made on the Senior Note or the Senior Subordinated Note.

    Assuming that the Senior Note or the Senior Subordinated Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss, and will be long-term capital gain or loss if the holder has held the Senior Note or the Senior Subordinated Note for longer than one year at the time of the disposition.



HOLDING AND DISPOSING OF WARRANTS


    No gain or loss will be recognized by a holder of a Warrant on the purchase of the Company's Common Stock for cash on the exercise of the Warrant (except with respect to any cash paid in lieu of the issuance of fractional shares of Common Stock). A holder's tax basis in the Warrant prior to exercise will be added to the Exercise Price of the Warrant and will constitute the holder's tax basis in the Company's Common Stock received on the exercise of the Warrant. The holding period of the Company's Common Stock so received will not include the time during which the holder held the Warrant.



    Adjustments to the Exercise Price of the Warrants, or a failure to make such adjustments, pursuant to the antidilution provisions of the Warrants may result in taxable distributions to holders of Warrants or to holders of the Company's Common Stock, respectively, under Section 305 of the Code to the extent of the Company's current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property.



    Assuming that the Common Stock would be held as a capital asset by a holder, the redemption of a Warrant by the Company, the sale or other taxable disposition of a Warrant by such holder other than to the Company and the expiration of an unexercised Warrant, generally will be treated as a sale or exchange of a capital asset and any gain or loss recognized will generally be capital gain or loss and will be long term capital gain or loss if the holder has held the Warrant for longer than one year at the time of the redemption, disposition or expiration. In the case of a redemption or sale of a Warrant, the amount of the gain or loss recognized will be equal to the difference between the amount realized on the redemption or sale and the holder's tax basis in the Warrant. In the case of the expiration of an unexercised Warrant, the holder will recognize loss equal to the holder's tax basis in the Warrant. As discussed above, an initial holder's tax basis in a Warrant will be equal to the portion of the issue price of the Unit allocated to the Warrant.



BACKUP WITHHOLDING


    A holder of Senior Notes, Senior Subordinated Notes or Warrants may be subject to backup withholding at the rate of 31% with respect to interest paid on, original issue discount accrued on and gross proceeds of a sale or redemption of Senior Notes, Senior Subordinated Notes or Warrants, unless (i) the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) the holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Senior Note, a Senior Subordinated Note or a Warrant who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.



    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PURCHASER OF SENIOR NOTES, SENIOR SUBORDINATED NOTES OR WARRANTS SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SENIOR NOTES, SENIOR SUBORDINATED NOTES OR WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                  UNDERWRITING


    Subject to certain terms and conditions of the Underwriting Agreement, Alex. Brown & Sons Incorporated and SPP Hambro & Co. (the "Underwriters") have agreed to purchase from the Company the following respective principal amounts of Senior Notes and Units:


                                                                         PRINCIPAL AMOUNT    NUMBER OF
UNDERWRITERS                                                              OF SENIOR NOTES      UNITS
- -----------------------------------------------------------------------  -----------------  -----------

Alex. Brown & Sons Incorporated........................................   $
SPP Hambro & Co........................................................
                                                                         -----------------  -----------
    Total..............................................................   $   165,000,000      100,000
                                                                         -----------------  -----------
                                                                         -----------------  -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent.


    The Underwriting Agreement also provides that the Company will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Senior Notes and Units if any Senior Notes and Units are purchased.



    The Underwriters propose to offer the Senior Notes and Units directly to the public initially at the public offering prices set forth on the cover page of this Prospectus. After the initial public offering of the Senior Notes and Units, the offering prices and other selling terms may be changed by the Underwriters.



    There is no existing trading market for the Securities and there can be no assurance as to the liquidity of any market that may develop for the Securities. The Underwriters have advised the Company that they currently intend to make a market in the Senior Notes and the Units until the Separation Date and in the Notes and Warrants thereafter. However, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice.



    The Company has agreed not to issue, sell or offer any debt securities or shares of Common Stock or securities convertible into Common Stock without the prior consent of the Underwriters for a period of 90 days after the date of this Prospectus.



    NBD Bank, N.A. will receive a fee of $__ from the Company for acting as the Company's financial advisor in connection with the Offering.


                                 LEGAL MATTERS


    The validity of the Securities will be passed upon for the Company by Hutton Ingram Yuzek Gainen Carroll & Bertolotti, New York, New York. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. As to certain matters concerning the laws of the State of Florida, Hutton Ingram Yuzek Gainen Carroll & Bertolotti and Fried, Frank, Harris, Shriver & Jacobson will rely upon the opinions of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.


                                    EXPERTS


    The consolidated financial statements of the Company as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The following consolidated financial statements of International Controls Corp. and subsidiaries are submitted herewith:


                                                                                                               PAGE
                                                                                                             ---------
Index To Financial Statements Covered By Report Of Independent Auditors
  Report of Independent Auditors...........................................................................        F-2
  Consolidated Balance Sheets as of December 31, 1993 and 1992.............................................        F-3
  Consolidated Statements of Shareholders' Deficit for the Years Ended December 31, 1993, 1992 and 1991....        F-4
  Consolidated Statements of Operations for the Years Ended December 31, 1993, 1992
    and 1991...............................................................................................        F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1992
    and 1991...............................................................................................        F-6
  Notes to Consolidated Financial Statements -- December 31, 1993..........................................        F-7
Consolidated Financial Statements (Unaudited):
  Consolidated Balance Sheets at March 31, 1994, and December 31, 1993.....................................       F-25
  Consolidated Statements of Operations for the Three Months Ended March 31, 1994, and March 31, 1993......       F-26
  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1994, and March 31, 1993......       F-27
  Notes to Consolidated Financials Statements -- March 31, 1994............................................       F-28

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
International Controls Corp.



    We have audited the accompanying consolidated balance sheets of International Controls Corp. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Controls Corp. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



    As discussed in Notes I and K to the consolidated financial statements, the Company changed its methods of accounting for postretirement benefits other than pensions and income taxes in the year ended December 31, 1993.



                                          /s/_ERNST & YOUNG



Kalamazoo, Michigan
March 1, 1994

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                              DECEMBER 31,
                                                                                          --------------------
                                                                                            1993       1992
                                                                                          ---------  ---------
Cash and cash equivalents...............................................................  $  40,078  $  42,199
Accounts receivable, less allowance for doubtful accounts of $748 (1992 -- $623) (Note
 G).....................................................................................     75,701     64,115
Current portion of finance lease receivables............................................        764      2,352
Inventories (Notes D and G).............................................................     94,112     71,861
Other current assets....................................................................     11,059      8,897
                                                                                          ---------  ---------
    TOTAL CURRENT ASSETS................................................................    221,714    189,424
Property, plant and equipment, net (Notes E, G and H)...................................    122,355    119,492
Insurance Subsidiary's investments (Note F).............................................     90,838     84,616
Noncurrent finance lease receivables (Notes C and H)....................................        575      2,863
Insurance Subsidiary's reinsurance receivable...........................................     11,378     17,366
Cost in excess of net assets acquired, net of accumulated amortization of $6,252 (1992
 -- $5,002).............................................................................     43,743     44,993
Trademark, net of accumulated amortization of $1,750 (1992 -- $1,400)...................     11,696     12,046
Other assets............................................................................     15,037     22,963
                                                                                          ---------  ---------
    TOTAL ASSETS........................................................................  $ 517,336  $ 493,763
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable........................................................................  $  77,876  $  56,684
Notes payable (Note G)..................................................................      5,000      5,000
Income taxes payable (Note K)...........................................................      7,726      6,739
Accrued compensation....................................................................     15,838     13,729
Accrued interest........................................................................     11,746     11,596
Other accrued liabilities...............................................................     38,071     28,833
Current portion of long-term debt.......................................................     14,321     15,752
                                                                                          ---------  ---------
    TOTAL CURRENT LIABILITIES...........................................................    170,578    138,333
Long-term debt, excluding current portion (Note G):
  Shareholders..........................................................................     30,000     30,000
  Other.................................................................................    246,952    259,616
                                                                                          ---------  ---------
                                                                                            276,952    289,616
Insurance Subsidiary's unpaid losses and loss adjustment expenses.......................     71,179     75,780
Unearned insurance premiums.............................................................      9,547     10,463
Deferred income taxes...................................................................      9,803     11,187
Postretirement benefits other than pensions (Note I)....................................     49,609     --
Other noncurrent liabilities............................................................     39,053     33,654
Minority interest (Notes H and J).......................................................     40,132     41,026
                                                                                          ---------  ---------
    TOTAL LIABILITIES...................................................................    666,853    600,059
Shareholders' deficit (Notes A, F and G):
  Common stock, par value $0.01:
    Authorized 15,000,000 shares
    Outstanding 9,036,700 shares........................................................         90         90
  Additional paid-in capital............................................................     14,910     14,910
  Retained earnings (deficit)...........................................................    (36,217)     7,045
  Unrealized appreciation on Insurance Subsidiary's investments in equity securities....         73         32
  Notes receivable from shareholders....................................................       (625)      (625)
  Amount paid in excess of Checker's net assets.........................................   (127,748)  (127,748)
                                                                                          ---------  ---------
    TOTAL SHAREHOLDERS' DEFICIT.........................................................   (149,517)  (106,296)
Commitments and contingencies (Note H)..................................................
                                                                                          ---------  ---------
    TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT.........................................  $ 517,336  $ 493,763
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                See notes to consolidated financial statements.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                                                 UNREALIZED
                                                                                APPRECIATION                       AMOUNT PAID
                                                                               (DEPRECIATION)         NOTES        IN EXCESS OF
                                                      ADDITIONAL               ON INVESTMENTS      RECEIVABLE       CHECKER'S
                                          COMMON        PAID-IN     RETAINED      IN EQUITY           FROM          NET ASSETS
                                           STOCK        CAPITAL     EARNINGS     SECURITIES       SHAREHOLDERS       (NOTE A)
                                       -------------  -----------  ----------  ---------------  -----------------  ------------
BALANCES AT JANUARY 1, 1991..........    $      90     $  14,910   $   10,418     $  (1,790)        $    (625)     $   (127,748)
Unrealized appreciation on investment
 in equity securities................       --            --           --             2,189            --               --
Net income...........................       --            --            4,182        --                --               --
                                               ---    -----------  ----------       -------            ------      ------------
BALANCES AT DECEMBER 31, 1991........           90        14,910       14,600           399              (625)         (127,748)
Unrealized depreciation on investment
 in equity securities................       --            --           --              (367)           --               --
Net loss.............................       --            --           (7,555)       --                --               --
                                               ---    -----------  ----------       -------            ------      ------------
BALANCES AT DECEMBER 31, 1992........           90        14,910        7,045            32              (625)         (127,748)
Unrealized appreciation on investment
 in equity securities................       --            --           --                41            --               --
Net loss.............................       --            --          (43,262)       --                --               --
                                               ---    -----------  ----------       -------            ------      ------------
BALANCES AT DECEMBER 31, 1993........    $      90     $  14,910   $  (36,217)    $      73         $    (625)     $   (127,748)
                                               ---    -----------  ----------       -------            ------      ------------
                                               ---    -----------  ----------       -------            ------      ------------

                See notes to consolidated financial statements.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1993          1992          1991
                                                                          ------------  ------------  ------------
REVENUES:
  Trailer manufacturing and distribution................................  $    711,862  $    536,336  $    400,196
  Automotive products manufacturing.....................................       127,925       112,631        84,401
  Vehicular operations including rental income of $38,360 (1992 --
   $37,382; 1991 -- $39,946)............................................        42,103        40,580        43,527
Insurance premiums earned...............................................        27,436        27,186        27,142
                                                                          ------------  ------------  ------------
                                                                               909,326       716,733       555,266
COST OF REVENUES:
  Cost of sales.........................................................      (728,471)     (561,546)     (428,949)
  Cost of vehicular operations..........................................       (30,916)      (30,120)      (30,801)
  Cost of insurance operations..........................................       (19,418)      (19,204)      (20,793)
                                                                          ------------  ------------  ------------
                                                                              (778,805)     (610,870)     (480,543)
                                                                          ------------  ------------  ------------
GROSS PROFIT............................................................       130,521       105,863        74,723
Operating expenses:
  Selling, general and administrative expense...........................       (83,176)      (76,877)      (72,032)
Interest expense........................................................       (41,614)      (42,726)      (47,425)
Interest income.........................................................         7,396         8,895        11,634
Other income (expense), net.............................................         3,494        (2,023)       (1,078)
Special charge -- Note H................................................        (7,500)      --            --
                                                                          ------------  ------------  ------------
INCOME (LOSS) BEFORE MINORITY EQUITY, INCOME TAXES, EXTRAORDINARY ITEMS
 AND ACCOUNTING CHANGES.................................................         9,121        (6,868)      (34,178)
Minority equity (Note J)................................................       --            --              1,931
                                                                          ------------  ------------  ------------
INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY ITEMS AND ACCOUNTING
 CHANGES................................................................         9,121        (6,868)      (32,247)
Income tax benefit (expense) (Note K)...................................        (5,757)         (687)        5,241
                                                                          ------------  ------------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS AND ACCOUNTING CHANGES.........         3,364        (7,555)      (27,006)
Extraordinary items (Note L)............................................       --            --             31,188
                                                                          ------------  ------------  ------------
INCOME (LOSS) BEFORE ACCOUNTING CHANGES.................................         3,364        (7,555)        4,182
Accounting changes (Notes I and K)......................................       (46,626)      --            --
                                                                          ------------  ------------  ------------
Net income (loss).......................................................  $    (43,262) $     (7,555) $      4,182
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average number of shares used in per share computations........         9,037         9,037         9,037
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
INCOME (LOSS) PER SHARE:
Loss before extraordinary items and accounting changes..................  $       0.37  $      (0.84) $      (2.99)
Extraordinary items (Note L)............................................       --            --               3.45
Accounting changes (Notes I and K)......................................         (5.16)      --            --
                                                                          ------------  ------------  ------------
  NET INCOME (LOSS) PER SHARE...........................................  $      (4.79) $      (0.84) $       0.46
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See notes to consolidated financial statements.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1993        1992        1991
                                                                              ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................................  $  (43,262) $   (7,555) $    4,182
    Adjustment to reconcile net income (loss) to net cash provided by operating activities:
    Accounting changes......................................................      46,626      --          --
    Extraordinary items.....................................................      --          --         (31,188)
    Depreciation and amortization...........................................      23,295      21,054      20,931
    Deferred income tax expense (benefit)...................................      (8,512)     (4,311)      3,288
    Amortization of cost in excess of net assets acquired...................       1,250       1,250       1,250
    Amortization of debt discount...........................................       1,372       1,181       1,045
    Net loss on sale of property, plant and equipment.......................         207         217         275
    Investment losses (gains)...............................................      (1,079)       (690)      1,646
    Decrease in minority equity.............................................      --          --          (1,992)
    Other noncash charges...................................................       7,562       6,386       3,980
    Changes in operating assets and liabilities:
      Accounts receivable...................................................     (11,970)    (12,788)      7,647
      Finance lease receivables.............................................       4,408       5,131       7,213
      Inventories...........................................................     (22,251)     (7,820)       (784)
      Insurance Subsidiary's reinsurance receivable.........................       5,988      (5,634)     11,731
      Unbilled tooling charges..............................................      --          --          35,181
      Other assets..........................................................      (5,309)     --             536
      Accounts payable......................................................      21,193       8,281      (1,129)
      Income taxes..........................................................         824       4,489     (17,398)
      Unpaid losses and loss adjustment expenses............................      (4,601)      5,046       2,204
      Unearned insurance premiums...........................................        (917)      4,673        (347)
      Postretirement benefits other than pension............................       4,497      --          --
      Other liabilities.....................................................      11,359       6,288     (10,460)
                                                                              ----------  ----------  ----------
  NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES............................      30,680      25,198      37,811
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................................     (20,006)    (17,549)    (16,457)
  Proceeds from disposal of property, plant and equipment and other
   productive assets........................................................       2,599       2,783       2,685
  Purchase of investments...................................................     (64,052)    (32,190)    (19,228)
  Proceeds from sale of investments.........................................      65,019      31,617      18,732
                                                                              ----------  ----------  ----------
NET CASH FLOW USED IN INVESTING ACTIVITIES..................................     (16,440)    (15,339)    (14,268)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..................................................       2,500      32,090      20,530
  Repayments of borrowings..................................................     (17,967)    (39,772)    (43,610)
  Return of limited partner's capital.......................................        (894)     (1,035)       (821)
                                                                              ----------  ----------  ----------
NET CASH FLOW USED IN FINANCING ACTIVITIES..................................     (16,361)     (8,717)    (23,901)
                                                                              ----------  ----------  ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................      (2,121)      1,142        (358)
Beginning cash and cash equivalents.........................................      42,199      41,057      41,415
                                                                              ----------  ----------  ----------
ENDING CASH AND CASH EQUIVALENTS............................................  $   40,078  $   42,199  $   41,057
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

                See notes to consolidated financial statements.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

NOTE A -- ORGANIZATION
    The Company has two operating subsidiaries, Great Dane Trailers, Inc. ("Great Dane") and Checker Motors Corporation ("Checker"). During 1989, the Company purchased all of the common stock of Checker, the general partner of Checker Motors Co., L.P. (the "Partnership"), a Delaware limited partnership (the "Checker acquisition").

    Immediately after the Checker acquisition, substantially all of Checker's former shareholders purchased, through Checker Holding Corp. ("Holding"), all of the outstanding common stock of the Company (the "Holding buyout"). Holding was created solely for the purpose of acquiring the stock of the Company and was subsequently merged into the Company. The Holding buyout has been accounted for as if Checker acquired the Company (a "reverse acquisition"), since there was no significant change in control of Checker.

    Under generally accepted accounting principles for reverse acquisitions, the net assets of Checker acquired in the Checker acquisition cannot be revalued to estimated fair value. Accordingly, the $127.7 million excess of the amount paid over the historical book value of Checker's net assets has been accounted for as a separate component reducing shareholders' equity and is not subject to amortization. The fair value of Checker's net assets, as estimated by management, is significantly greater than historical book value, but no appraisal of fair value is available.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of International Controls Corp. and its subsidiaries, including a wholly-owned trailer leasing company, other greater than 50% owned companies, the Partnership and the Partnership's wholly-owned subsidiaries, including American Country Insurance Company ("Insurance Subsidiary"). All significant intercompany accounts and transactions have been eliminated.

    CASH  EQUIVALENTS:   The  Company considers  all highly  liquid investments,
other than Insurance Subsidiary investments, with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES:   Inventories are  stated at the  lower of cost  or market. The cost of inventories is determined principally on the last-in, first-out ("LIFO") method.

    PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided based on the assets' estimated useful lives, principally by the straight-line method.

    Estimated depreciable lives are as follows:

Buildings......................................................  10-40 years
Transportation equipment.......................................   2-6 years
Machinery, equipment, furniture and fixtures...................  3-12 years

    INTANGIBLE ASSETS:   Intangible assets,  principally cost in  excess of  net
assets acquired, noncompete agreements and a trademark, are being amortized on the straight-line basis over periods of 4 to 40 years.

    MINORITY INTEREST: Minority interest represents the limited partner's allocable share of the Partnership's net assets (see Notes H and J) and the limited partner's allocable share of net assets of South Charleston Stamping & Manufacturing Company ("SCSM").

    REVENUE RECOGNITION: Revenues from sales of trailers that are manufactured in response to customers' orders are recorded when such products are completed and invoiced. Finance income is recognized as other income over the term of the finance leases by applying the simple interest method to scheduled monthly collections. Rental income from vehicle leases is recognized as earned. Vehicles are generally

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) leased on a daily or weekly basis to unaffiliated operators. Insurance Subsidiary premiums are recognized as income ratably over the period covered by the policies. Unearned premium reserves are calculated on the monthly pro-rata basis. Realized gains and losses on investments are determined on a specific identification basis and are included in the determination of net income.

    DEBT  ISSUE EXPENSE:   Expenses incurred in connection  with the issuance of
debt are capitalized and amortized as interest expense over the life of the debt.

    LOSSES AND LOSS ADJUSTMENT EXPENSES: The Insurance Subsidiary's liability for unpaid losses and loss adjustment expenses represents an estimate of the ultimate net costs of all losses which are unpaid at the balance sheet dates, and is determined using case-basis evaluations and statistical analysis. These estimates are continually reviewed and any adjustments which become necessary are included in current operations. Since the liability is based on estimates, the ultimate settlement of losses and the related loss adjustment expenses may vary from the amounts included in the consolidated financial statements.

    INSURANCE SUBSIDIARY REINSURANCE: During 1993, the Company adopted the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts" ("SFAS No. 113"). Because of the type of insurance contracts the Company's Insurance Subsidiary provides, the adoption of this statement had no impact on earnings; however, it requires the disaggregation of various balance sheet accounts. For financial reporting purposes, the 1992 balance sheet and the 1992 and 1991 statements of cash flows have been restated as if this statement were adopted as of the beginning of the earliest period presented.

    RECLASSIFICATION:   Certain 1992 and 1991  amounts have been reclassified to
conform to the 1993 presentation.

NOTE C -- TRAILER LEASING OPERATIONS
    Great Dane, through a wholly-owned leasing subsidiary, leases trailers under operating and sales-type leases ("finance lease receivables"). The following is a summary of the components of the subsidiary's net investment in finance lease receivables (dollars in thousands):

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1993       1992
                                                                                ---------  ---------
Minimum lease payments receivable.............................................  $   1,678  $   6,563
Less: Unearned income.........................................................       (180)      (669)
    Allowance for doubtful accounts...........................................       (159)      (679)
                                                                                ---------  ---------
                                                                                    1,339      5,215
Less amounts reflected as current.............................................       (764)    (2,352)
                                                                                ---------  ---------
Noncurrent portion............................................................  $     575  $   2,863
                                                                                ---------  ---------
                                                                                ---------  ---------

    Minimum lease payments are receivable as follows: $1.0 million in 1994, $0.3 million in 1995 and $0.4 million in 1996.

    Trailers subject to operating leases are included in transportation equipment in the accompanying consolidated balance sheets. The cost and accumulated depreciation of such trailers were $0.5 million and $0.2 million, respectively, at December 31, 1993, and $1.5 million and $0.6 million, respectively, at December 31, 1992.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE D -- INVENTORIES
    Inventories are summarized below (dollars in thousands):

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1993       1992
                                                                                ---------  ---------
Raw materials.................................................................  $  53,105  $  44,005
Work-in-process...............................................................     10,956      8,803
Finished goods................................................................     30,051     19,053
                                                                                ---------  ---------
                                                                                $  94,112  $  71,861
                                                                                ---------  ---------
                                                                                ---------  ---------

    Inventories would not differ materially if the first-in, first-out costing method were used for inventories costed by the LIFO method.

NOTE E -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment are summarized below (dollars in thousands):

                                                                                   DECEMBER 31,
                                                                             ------------------------
                                                                                1993         1992
                                                                             -----------  -----------
Land and buildings.........................................................  $    54,167  $    46,131
Transportation equipment...................................................       32,830       37,392
Machinery, equipment, furniture and fixtures...............................      125,067      106,261
                                                                             -----------  -----------
                                                                                 212,064      189,784
Less accumulated depreciation and amortization.............................      (89,709)     (70,292)
                                                                             -----------  -----------
                                                                             $   122,355  $   119,492
                                                                             -----------  -----------
                                                                             -----------  -----------

NOTE F -- INVESTMENTS
    Insurance Subsidiary investments, which are generally reserved for Insurance Subsidiary operations, are as follows (dollars in thousands):

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1993       1992
                                                                                ---------  ---------
Fixed maturities (bonds and notes) -- at cost, adjusted for amortization of premium or discount and other than temporary declines in market value........  $  77,229  $  75,950
Equity securities (common and non-redeemable preferred stocks) -- at current
 market value (cost $13,536 in 1993 and $8,634 in 1992).......................     13,609      8,666
                                                                                ---------  ---------
                                                                                $  90,838  $  84,616
                                                                                ---------  ---------
                                                                                ---------  ---------

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE F -- INVESTMENTS (CONTINUED)
    The amortized cost, gross unrealized gains and losses and estimated market values of fixed-maturity investments held by the Insurance Subsidiary as of December 31, 1993, are as follows (dollars in thousands):

                                                                       GROSS    GROSS  ESTIMATED
                                                             AMORTIZED UNREALIZED UNREALIZED MARKET
                                                              COST     GAINS    LOSSES  VALUE
                                                             -------   ------   ----   -------
U.S. Treasury securities and obligations of U.S.
 Government corporations and agencies.....................   $7,276    $ 283    $--    $7,559
Obligations of states and political subdivisions..........   21,984      561    --     22,545
Mortgage-backed securities................................    2,873      156    --      3,029
Corporate and other debt securities.......................   45,096    3,119    103    48,112
                                                             -------   ------   ----   -------
                                                             $77,229   $4,119   $103   $81,245
                                                             -------   ------   ----   -------
                                                             -------   ------   ----   -------

    The amortized cost and estimated market value of fixed-maturity investments at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          ESTIMATED
                                                                              AMORTIZED    MARKET
                                                                                COST       VALUE
                                                                              --------    --------
Due in one year or less....................................................   $11,998     $12,209
Due after one year through five years......................................    24,918      25,880
Due after five years through ten years.....................................    21,989      23,313
Due after ten years........................................................    15,451      16,814
                                                                              --------    --------
                                                                               74,356      78,216
Mortgage-backed securities.................................................     2,873       3,029
                                                                              --------    --------
                                                                              $77,229     $81,245
                                                                              --------    --------
                                                                              --------    --------

    Proceeds from sales of fixed-maturity investments were $57.2 million for 1993 and $21.7 million for 1992. Gross gains of $1.2 million and gross losses of $0.2 million were realized during 1993 and gross gains of $0.6 million and no gross losses were realized on those sales during 1992.

    Bonds with an amortized cost of $2.2 million at December 31, 1993, were on deposit to meet certain regulatory requirements.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE F -- INVESTMENTS (CONTINUED)
    Realized gains (losses) for 1993, 1992 and 1991, including other than temporary declines in market value and unrealized appreciation (depreciation) on fixed maturities and equity security investments of the Insurance Subsidiary, are summarized as follows (dollars in thousands):

                                                                        FIXED       EQUITY
                                                                     MATURITIES   SECURITIES     TOTAL
                                                                     -----------  -----------  ---------
1993
  Realized gains...................................................   $     983    $      95   $   1,078
  Unrealized appreciation..........................................      --               41          41
                                                                     -----------  -----------  ---------
                                                                      $     983    $     136   $   1,119
                                                                     -----------  -----------  ---------
                                                                     -----------  -----------  ---------
1992
  Realized gains...................................................   $      34    $     656   $     690
  Unrealized depreciation..........................................      --             (367 )      (367)
                                                                     -----------  -----------  ---------
                                                                     $       34   $      289   $     323
                                                                     -----------  -----------  ---------
                                                                     -----------  -----------  ---------
1991
  Realized losses..................................................  $     (897 ) $     (730 ) $  (1,627)
  Unrealized appreciation..........................................      --            1,847       1,847
                                                                     -----------  -----------  ---------
                                                                     $     (897 ) $    1,117   $     220
                                                                     -----------  -----------  ---------
                                                                     -----------  -----------  ---------

NOTE G -- BORROWINGS
    Long-term debt is summarized below (dollars in thousands):

                                                                                   DECEMBER 31,
                                                                             ------------------------
                                                                                1993         1992
                                                                             -----------  -----------
12 3/4% Senior Subordinated Debentures less debt discount of $11,124 (1992
 -- $12,330)...............................................................  $   120,916  $   119,710
14 1/2% Subordinated Discount Debentures less debt discount of $6,531 (1992
 -- $6,697)................................................................       54,816       54,650
Notes payable to shareholders..............................................       30,000       30,000
Great Dane term loan payable...............................................       21,511       26,167
Great Dane Revolving credit line...........................................       17,132       17,620
Partnership term loan payable..............................................       22,500       28,500
Equipment term loan........................................................        5,500        7,300
Economic Development term loan.............................................       10,909       11,389
Installment notes..........................................................          979        5,079
Other debt.................................................................        7,010        4,953
                                                                             -----------  -----------
                                                                                 291,273      305,368
Less current portion.......................................................      (14,321)     (15,752)
                                                                             -----------  -----------
                                                                             $   276,952  $   289,616
                                                                             -----------  -----------
                                                                             -----------  -----------

    Interest on the $132 million face value of 12 3/4% Senior Subordinated Debentures is payable semiannually at the stated rate. The recorded debt discount is being amortized as interest expense over the expected life of the debentures using an imputed interest rate of approximately 15% compounded semiannually. Under the terms of the debentures, the Company's payment of dividends is limited to, among other things, 50% of consolidated net income subsequent to June 30, 1986, plus $12 million. At

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE G -- BORROWINGS (CONTINUED)
December 31, 1993, the Company was restricted from paying a dividend. The debentures are redeemable at the option of the Company in whole or in part at a decreasing premium. The debentures are subject to redemptions through a sinking fund whereby the Company is required to make five annual sinking fund payments of $18 million commencing August 1, 1996, with the final payment due August 1, 2001.

    Interest on the $61 million face value of 14 1/2% Subordinated Discount Debentures is payable semiannually at the stated rate. The recorded debt discount is being amortized as interest expense over the expected life of the debentures using an imputed interest rate of approximately 16.7% compounded semiannually. The 14 1/2% debentures are subject to redemption through a sinking fund whereby the Company is required to redeem, at their face value, on January 1 in each of the years 1997 through 2005, 7 1/2% of the principal amount of the debentures outstanding on January 1, 1997. The balance of debentures are due January 1, 2006. The debentures are callable any time at their face value and are subordinated to all present or future indebtedness of the Company not expressly subordinated to, or on a parity with, the debentures.

    The notes payable to shareholders are due September 30, 1997, or upon the earlier payment in full of obligations under both the 1992 Partnership Loan and Guaranty Agreement and the 1990 Great Dane loan and security agreement and bear interest payable quarterly in arrears at an annual rate equal to the prime rate of a New York bank (5.5% at December 31, 1993) plus 3 1/2%.

    In March 1990, Great Dane entered into a five year loan and security agreement ("Agreement") with certain banks. The Agreement made available to Great Dane a $33 million five-year term loan and a $47 million revolving credit line. In 1993, the maximum revolving credit line was increased to $65 million. The amount available under the revolving credit line is based upon the amount of Great Dane's eligible trade accounts receivable and inventory as defined in the Agreement. The additional amount available under the revolving credit line under the borrowing base terms of the Agreement totaled $32.3 million at December 31, 1993. The term loan is payable in equal monthly installments of $0.34 million plus interest at the bank's prime interest rate (6% at December 31, 1993) plus 1 1/2%, with the balance due in March 1995. The revolving credit line is due in 1995 and requires interest payments at the bank's prime rate (6% at December 31, 1993) plus 1 1/2%.

    All borrowings under the Agreement are fully secured by substantially all of the Great Dane assets not pledged elsewhere. The Agreement requires Great Dane to, among other things, comply with certain financial covenants, and limits additional loans to the Company, limits additions to and sales of Great Dane's fixed assets and limits additional Great Dane borrowings. Under the most restrictive covenant, no additional transfers of funds to the Company are available until after December 31, 1993.

    During 1992, the Partnership entered into a Loan and Guaranty Agreement with a bank pursuant to which the bank provided a $30 million term loan to the Partnership. The term loan requires twenty quarterly principal payments of $1.5 million, plus interest at the bank's prime rate (6% at December 31, 1993) plus 1 1/4%, which payments commenced December 31, 1992. The term loan is secured by substantially all of the Partnership's assets, excluding the stock of the Insurance Subsidiary. The term loan agreement, which is guaranteed by Checker, requires Checker to, among other things, comply with certain financial covenants and limits additional loans to Checker.

    The equipment term loan requires quarterly payments of $0.5 million plus interest at the bank's prime rate (6% at December 31, 1993) plus 1 1/4%. The obligation is secured by certain machinery and equipment with a net carrying amount of $6.5 million at December 31, 1993.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE G -- BORROWINGS (CONTINUED)
    In connection with the Partnership term loan and the equipment term loan, Checker is required to comply with certain financial covenants.

    The economic development term loan, which is guaranteed by Checker, is payable by SCSM to the West Virginia Economic Development Authority, and requires monthly payments of $0.1 million, including interest at 5% with the unpaid balance due 2008. The interest rate will be adjusted in April 1998 and 2003, so as to remain equal to 75% of the base rate, as defined, plus 1/2%. The loan is secured by certain machinery and equipment with a net carrying amount of $25.1 million at December 31, 1993.

    The installment notes are secured by the Company's finance lease receivables and by the Company's rights under certain operating leases. The notes bear interest at various fixed rates averaging approximately 10.9% and are payable in varying monthly installments through 1995.

    Maturities of long-term debt for the four years subsequent to 1994 are as follows: $44.4 million in 1995, $9.1 million in 1996, $54.1 million in 1997 and $19.6 million in 1998.

    Interest paid totaled $39.8 million in 1993, $42.4 million in 1992 and $43.3 million in 1991.

    SCSM has a line of credit with a bank totaling $7.5 million at December 31, 1993. Borrowing under the line ($5.0 million at December 31, 1993) bears interest at the bank's prime rate (6% at December 31, 1993) plus 1%.

    The Partnership has a $5.0 million line of credit with a bank. Borrowings under the line ($0 at December 31, 1993) bear interest at the bank's prime rate (6% at December 31, 1993) plus 1%.

    In February 1994, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with an overall refinancing of the Company's outstanding indebtedness. The proposed refinancing, as described in the registration statement, involves the Company entering into a credit facility consisting of a $60 million term loan and a revolving credit facility which would provide up to $115 million, subject to the Company's ability to meet certain financial tests (the term loan and the revolving credit facility being known as the "New Credit Facility"). Additionally, the Company is proposing to offer $265 million (adjusted from $225 million) of new Senior Secured Notes (the "Senior Notes"). If the refinancing is successfully completed, the proceeds from the new Credit Facility would be utilized to redeem substantially all of the currently outstanding indebtedness of the Company's subsidiaries and the proceeds from the offering of the Senior Notes would be used to redeem parent company indebtedness and to redeem the Minority Interest held by ELIC, in each case together with any accrued interest and transaction fees and expenses. A successful completion of the refinancing, the terms of which are still subject to change, is expected to help the Company achieve increased liquidity from reduced principal debt amortization requirements, the removal of certain restrictions on the use of cash from the Company's subsidiaries and more flexible and efficient cash management at the holding company level.

NOTE H -- COMMITMENTS AND CONTINGENCIES
    On February 8, 1989, the Boeing Company ("Boeing") filed a lawsuit naming the Company, together with three prior subsidiaries of the Company, as defendants in Case No. CV89-119MA, United States District Court for the District of Oregon. In that lawsuit, Boeing sought damages and declaratory relief for past and future costs resulting from alleged groundwater contamination at a location in Gresham, Oregon, where the three prior subsidiaries of the Company formerly conducted business operations. On December 22, 1993, the Company entered into a settlement with Boeing, settling all claims asserted by Boeing in the lawsuit. Pursuant to the settlement terms, the Company will pay Boeing $12.5 million over the course of five years, $5 million of which has been committed by certain insurance companies in the

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE H -- COMMITMENTS AND CONTINGENCIES (CONTINUED) form of cash or irrevocable letters of credit. Accordingly, no further adjustment is necessary to the $7.5 million special charge which was recorded in the quarter ended June 30, 1993, to provide for the cost associated with this legal proceeding. In accordance with the settlement agreement, Boeing will move to dismiss its claims against the Company and the three former subsidiaries and will release and indemnify the Company with respect to certain claims.

    On March 4, 1992, Checker received notice that the Insurance Commissioner of the State of California, as Conservator and Rehabilitator of ELIC, a limited partner of the Partnership, had filed an Amendment to the Application for Order of Conservation filed in Superior Court of the State of California for the County of Los Angeles. The amendment seeks to add to the Order, dated April 11, 1991, Checker, the Partnership and Checker Holding Corp. III, a limited partner of the Partnership. The amendment alleges that the action by Checker invoking provisions of the Partnership Agreement that alter ELIC's rights in the Partnership upon the occurrence of certain events is improper and constitutes an impermissible forfeiture of ELIC's interest in the Partnership and a breach of fiduciary duty to ELIC. The amend-ment seeks (a) a declaration of the rights of the parties in the Partnership and (b) damages in an unspecified amount. The Partnership believes that it has meritorious defenses to the claims of ELIC. The Partnership has been in litigation on these issues for almost three years with each party seeking, among other things, a declaration of its rights under the Partnership Agreement. The Company has offered to redeem ELIC's minority interest in the Partnership and SCSM for $32 million. If ELIC's rights under the Partnership Agreement had not been altered, net income for 1993, 1992 and 1991 would have been reported at $0.6 million, $0.7 million and $3.3 million less, respectively, than the amounts reported (see Note J).

    In 1988, Great Dane entered into an operating agreement with the purchaser of a previously wholly-owned finance company ("Finance"). Under the terms of the agreement, the purchaser is given the opportunity to finance certain sales of Great Dane. The 1988 operating agreement requires that Great Dane, among other things, (i) not finance the sale of its products for the first eight years and
(ii) maintain a minimum net worth as defined in the agreement. In addition, under this operating agreement, Great Dane is liable to the purchaser for 50% of losses incurred in connection with the realization of certain new receivables financed by the purchaser subsequent to the sale of Finance subject to certain maximums. Failure to comply with these requirements of the agreement would result in Great Dane having to repay the purchaser varying amounts reducing to $5 million during the year ending September 8, 1996. At December 31, 1993, Great Dane was in compliance with the provisions of the operating agreement.

    In addition, the Company's installment notes are payable to Finance. At December 31, 1993, the Company was directly liable for the installment notes and has guaranteed the realization of receivables of approximately $4.8 million in connection with the sale of Finance and is partially responsible for the realization of new receivables of approximately $121.3 million financed by the purchaser under the operating agreement subject to certain maximums. In addition to Great Dane's guarantee, these receivables are also collateralized by a security interest in the respective trailers originally sold by Great Dane. A loss reserve of $3.1 million, for potential losses that may be incurred on the ultimate realization of these receivables, is included in other accrued liabilities in the December 31, 1993, consolidated balance sheet.

    To secure certain obligations, the Company and its subsidiaries had outstanding letters of credit aggregating approximately $3.4 million at December 31, 1993, and $9.3 million at December 31, 1992, which letters of credit were fully secured by cash deposits included in other assets in the consolidated balance sheets. In addition, Great Dane has standby letters of credit aggregating approximately $7.5 million outstanding at December 31, 1993.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE H -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company and its subsidiaries lease real estate and equipment. Certain leases are renewable and provide for monthly rentals, real estate taxes and other operating expenses. The Company believes that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Rental expense under operating leases was approximately $4.8 million in 1993, $3.8 million in 1992 and $3.6 million in 1991. Minimum rental obligations for all noncancelable operating leases at December 31, 1993 are as follows: $2.9 million in 1994, $2.7 million in 1995, $2.6 million in 1996, $2.5 million in 1997, $2.4 million in 1998 and $16.5 million thereafter.

    Management believes that none of the above legal actions, guarantees or commitments will have a material adverse effect on the Company's consolidated financial position.

NOTE I -- RETIREMENT PLANS
    The Company and its subsidiaries have defined benefit pension plans applicable to substantially all employees. The contributions to these plans are based on computations by independent actuarial consultants. The Company's general funding policy is to contribute amounts required to maintain funding standards in accordance with the Employee Retirement Income Security Act. Employees' benefits are based on years of service and the employees' final average earnings, as defined by the plans.

    Net periodic pension cost includes the following components (dollars in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1993       1992       1991
                                                                        ---------  ---------  ---------
Service cost -- benefits earned (normal cost).........................  $   1,752  $   1,473  $   1,527
Interest on projected benefit obligation..............................      3,972      3,565      3,404
Return on investments.................................................     (2,867)    (2,718)    (2,761)
Net amortization and deferral.........................................        328        129        322
Curtailment loss......................................................     --         --            456
                                                                        ---------  ---------  ---------
Net periodic pension cost charged to expense..........................  $   3,185  $   2,449  $   2,948
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    During 1991, as a result of the effect of the continued economic recession on the automotive industry, the number of active pension plan participants in one of the subsidiaries' defined benefit plans was substantially reduced during 1991, resulting in a $0.5 million curtailment loss.

    Gains and losses and prior service cost are amortized over periods ranging from seven to fifteen years. Other assumptions used in the calculation of the actuarial present value of the projected benefit obligation were as follows:

                                                                           1993        1992 AND 1991
                                                                       -------------  ---------------
Discount rate........................................................     7 1/2%          8 1/4%
Rate of increase in compensation levels..............................   4% - 4 1/4%       4% - 5%
Long-term rate of return on assets...................................   5% - 9 1/2%     5% - 9 1/2%

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE I -- RETIREMENT PLANS (CONTINUED)
    The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets (dollars in thousands):

                                                                                   DECEMBER 31,
                                                                              ----------------------
                                                                                 1993        1992
                                                                              ----------  ----------
Actuarial present value of benefit obligations:
  Vested benefit obligations................................................  $   41,846  $   37,181
                                                                              ----------  ----------
                                                                              ----------  ----------
  Accumulated benefit obligation............................................  $   44,731  $   39,503
                                                                              ----------  ----------
                                                                              ----------  ----------
Plan assets (principally guaranteed investment contracts with insurance
 companies).................................................................  $   37,174  $   33,191
Projected benefit obligation................................................      54,568      46,771
                                                                              ----------  ----------
Projected benefit obligation in excess of plan assets.......................     (17,394)    (13,580)
Unrecognized prior service cost.............................................       1,115         963
Unrecognized net loss.......................................................       6,177       1,046
Minimum liability...........................................................      (1,450)     (1,722)
Unrecognized net obligation at transition...................................       1,819       2,048
                                                                              ----------  ----------
Pension liability recognized in the balance sheets..........................      (9,733)    (11,245)
Less noncurrent liability...................................................       6,442       6,857
                                                                              ----------  ----------
Current pension liability...................................................  $   (3,291) $   (4,388)
                                                                              ----------  ----------
                                                                              ----------  ----------

    Relative positions and undertakings in multiemployer pension plans covering certain of the Partnership's employees are not presently determinable.

    Expense related to defined contribution plans, which is based on a stipulated contribution for hours worked or employee contributions, approximated $0.7 million in 1993, $0.5 million in 1992 and $0.4 million in 1991.


    The Company and its subsidiaries provide postretirement health care and life insurance benefits to eligible retired employees. The Company's policy is to fund the cost of medical benefits as paid. Prior to 1993, the Company recognized expense in the year the benefits were provided. The amount charged to expense for these benefits was approximately $2.5 million in 1992 and $2.0 million in 1991. Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires the accrual of the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The Company recorded a charge of $29.7 million (net of taxes of $16.5 million), or $3.29 per share, during 1993 to reflect the cumulative effect of this change in accounting principle.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE I -- RETIREMENT PLANS (CONTINUED)
    The following table sets forth the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1993 (in thousands):

Accumulated postretirement obligation:
  Retirees...............................................................  $ (34,040)
  Fully eligible active plan participants................................     (4,319)
  Other active plan participants.........................................    (11,218)
                                                                           ---------
                                                                             (49,577)
  Unrecognized net loss..................................................      1,119
  Unrecognized prior service cost........................................     (3,432)
                                                                           ---------
  Accrued postretirement benefit liability recorded in balance sheet.....    (51,890)
  Less noncurrent portion................................................     49,609
                                                                           ---------
  Current portion of postretirement benefit liability....................  $  (2,281)
                                                                           ---------
                                                                           ---------

    Net periodic postretirement benefit cost for the year ended December 31, 1993, includes the following components (in thousands):

Service cost...............................................  $     634
Interest cost..............................................      3,888
                                                             ---------
                                                             $   4,522
                                                             ---------
                                                             ---------

    The health care cost trend rate ranges from 13.6% down to 5.0% over the next 14 years and remains level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993, by $4.0 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 1993.

    The effect of adopting SFAS No. 106 decreased 1993 pre-tax income by $2.0 million as compared to 1992.

NOTE J -- MINORITY EQUITY
    On April 11, 1991, ELIC was placed in conservatorship. In accordance with the provisions of the Partnership Agreement, the Partnership continues, but ELIC's interest in the Partnership and rights under the Partnership Agreement are limited to the right to receive the balance of its capital account as calculated and on the terms set forth in the Partnership Agreement. For financial reporting purposes, partnership earnings had previously been allocated to ELIC's capital account based on book income and the minority equity amount was calculated accordingly (the "GAAP Capital Account Amount"). The Partnership Agreement, however, provides for allocations of the partnership earnings to ELIC's capital account on a basis that differs from book income and calculation of the minority equity amount thereunder is to be made accordingly (the "Partnership Agreement Capital Account Amount"). Because the provisions of the Partnership Agreement require that ELIC's capital account be fixed and calculated as of April 11, 1991, minority equity for the year ended December 31, 1991, includes a $2.3 million credit representing the adjustment of ELIC's capital account from the GAAP Capital Account Amount as of April 11, 1991, to the Partnership Agreement Capital Account Amount as of the same date (the "Final Capital Account"). The Final Capital Account, which totaled $40.1 million at December 31, 1993, is being paid out in level quarterly installments of $0.9 million, including interest at 7% per annum, through the year 2013.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE K -- INCOME TAXES
    Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years financial statements have not been restated. The Company recorded a charge of $16.9 million, or $1.87 per share, during 1993 to reflect the cumulative effect of this change in accounting principle. Application of FAS 109 decreased 1993 pre-tax income by approximately $1.5 million primarily because of FAS 109's requirement to record assets acquired in prior business combinations at pre-tax amounts. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows (dollars in thousands):

Deferred tax liabilities:
  Property, plant and equipment...........................................  $  31,646
  Finance lease receivables...............................................        517
  Debenture discount......................................................      4,647
  Intangible assets.......................................................      5,249
  Inventory...............................................................      3,624
  Other...................................................................        645
                                                                            ---------
                                                                               46,328
Deferred tax assets:
  Other postretirement benefits...........................................     18,961
  Pension.................................................................      3,377
  Reserves................................................................     10,986
  Bad debt reserve........................................................      1,601
  Other...................................................................      5,555
                                                                            ---------
                                                                               40,480
Valuation allowance.......................................................     (1,000)
                                                                            ---------
                                                                               39,480
                                                                            ---------
Net Deferred Tax Liabilities..............................................  $   6,848
                                                                            ---------
                                                                            ---------

    The components of income tax benefit (expense) before extraordinary items are as follows (dollars in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       --------------------------------
                                                                       LIABILITY
                                                                         METHOD      DEFERRED METHOD
                                                                       ----------  --------------------
                                                                          1993       1992       1991
                                                                       ----------  ---------  ---------
Current taxes:
  Federal............................................................  $  (10,244) $  (3,296) $   9,261
  State..............................................................      (4,025)    (1,702)      (732)
                                                                       ----------  ---------  ---------
                                                                          (14,269)    (4,998)     8,529
                                                                       ----------  ---------  ---------
  Deferred taxes.....................................................       8,512      4,311     (3,288)
                                                                       ----------  ---------  ---------
  Income tax benefit (expense).......................................  $   (5,757) $    (687) $   5,241
                                                                       ----------  ---------  ---------
                                                                       ----------  ---------  ---------

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE K -- INCOME TAXES (CONTINUED)
    The components of the deferred tax benefit (expense) are as follows (dollars in thousands):

                                                                                  YEAR ENDED DECEMBER
                                                                                          31,
                                                                                  --------------------
                                                                                    1992       1991
                                                                                  ---------  ---------
Tax depreciation less than (in excess of) book depreciation.....................  $   1,742  $  (2,215)
Finance leases..................................................................        (37)       (17)
Deferred compensation...........................................................         (1)        (4)
Inventory reserves..............................................................        505         15
Financing costs.................................................................        (75)       (22)
Warranty reserves...............................................................         22         17
Other reserves..................................................................        602       (660)
Partnership allocation..........................................................      1,469      1,485
Alternative minimum tax.........................................................     --         (2,223)
Other...........................................................................         84        336
                                                                                  ---------  ---------
Deferred tax benefit (expense)..................................................  $   4,311  $  (3,288)
                                                                                  ---------  ---------
                                                                                  ---------  ---------

    Income tax benefit (expense) differs from the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes and extraordinary items. The reasons for these differences are as follows (dollars in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                        LIABILITY
                                                                         METHOD      DEFERRED METHOD
                                                                        ---------  --------------------
                                                                          1993       1992       1991
                                                                        ---------  ---------  ---------
Computed expected tax benefit (expense)...............................  $  (3,192) $   2,335  $  10,964
(Increase) decrease in taxes resulting from:
  State income taxes, net of federal income tax benefit...............     (2,616)    (1,123)      (483)
  Appraisal depreciation..............................................     --         (1,024)    (1,033)
  Amortization of goodwill and other items............................       (643)      (530)      (530)
  Nontaxable Partnership income.......................................        446        574      1,400
  Increase in tax accruals............................................     --           (319)    (4,527)
  Other...............................................................        248       (600)      (550)
                                                                        ---------  ---------  ---------
Actual tax benefit (expense)..........................................  $  (5,757) $    (687) $   5,241
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Income taxes paid totaled $13.4 million in 1993, $3.9 million in 1992 and $8.6 million in 1991.

NOTE L -- EXTRAORDINARY ITEMS
    During 1991, the Company repurchased $66.2 million face value ($58.7 million net carrying value) of the 14 1/2% Subordinated Discount Debentures at an average cost of 36% of face value. Additionally, the Company repurchased $7.6 million face value ($6.8 million net carrying value) of the 12 3/4% Senior Subordinated Debentures at an average cost of 40% of face value. The resulting gain of $23.2 million on these repurchases, net of taxes of $14.8 million, has been classified as an extraordinary item. Upon the completion of the Corporation's 1990 federal income tax return, management elected to treat certain extraordinary gains under an alternative election available under the Internal Revenue Code, which resulted in these gains, on which deferred income taxes had been provided in prior periods, not being subject to tax. This change in estimate had the effect of increasing the extraordinary gain and net income by $8 million in the year ended December 31, 1991 resulting in a total gain of $31.2 million.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE M -- RELATED PARTY TRANSACTIONS
    An officer of Checker is the owner of a taxicab association established in 1988 in the City of Chicago to which both Company affiliated and independent taxi drivers may belong for a fee, and through which the members may obtain automobile liability insurance from the Insurance Subsidiary and other maintenance and rental services. The association purchases services from various Checker operations and reimburses the operations for certain management, general and administrative costs. Amounts received from the association totaled $4.4 million in 1993, $3.3 million in 1992 and $2.6 million in 1991. At December 31, 1993, Checker has guaranteed certain of the association's obligations totaling $0.7 million.

    The Company leases an airplane owned by a corporation of which a director is the sole shareholder. Lease expenses totaled $0.7 million each year in 1993, 1992 and 1991.

    Each of the Company's directors provides consulting services. Annual expenses incurred relating to these consulting services totaled $1.4 million each year in 1993, 1992 and 1991.

NOTE N -- INDUSTRY SEGMENT INFORMATION
    The Company operates in four principal segments:

        TRAILER MANUFACTURING SEGMENT -- Manufacturing and distribution of highway truck trailers.

        AUTOMOTIVE   PRODUCTS  SEGMENT  --  Manufacturing  metal  stampings  and assemblies and coordination of related tooling production for motor vehicle manufacturers.

        VEHICULAR OPERATIONS SEGMENT -- Leasing taxicabs.

        INSURANCE   OPERATIONS  SEGMENT  --   Providing  property  and  casualty
    insurance coverage to the Partnership and to outside parties.

    Trailer Manufacturing segment sales to J. B. Hunt totaled approximately $92.3 million in 1993, $50.0 million in 1992 and $1.2 million in 1991.

    Automotive product net sales to General Motors Corporation totaled approximately $121.5 million in 1993, $109.1 million in 1992 and $80.3 million in 1991 (includes accounts receivable and unbilled tooling charges of $8.9 million, $8.9 million and $5.7 million at December 31, 1993, 1992 and 1991, respectively).

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE N -- INDUSTRY SEGMENT INFORMATION (CONTINUED)
    Industry segment data is summarized as follows (dollars in thousands):

                                      TRAILER     AUTOMOTIVE VEHICULAR INSURANCE
                                     MANUFACTURING PRODUCTS OPERATIONS OPERATIONS ELIMINATIONS CONSOLIDATED
                                     ---------    -------   -------   -------   --------    ---------
1993
  Revenues:
    Outside customers.............   $711,862     $127,925  $42,103   $27,436   $ --        $909,326
    Intersegment sales............      --          --       4,346    13,400    (17,746)       --
                                     ---------    -------   -------   -------   --------    ---------
                                     $711,862     $127,925  $46,449   $40,836   $(17,746)   $909,326
                                     ---------    -------   -------   -------   --------    ---------
                                     ---------    -------   -------   -------   --------    ---------
  Operating profit (loss).........   $ 32,381     $15,306   $6,251    $(1,947)  $ --        $ 51,991
  Corporate expense...............                                                            (4,646)
  Interest income:
    Segment.......................        428                          5,877                   6,305
    Corporate.....................                                                             1,091
  Interest expense:
    Segment.......................     (4,811)                                                (4,811)
    Corporate.....................                                                           (36,803)
  Special charge..................                                                            (7,500)
  Other income, net...............                                                             3,494
                                                                                            ---------
  Income before income taxes and
   extraordinary items............                                                          $  9,121
                                                                                            ---------
                                                                                            ---------
  Identifiable assets.............   $259,837     $67,937   $20,493   $116,692              $464,959
  Partnership assets..............                                                            37,701
  Corporate assets................                                                            14,676
                                                                                            ---------
  Total assets at December 31,
   1993...........................                                                          $517,336
                                                                                            ---------
                                                                                            ---------
  Depreciation and amortization...   $  8,280     $4,991    $9,530    $  494                $ 23,295
  Capital expenditures............      7,265      4,728     7,913       100                  20,006

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE N -- INDUSTRY SEGMENT INFORMATION (CONTINUED)

                                      TRAILER     AUTOMOTIVE VEHICULAR INSURANCE
                                     MANUFACTURING PRODUCTS OPERATIONS OPERATIONS ELIMINATIONS CONSOLIDATED
                                     ---------    -------   -------   -------   --------    ---------
1992
  Revenues:
    Outside customers.............   $536,336     $112,631  $40,580   $27,186   $ --        $716,733
    Intersegment sales............      --             1     4,043    13,161    (17,205)       --
                                     ---------    -------   -------   -------   --------    ---------
                                     $536,336     $112,632  $44,623   $40,347   $(17,205)   $716,733
                                     ---------    -------   -------   -------   --------    ---------
                                     ---------    -------   -------   -------   --------    ---------
  Operating profit (loss).........   $ 17,590     $11,622   $5,727    $(1,557)              $ 33,382
  Corporate expenses..............                                                            (4,396)
  Interest income:
    Segment.......................      1,168                          6,321                   7,489
    Corporate.....................                                                             1,406
  Interest expense:
    Segment.......................     (5,852)                                                (5,852)
    Corporate.....................                                                           (36,874)
  Other expenses, net.............                                                            (2,023)
                                                                                            ---------
  Loss before income taxes and
   extraordinary items............                                                          $ (6,868)
                                                                                            ---------
  Identifiable assets.............   $230,465     $66,561   $25,516   $117,960              $440,502
  Partnership assets..............                                                            38,712
  Corporate assets................                                                            14,549
                                                                                            ---------
  Total assets at December 31,
   1992...........................                                                          $493,763
                                                                                            ---------
                                                                                            ---------
  Depreciation and amortization:
    Segment.......................   $  6,303     $4,148    $10,099   $  462                $ 21,012
    Other.........................                                                                42
  Capital expenditures............      4,996      1,889    10,412       252                  17,549

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE N -- INDUSTRY SEGMENT INFORMATION (CONTINUED)

                                      TRAILER     AUTOMOTIVE VEHICULAR INSURANCE
                                     MANUFACTURING PRODUCTS OPERATIONS OPERATIONS ELIMINATIONS CONSOLIDATED
                                     ---------    -------   -------   -------   --------    ---------
1991
  Revenues:
    Outside customers.............   $400,196     $84,401   $43,527   $27,142   $ --        $555,266
    Intersegment sales............      --             5     3,635    12,735    (16,375)       --
                                     ---------    -------   -------   -------   --------    ---------
                                     $400,196     $84,406   $47,162   $39,877   $(16,375)   $555,266
                                     ---------    -------   -------   -------   --------    ---------
                                     ---------    -------   -------   -------   --------    ---------
  Operating profit (loss).........   $  7,059     $(4,237)  $7,139    $(2,872)              $  7,089
  Corporate expenses..............                                                            (4,398)
  Interest income:
    Segment.......................      2,255                          6,917                   9,172
    Corporate.....................                                                             2,462
  Interest expense:
    Segment.......................     (8,061)                                                (8,061)
    Corporate.....................                                                           (39,364)
  Other expenses, net.............                                                            (1,078)
  Minority equity.................                                                             1,931
                                                                                            ---------
  Loss before income taxes and
   extraordinary items............                                                          $(32,247)
                                                                                            ---------
                                                                                            ---------
  Identifiable assets.............   $227,551     $67,258   $28,357   $112,016              $435,182
  Partnership assets..............                                                            31,531
  Corporate assets................                                                            14,592
                                                                                            ---------
  Total assets at December 31,
   1991...........................                                                          $481,305
                                                                                            ---------
                                                                                            ---------
  Depreciation and amortization:
    Segment.......................   $  5,910     $4,237    $10,369   $  367                $ 20,883
    Other.........................                                                                48
  Capital expenditures............      3,208      1,190    10,181     1,878                  16,457

Intersegment sales are accounted for at prices comparable to normal unaffiliated customer sales. Corporate and Partnership assets consist of short-term investments, savings deposits and certain other assets. Insurance Operations identifiable assets for 1992 and 1991 have been restated to reflect the adoption of SFAS No. 113.

NOTE O -- FAIR VALUES OF FINANCIAL INSTRUMENTS
    The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

    CASH  AND CASH  EQUIVALENTS:   The carrying  amount reported  in the balance
sheet for cash and cash equivalents approximates its fair value.

    FINANCE LEASE RECEIVABLES: The fair values of the Company's finance lease receivables are estimated using discounted cash flow analyses based on current market rates for similar types of financing.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1993

NOTE O -- FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

    INDEBTEDNESS: The carrying amounts of the Company's notes payable to shareholders, Great Dane term loan payable, Great Dane revolving credit line, Partnership term loan payable, equipment term loan, economic development term loan and line of credit approximate their fair value. The fair values of the Company's 12 3/4% Senior Subordinated Debentures and 14 1/2% Subordinated Discount Debentures are based on quoted market prices. The fair values of the Company's other indebtedness is estimated using discounted cash flow analyses based on current market rates.


    The carrying amounts and fair values of the Company's finance lease receivables and indebtedness at December 31, 1993, are as follows (dollars in thousands):

                                                                        CARRYING AMOUNT   FAIR VALUE
                                                                       -----------------  -----------
Finance lease receivables............................................     $     1,339     $     1,339
Long-term debt and notes payable.....................................     $   296,273     $   300,940

NOTE P -- SELECTED QUARTERLY DATA (UNAUDITED)

                                   1993 QUARTER ENDED                               1992 QUARTER ENDED
                      ---------------------------------------------   ----------------------------------------------
                                              SEPTEMBER    DECEMBER                           SEPTEMBER    DECEMBER
                      MARCH 31     JUNE 30       30           31      MARCH 31     JUNE 30       30           31
                      ---------    --------   ---------    --------   ---------    --------   ---------    ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...........   $204,933     $225,407   $230,655     $248,331   $166,079     $185,070   $177,453     $188,131
Gross profit.......     29,302       33,808     31,126     36,285       24,437       27,551     26,115       27,760
Income (loss)
 before accounting
 changes...........       (744)       1,350       (536)     3,294       (2,885)         105     (4,307)        (468)
Accounting
 changes...........    (46,626)       --         --          --          --           --         --           --
Net income
 (loss)............    (47,370)       1,350       (536)     3,294       (2,885)         105     (4,307)        (468)
Income (loss) per
 share:
  Income (loss)
   before
   accounting
   changes.........   $  (0.08)    $   0.15   $  (0.06)    $ 0.36     $  (0.32)    $   0.01   $  (0.48)    $  (0.05)
  Accounting
   changes.........      (5.16)       --         --          --          --           --         --           --
  Net income
   (loss)..........      (5.24)        0.15      (0.06)      0.36        (0.32)        0.01      (0.48)       (0.05)

                          CONSOLIDATED BALANCE SHEETS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                     ASSETS


                                                                                       MARCH 31,
                                                                                          1994       DECEMBER 31,
                                                                                      (UNAUDITED)        1993
                                                                                      ------------  --------------
 Cash and cash equivalents..........................................................   $   32,608    $     40,078
  Accounts receivable, less allowance for doubtful accounts of $883 (1993 --
   $748)............................................................................      100,819          75,701
  Inventories.......................................................................       86,060          94,112
  Other current assets..............................................................       13,344          11,823
                                                                                      ------------  --------------
    TOTAL CURRENT ASSETS............................................................      232,831         221,714
  Property, plant and equipment, net................................................      123,111         122,355
  Insurance Subsidiary's investments................................................       89,134          90,838
  Insurance Subsidiary's reinsurance receivable.....................................       11,405          11,378
  Cost in excess of net assets acquired, net of accumulated amortization of $6,565
   (1993 -- $6,252).................................................................       43,430          43,743
  Trademark, net of accumulated amortization of $1,838 (1993 -- $1,750).............       11,608          11,696
  Other assets......................................................................       15,639          15,612
                                                                                      ------------  --------------
  TOTAL ASSETS......................................................................   $  527,158    $    517,336
                                                                                      ------------  --------------
                                                                                      ------------  --------------


                     LIABILITIES AND SHAREHOLDERS' DEFICIT


Accounts payable...................................................   $  77,932    $  77,876
Notes payable......................................................       5,000        5,000
Income taxes payable...............................................      12,466        7,726
Accrued compensation...............................................      16,435       15,838
Accrued interest...................................................       6,018       11,746
Other accrued liabilities..........................................      37,647       38,071
Current portion of long-term debt..................................      46,994       14,321
                                                                     -----------  -----------
    TOTAL CURRENT LIABILITIES......................................     202,492      170,578
Long-term debt, excluding current portion:
    Shareholders...................................................      30,000       30,000
    Other..........................................................     210,119      246,952
                                                                     -----------  -----------
                                                                        240,119      276,952
Insurance Subsidiary's unpaid losses and loss adjustment
 expenses..........................................................      72,077       71,179
Unearned insurance premiums........................................      16,239        9,547
Deferred income taxes..............................................       9,950        9,803
Postretirement benefits other than pensions........................      50,012       49,609
Other noncurrent liabilities.......................................      39,909       39,053
Minority interest..................................................      39,898       40,132
                                                                     -----------  -----------
    TOTAL LIABILITIES..............................................     670,696      666,853
Shareholders' deficit:
  Common stock, par value $0.01:
    Authorized 15,000,000 shares
    Outstanding 9,036,700 shares...................................          90           90
  Additional paid-in capital.......................................      14,910       14,910
  Retained earnings deficit........................................     (29,831)     (36,217)
  Unrealized appreciation (depreciation) on Insurance Subsidiary's
   investments in certain debt and equity securities -- Note E.....        (334)          73
  Notes receivable from shareholders...............................        (625)        (625)
  Amount paid in excess of Checker's net assets....................    (127,748)    (127,748)
                                                                     -----------  -----------
    TOTAL SHAREHOLDERS' DEFICIT....................................    (143,538)    (149,517)
                                                                     -----------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT........................   $ 527,158    $ 517,336
                                                                     -----------  -----------
                                                                     -----------  -----------


                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                                         THREE MONTHS ENDED MARCH
                                                                                                   31,
                                                                                        --------------------------
                                                                                            1994          1993
                                                                                        ------------  ------------
Revenues..............................................................................  $    271,680  $    204,933
Cost of revenues......................................................................      (230,835)     (175,631)
                                                                                        ------------  ------------
GROSS PROFIT..........................................................................        40,845        29,302
Selling, general and administrative expense...........................................       (21,454)      (19,986)
Interest expense......................................................................       (10,044)      (10,465)
Interest income.......................................................................         1,660         2,018
Other income, net.....................................................................           604           991
                                                                                        ------------  ------------
Income before income taxes and accounting changes.....................................        11,611         1,860
Income tax expense....................................................................        (5,225)       (2,604)
                                                                                        ------------  ------------
INCOME (LOSS) BEFORE ACCOUNTING CHANGES...............................................         6,386          (744)
Accounting changes, net of income taxes...............................................            --       (46,626)
                                                                                        ------------  ------------
NET INCOME (LOSS).....................................................................  $      6,386  $    (47,370)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average number of shares used in per share computations......................         9,037         9,037
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Income (loss) per share:
  Before accounting changes...........................................................  $       0.71  $      (0.08)
  Accounting changes..................................................................            --         (5.16)
                                                                                        ------------  ------------
NET INCOME (LOSS) PER SHARE...........................................................  $       0.71  $      (5.24)
                                                                                        ------------  ------------
                                                                                        ------------  ------------


                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                           ----------------------
                                                                                              1994        1993
                                                                                           ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................................................  $    6,386  $  (47,370)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Accounting changes...................................................................      --          46,626
    Depreciation and amortization........................................................       5,631       5,571
    Deferred income tax benefit..........................................................        (581)     (1,834)
    Amortization of cost in excess of net assets acquired................................         313         312
    Amortization of debt discount........................................................         393         324
    Net (gain) loss on sale of property, plant and equipment.............................      --             (18)
    Investment gains.....................................................................        (274)       (103)
    Other noncash charges................................................................       2,626       1,446
    Changes in operating assets and liabilities:
      Accounts receivable................................................................     (25,281)    (21,933)
      Inventories........................................................................       8,052      (7,084)
      Insurance Subsidiary's reinsurance receivable......................................         (27)      5,101
      Other assets.......................................................................      (1,149)     (3,477)
      Accounts payable...................................................................          56       8,533
      Income taxes.......................................................................       5,840       1,523
      Unpaid losses and loss adjustment expenses.........................................         897      (4,898)
      Unearned insurance premiums........................................................       6,692       2,999
      Postretirement benefits other than pension.........................................         403      --
      Other liabilities..................................................................      (7,791)       (433)
                                                                                           ----------  ----------
NET CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES.................................       2,186     (14,715)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.............................................  $   (6,903) $   (7,843)
  Proceeds from disposal of property, plant and equipment and other productive assets....         516       1,466
  Purchase of investments available for sale.............................................      (3,901)     --
  Purchase of investments held to maturity...............................................     (20,493)     (6,789)
  Proceeds from sale of investments available for sale...................................         346      --
  Proceeds from maturities and redemption of investments held to maturity................      25,423      13,845
  Other..................................................................................         143          54
                                                                                           ----------  ----------
NET CASH FLOW PROVIDED BY (USED IN) INVESTING ACTIVITIES.................................      (4,869)        733
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings...............................................................      --          15,091
  Repayments of borrowings...............................................................      (4,553)     (4,755)
  Return of limited partner's capital....................................................        (234)       (217)
                                                                                           ----------  ----------
NET CASH FLOW PROVIDED BY (USED IN) FINANCING ACTIVITIES.................................      (4,787)     10,119
                                                                                           ----------  ----------
DECREASE IN CASH AND CASH EQUIVALENTS....................................................      (7,470)     (3,863)
Beginning cash and cash equivalents......................................................      40,078      42,199
                                                                                           ----------  ----------
ENDING CASH AND CASH EQUIVALENTS.........................................................  $   32,608  $   38,336
                                                                                           ----------  ----------
                                                                                           ----------  ----------

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                                 MARCH 31, 1994
                                  (UNAUDITED)



NOTE A_--_BASIS OF PRESENTATION


____The accompanying consolidated financial statements of International Controls Corp. and Subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information, the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In Management's opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1994, are not necessarily indicative of the results that may be expected for the year ending December 31, 1994. For further information, refer to the audited consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1993.



NOTE B_--_PRINCIPLES OF CONSOLIDATION


    The consolidated financial statements include the accounts of International Controls Corp. and its subsidiaries, including a wholly-owned trailer leasing company, Checker Motors Co., L.P. ("Partnership") and the Partnership's wholly-owned subsidiaries, including American Country Insurance Company ("Insurance Subsidiary").



NOTE C_--_INVENTORIES


    Inventories are summarized below (dollars in thousands):


                                                                 MARCH 31,    DECEMBER 31,
                                                                   1994           1993
                                                                -----------  --------------
Raw materials and supplies....................................   $  53,457     $   53,105
Work-in-process...............................................      12,619         10,956
Finished goods................................................      19,984         30,051
                                                                -----------  --------------
                                                                 $  86,060     $   94,112
                                                                -----------  --------------
                                                                -----------  --------------


NOTE D_--_INCOME TAXES


    The Company's estimated effective tax rate differs from the statutory rate because of state income taxes as well as the impact of the reporting of certain income and expense items in the financial statements which are not taxable or deductible for income tax purposes. The values of assets and liabilities acquired in a transaction accounted for as a purchase are recorded at estimated fair values which result in an increase in the net asset value over the tax basis for such net assets.



NOTE E_--_ACCOUNTING CHANGES


    Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with this statement, prior period financial statements have not been restated to reflect the change in accounting principle. The opening balance of shareholders' deficit was decreased by $1.4 million (net of $0.8 million in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost or lower of cost or market.



    Insurance company management evaluated the investment portfolio and, based on the Insurance Subsidiary's ability and intent, has classified securities between the held-to-maturity and available-for-sale categories. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' deficit.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                                 MARCH 31,1994
                                  (UNAUDITED)



NOTE E_--_ACCOUNTING CHANGES (CONTINUED)


    Following is a summary of held-to-maturity and available-for-sale securities as of March 31, 1994:


                                                                                   HELD-TO-MATURITY
                                                                 ----------------------------------------------------
                                                                                GROSS          GROSS
                                                                             UNREALIZED     UNREALIZED     ESTIMATED
                                                                   COST         GAINS         LOSSES      FAIR VALUE
                                                                 ---------  -------------  -------------  -----------
U.S. Treasury securities and obligations of U.S. Government
 corporations and agencies.....................................  $   4,297    $     154      $      35     $   4,416
Obligations of states and political sub-divisions..............     11,338          144            178        11,304
Mortgage-backed securities.....................................      3,659           28             35         3,652
Corporate and other debt securities............................     25,178          592            381        25,389
                                                                 ---------        -----          -----    -----------
  Total held to maturity.......................................  $  44,472    $     918      $     629     $  44,761
                                                                 ---------        -----          -----    -----------
                                                                 ---------        -----          -----    -----------

                                                                                AVAILABLE-FOR-SALE
                                                                 ------------------------------------------------
                                                                               GROSS        GROSS
                                                                            UNREALIZED   UNREALIZED    ESTIMATED
                                                                   COST        GAINS       LOSSES     FAIR VALUE
                                                                 ---------  -----------  -----------  -----------
Obligations of states and political sub-divisions..............  $  10,287   $      29    $     279    $  10,037
Corporate and other debt securities............................     19,253       1,023          499       19,777
                                                                 ---------  -----------  -----------  -----------
  Total debt securities........................................     29,540       1,052          778       29,814
Equity securities..............................................     15,773         371        1,296       14,848
                                                                 ---------  -----------  -----------  -----------
  Total available for sale.....................................  $  45,313   $   1,423    $   2,074    $  44,662
                                                                 ---------  -----------  -----------  -----------
                                                                 ---------  -----------  -----------  -----------

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                                 MARCH 31,1994
                                  (UNAUDITED)



NOTE E_--_ACCOUNTING CHANGES (CONTINUED)


    The amortized cost and estimated market value of debt and marketable equity securities at March 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                        HELD-TO-MATURITY
                                                                     ----------------------
                                                                                 ESTIMATED
                                                                       COST     FAIR VALUE
                                                                     ---------  -----------
Due in one year or less............................................  $   5,448   $   5,508
Due after one year through five years..............................     24,904      25,178
Due after five years through ten years.............................      8,032       8,062
Due after ten years................................................      2,429       2,360
                                                                     ---------  -----------
                                                                        40,813      41,108
Mortgage-backed securities.........................................      3,659       3,653
                                                                     ---------  -----------
                                                                     $  44,472   $  44,761
                                                                     ---------  -----------
                                                                     ---------  -----------

                                                                       AVAILABLE-FOR-SALE
                                                                     ----------------------
                                                                                 ESTIMATED
                                                                       COST     FAIR VALUE
                                                                     ---------  -----------
Due in one year or less............................................  $     550   $     577
Due after one year through five years..............................        645         673
Due after five years through ten years.............................     15,381      15,432
Due after ten years................................................     12,964      13,132
                                                                     ---------  -----------
                                                                        29,540      29,814
Equity securities..................................................     15,773      14,848
                                                                     ---------  -----------
                                                                     $  45,313   $  44,662
                                                                     ---------  -----------
                                                                     ---------  -----------


    Effective January 1, 1994, the Company adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The adoption of this SFAS did not affect net income. In accordance with this Statement, prior period financial statements have not been restated to reflect the change in accounting method.



    Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company recorded a charge of $29.7 million (net of taxes of $16.5 million), or $3.29 per share, during the quarter ended March 31, 1993 to reflect the cumulative effect of this change in accounting principle.



    Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." The Company recorded a charge of $16.9 million, or $1.87 per share, during the quarter ended March 31, 1993, to reflect the cumulative effect of this change in accounting principle.



    During the quarter ended March 31, 1993, the Company adopted the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts". Because of the type of insurance contracts the Company's Insurance Subsidiary provides, the adoption of this statement had no impact on earnings; however, it requires the disaggregation of various balance sheet accounts.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                                 MARCH 31,1994
                                  (UNAUDITED)



NOTE F_--_CONTINGENCIES


    On February 8, 1989, the Boeing Company ("Boeing") filed a lawsuit naming the Company, together with three prior subsidiaries of the Company, as defendants in Case No. CV89-119MA, United States District Court for the District of Oregon. In that lawsuit, Boeing sought damages and declaratory relief for past and future costs resulting from alleged groundwater contamination at a location in Gresham, Oregon, where the three prior subsidiaries of the Company formerly conducted business operations. On December 22, 1993, the Company entered into a settlement with Boeing, settling all claims asserted by Boeing in the lawsuit. Pursuant to the settlement terms, the Company will pay Boeing $12.5 million over the course of five years, $5 million of which has been committed by certain insurance companies in the form of cash or irrevocable letters of credit. In accordance with the settlement agreement, Boeing's claims against the Company and the three former subsidiaries have been dismissed with prejudice and Boeing has released and indemnified the Company with respect to certain claims.



    On March 4, 1992, Checker received notice that the Insurance Commissioner of the State of California, as Conservator and Rehabilitator of Executive Life Insurance Company of California ("ELIC"), a limited partner of the Partnership, had filed an Amendment to the Application for Order of Conservation filed in Superior Court of the State of California for the County of Los Angeles (the "Court"). The amendment seeks to add to the Order, dated April 11, 1991, Checker, the Partnership and Checker Holding Corp. III ("Holding III"), a limited partner of the Partnership. The amendment alleges that the action by Checker invoking provisions of the Partnership Agreement that alter ELIC's rights in the Partnership upon the occurrence of certain events is improper and constitutes an impermissible forfeiture of ELIC's interest in the Partnership and a breach of fiduciary duty to ELIC. The amendment seeks (a) a declaration of the rights of the parties in the Partnership and (b) damages in an unspecified amount. The Partnership believes that it has meritorious defenses to the claims of ELIC. On April 15, 1994, the Company and the Conservator entered into a letter agreement pursuant to which the Company agreed to purchase ELIC's interest in the Partnership for $37 million, subject to completion of the refinancing described under the caption, "Item 2 -- Management's Discussion and Analysis of Financial Condition and Results of Operations." The letter agreement has been submitted to the Court for approval.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER ISSUER OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EITHER ISSUER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                                 --------------
                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Prospectus Summary.............................           3
Risk Factors...................................          12
Proposed Refinancing...........................          17
Use of Proceeds................................          18
Dividends......................................          18
Capitalization.................................          19
The Company....................................          20
Selected Consolidated Financial Data...........          21
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          23
Business.......................................          27
Management.....................................          39
Certain Relationships and Related
 Transactions..................................          46
Ownership of Common Stock......................          46
Description of New Credit Facility.............          46
Description of Units...........................          48
Description of Warrants........................          48
Descripton of Capital Stock....................          50
Description of Notes...........................          51
Certain Federal Income Tax
 Consequences..................................          79
Underwriting...................................          85
Legal Matters..................................          85
Experts........................................          85
Index to Financial Statements..................         F-1


                                  $265,000,000


                                 INTERNATIONAL
                                 CONTROLS CORP.


                $165,000,000    % Senior Secured Notes due 2002
                          100,000 Units Consisting of
                            $100,000,000 ___% Senior
                          Subordinated Notes due 2004
                                      and
                  Warrants to Purchase Shares of Common Stock


                                 -------------

                                   PROSPECTUS

                                 -------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                                SPP HAMBRO & CO.

                                          , 1994

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee...................................................  $  91,380
NASD Filing Fee....................................................     27,000
Legal Fees and Expenses*...........................................         **
Blue Sky Fees and Expenses.........................................     11,500
Accounting Fees and Expenses*......................................         **
Printing*..........................................................         **
Trustees' Fees and Expenses*.......................................         **
Rating Agency Fees*................................................         **
Transfer Agent Fees*...............................................         **
Miscellaneous......................................................         **
                                                                     ---------
    Total..........................................................  $      **
                                                                     ---------
                                                                     ---------

- --------------
 * Estimated
** To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Florida corporation. Section 607.0850 of the Business Corporation Act ("Act") provides that a Florida corporation has the power to indemnify its officers and directors in certain circumstances.

    Subsection (1) of Section 607.0850 of the Act empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party to any proceeding (other than an action by or in the right of the corporation), by reason of the fact that he was a director or officer of the corporation, against liability incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his conduct was unlawful.

    Subsection (2) of Section 607.0850 empowers a corporation to indemnify any director or officer, or former director or officer who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against certain expenses paid in settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation, and only to the extent that the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 607.0850 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liability under Section 607.0850.

    Article V of the By-Laws of the Company provides for indemnification of the officers and directors of the Company as follows:

        "Section 1. The corporation shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding:

           (a) Whether civil, criminal, administrative, or investigative, other than one by or in the right of the corporation to procure a judgment in its favor, brought to impose a liability or penalty on such person for an act alleged to have been committed by such person in his capacity of director, officer, employee or agent of the corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he served as such at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein, if such person acted in good faith in the reasonable belief that such action was in the best interests of the corporation, and in criminal actions or proceedings, without reasonable ground for belief that such action was unlawful. The termination of any such action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not in itself create a presumption that any such director or officer did not act in good faith in the reasonable belief that such action was in the best interests of the corporation or that he had reasonable grounds for belief that such action was unlawful.

           (b) By or in the right of the corporation to procure a judgment in its favor by reason of his being or having been a director, officer, employee, or agent of the corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he served as such at the request of the corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such person acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Such person shall not be entitled to indemnification in relation to matters as to which such person has been adjudged to have been guilty of negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court, administrative agency, or investigative body before which such action, suit or proceeding is held shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expense which such tribunal shall deem proper.

           (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) or (b), or in any defense of any claim, issue or matter therein, he shall be indemnified against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection therewith.

           (d)  In order for  indemnification to be made  under paragraph (a) or
       (b), a determination must first be made that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph (a) or (b), unless indemnification is ordered by the tribunal before which such action, suit or proceeding is held. Such determination shall be made either (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by the stockholders who were not parties to such action, suit or proceeding.

        Section 2. The corporation shall pay expenses incurred in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph
    (d) of Section 1 of this Article upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in Sections 1 through 4 of this Article.

        Section 3. The corporation shall indemnify any person, if the requirements of Sections 1 and 2 of this Article are met, without affecting any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 4. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation is obligated to indemnify him against such liability under the provisions of Section 1 of this Article."


    In addition, the Company and/or its subsidiaries have entered into employment agreements with David Markin, Jay Harris and Jeffrey Feldman which require the Company to indemnify Messrs. Markin, Harris and Feldman against certain liabilities that may arise by reason of their status or service as directors or officers of, or consultants to, of the Company or its subsidiaries (other than liabilities arising from gross negligence or willful misconduct) to the full extent permitted by law.


    Reference is made to Section 7 of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto, which provides for indemnification of the directors and officers of the Registrant who sign the Registration Statement by the Underwriters against certain liabilities, including those arising under the Securities Act, in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement among Alex. Brown & Sons Incorporated, SPP Hambro & Co. and
              International Controls Corp. (the "Registrant") with respect to the    % Senior Secured Notes due
              2002 of the Registrant and the Units consisting of the % Senior Subordinated Notes due 2004 of the
              Registrant and Warrants to purchase common stock of the Registrant.*
       3.1   Restated Articles of Incorporation of Registrant
       3.2   By-Laws of Registrant as effective May 13, 1991 (incorporated herein by reference to Exhibit 3.3 of the Registrant's Annual Report of Form 10-K for the year ended December 31, 1992 (the 1992 10-K)).
       4.1   Form of Indenture between Registrant and First Fidelity Bank, National Association ("First
              Fidelity"), New Jersey, as Trustee, relating to the 12 3/4% Senior Subordinated Debentures due
              August 1, 2001 of Registrant (incorporated herein by reference to Exhibit 4.1 to Registration
              Statement No. 33-7212 filed with the Securities and Exchange Commission on July 15, 1986).
       4.2   Form of Indenture between Registrant and Midlantic National Bank, as Trustee, relating to the
              14 1/2% Subordinated Discount Debentures due January 1, 2006 of Registrant (incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-1788 filed with the Securities and
              Exchange Commission on November 26, 1985).
       4.3   Indenture between Registrant and First Fidelity Bank, National Association, as Trustee, relating to
              the    % Senior Secured Notes due 2002.*

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
       4.4   Agreement to furnish additional documents upon request by the Securities and Exchange Commission
              (incorporated herein by reference to Exhibit 4.3 to Registrant's Annual Report on Form 10-K for the
              year ended December 31, 1989 (the "1989 10-K")).
       4.5   Indenture between the Registrant and Marine Midland Bank N.A., as Trustee, relating to the % Senior
              Subordinated Notes due 2004.*
       4.6   Warrant Agreement between the Registrant and American Stock Transfer Company.*
       5.1   Opinion of Hutton Ingram Yuzek Gainen Carroll & Bertolotti regarding the legality of certain of the securities being registered.*
      10.1   Amended and Restated Agreement of Limited Partnership of Checker L.P. (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.2   Amendment, dated July 28, 1989, to Amended and Restated Agreement of Limited Partnership of Checker
              L.P. (incorporated herein by reference to Exhibit 19.1 to the Registrant's Annual Report on Form
              10-K for the year ended December 31, 1991 (the "1991 10-K")).
      10.3   Amendment, dated June 25, 1991, to Amended and Restated Agreement of Limited Partnership of Checker
              L.P. (incorporated herein by reference to Exhibit 19.2 to the 1991 10-K).
      10.4   Amended and Restated Employment Agreement, dated as of November 1, 1985, between Motors and David R.
              Markin ("Markin Employment Agreement") (incorporated herein by reference to Exhibit 10.17 to the
              1989 10-K).
      10.5   Amendment, dated as of March 4, 1992, to Markin Employment Agreement (incorporated herein by reference to Exhibit 10.3 to the 1991 10-K).
      10.6   Extension, dated July 12, 1993, of Amended and Restated Employment Agreement Between Checker and
              David R. Markin (incorporated herein by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 10-K")).
      10.7   Amended and Restated Employment Agreement, dated as of June 1, 1992, between Yellow Cab and Jeffrey
              Feldman (incorporated herein by reference to Exhibit 28.2 of the Registrant's Quarterly Report on
              Form 10-Q for the quarter ended June 30, 1992 (the "June 1992 10-Q").
      10.8   Form of Stated Benefit Salary Continuation Agreement (incorporated herein by reference to Exhibit
              10.17 to the 1989 10-K).
      10.9   Employment Agreement, dated as of July 1, 1992, between Registrant and Jay H. Harris (incorporated herein by reference to Exhibit 28.1 to the June 1992 10-Q).
      10.10  Loan and Guaranty Agreement, dated September 17, 1992, by and among Checker L.P., Motors, SCSM and
              NBD Bank, N.A. (incorporated herein by reference to Exhibit 28.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992 (the "September 1992 10-Q")).
      10.11  First Amendment, dated as of November 1, 1993, to Loan and Guaranty Agreement.
      10.12  Credit and Guaranty Agreement, dated as of August 1, 1989, by and among SCSM, Motors, Checker L.P.
              and NBD Bank, N.A. (the "Credit Agreement") (incorporated herein by reference to Exhibit 10.10 to the 1992 10-K).
      10.13  First Amendment, dated as of June 1, 1990, to the Credit Agreement (incorporated herein by reference to Exhibit 10.11 of the 1992 10-K).

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
      10.14  Second Amendment, dated as of January 2, 1991, to the Credit Agreement (incorporated herein by reference to Exhibit 10.12 of the 1992 10-K).
      10.15  Third Amendment, dated as of November 1, 1993, to the Credit Agreement.
      10.16  Supplemental Agreement, dated as of April 20, 1992, among SCSM, Motors, Checker L.P. and NBD Bank,
              N.A. (incorporated herein by reference to Exhibit 10.13 of the 1992 10-K).
      10.17  Second Supplemental Agreement, dated as of September 17, 1992, among SCSM, Motors, Checker L.P. and
              NBD Bank, N.A. (incorporated herein by reference to Exhibit 28.2 of the June 1991 10-Q).
      10.18  Lease, dated December 1, 1988, between SCSM and Park Corporation (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.19  Loan and Security Agreement dated as of March 21, 1990, by and among Great Dane, Great Dane Trailers
              Indiana, Inc., Great Dane Trailers Nebraska, Inc., Great Dane Trailers Tennessee, Inc., certain lending institutions and Security Pacific Business Credit Inc., as Agent (the "Security Pacific
              Agreement") (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.20  First Amendment, dated as of March 30, 1990, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 19.3 to the 1991 10-K).
      10.21  Second Amendment, dated as of April 30, 1990, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 19.4 to the 1991 10-K).
      10.22  Third Amendment, dated as of August 14, 1990, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 19.5 to the 1991 10-K).
      10.23  Fourth Amendment, dated as of February 28, 1991, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 19.6 to the 1991 10-K).
      10.24  Waiver and Fifth Amendment, dated as of September 3, 1991, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.7 to the 1991 10-K).
      10.25  Waiver, Consent and Sixth Amendment, dated April 30, 1992, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 28 to Registrant's Quarterly Report on Form 10-Q for
              the quarter ended March 31, 1992).
      10.26  Seventh Amendment, dated as of July 10, 1992, to the Security Pacific Agreement (incorporated herein by reference to the June 1992 10-Q).
      10.27  Eighth Amendment, dated as of February 19, 1993, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 10.24 of the 1992 10-K).
      10.28  Waiver, Consent and Ninth Amendment, dated March 26, 1993, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 10.29 of the 1992 10-K).
      10.29  Tenth Amendment, dated as of November 1, 1993, to the Security Pacific Agreement.
      10.30  Assumption Agreement dated as of August 1, 1989, by and between Motors and the West Virginia
              Economic Development Authority (incorporated herein by reference to Exhibit 10.12 to Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1990).
      10.31  Agreement, dated as of September 1, 1991, between Checker L.P. and Jerry E. Feldman (incorporated herein by reference to Exhibit 10.12 to the 1991 10-K).
      10.32  Form of Checker Motors Corporation Excess Benefit Retirement Plan, effective January 1, 1983
              (incorporated herein by reference to Exhibit 19.9 to the 1991 10-K).

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
      10.33  Amended and Restated License Agreement, dated December 30, 1992, between Checker Motors Corporation and Checker Taxi Association, Inc. (incorporated herein by reference to Exhibit 10.28 of the 1992
              10-K).
      10.34  Employment Agreement, dated as of January 1, 1994 between Registrant and David R. Markin.
      10.35  Eleventh Amendment, dated as of March 11, 1994, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1994).
      10.36  Employment Agreement dated as of November 4, 1991, between Great Dane and Willard R. Hildebrand.**
      10.37  Escrow Deposit Agreement between the Registrant and First Fidelity, dated as of , 1994.*
      10.38  Pledge Agreement between the Registrant and First Fidelity, dated as of , 1994.*
      10.39  Settlement Agreement, dated as of June , 1994, among John Garamendi, as Insurance Commissioner of the State of California, Base Assets Trust and Motors.*
      10.40  Loan Agreement, dated as of , 1994, by and among the Company, Great Dane, Motors, Checker L.P.,
              SCSM, Great Dane Trailers Nebraska, Inc., Great Dane Trailers Tennessee, Inc., Los Angeles Great
              Dane, Inc., NBD Bank, N.A., as agent, and the lenders named therein.*
      12.1   Statements regarding computation of ratios**
      21.1   Subsidiaries of Registrant.
      23.1   Consent of Ernst & Young**
      23.2   Consent of Hutton Ingram Yuzek Gainen Carroll & Bertolotti -- see Exhibit 5.1.
      24.1   Power of Attorney**
      25.1   Statement of eligibility of Trustee for the Senior Notes*
      25.2   Statement of eligibility of Trustee for the Senior Subordinated Notes.*
      28.1   Schedule P of Annual Statements provided by Country to Illinois Regulatory Authorities**

- --------------
 * To be filed by amendment
** Filed herewith

    (b) Financial Statement Schedules


    The following financial statement schedules are filed as part of the Registration Statement.


   Schedule I     --      Marketable Securities -- Other Investments
  Schedule II     --      Amounts Receivable from Related Parties and Underwriters, Promoters and
                          Employees Other Than Related Parties
 Schedule III     --      Condensed Financial Information of Registrant
  Schedule IV     --      Indebtedness of and to Related Parties -- Not Current
Schedule VIII     --      Valuation and Qualifying Accounts
  Schedule IX     --      Short-Term Borrowings
   Schedule X     --      Supplementary Income Statement Information
 Schedule XIV     --      Supplemental Information Concerning Property-Casualty Insurance Operations

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes as follows:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Kalamazoo, State of Michigan, on May 24, 1994.


                                          INTERNATIONAL CONTROLS CORP.

                                          By:         /s/ DAVID R. MARKIN
                                            ------------------------------------
                                                      David R. Markin
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                         NAME                                            TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------

                      /s/ ALLAN R. TESSLER              Chairman of the Board                      May 31, 1994
     -------------------------------------------
                   Allan R. Tessler

                       /s/ DAVID R. MARKIN              President, Chief Executive Officer and     May 24, 1994
     -------------------------------------------         Director
                   David R. Markin

                         /s/ JAY H. HARRIS              Executive Vice President and Chief         May 24, 1994
     -------------------------------------------         Operating Officer
                    Jay H. Harris

                       /s/ MARLAN R. SMITH              Treasurer (Principal Financial Officer     May 31, 1994
     -------------------------------------------         and Principal Accounting Officer)
                   Marlan R. Smith

                     /s/ MARTIN L. SOLOMON              Vice Chairman of the Board and Secretary   May 31, 1994
     -------------------------------------------
                  Martin L. Solomon

                   /s/ WILMER J. THOMAS, JR.            Vice Chairman of the Board                 May 31, 1994
     -------------------------------------------
                Wilmer J. Thomas, Jr.

                     INDEX TO FINANCIAL STATEMENT SCHEDULES
                   COVERED BY REPORT OF INDEPENDENT AUDITORS

Report of Independent Auditors.................................................................        S-2

   Schedule I     --      Marketable Securities -- Other Investments...........................        S-3

  Schedule II     --      Amounts Receivable from Related Parties and Underwriters, Promoters
                          and Employees Other Than Related Parties.............................        S-6

 Schedule III     --      Condensed Financial Information of Registrant........................        S-7

  Schedule IV     --      Indebtedness of and to Related Parties -- Not Current................       S-10

Schedule VIII     --      Valuation and Qualifying Accounts....................................       S-11

  Schedule IX     --      Short-Term Borrowings................................................       S-12

   Schedule X     --      Supplementary Income Statement Information...........................       S-13

 Schedule XIV     --      Supplemental Information Concerning Property-Casualty Insurance
                          Operations...........................................................       S-14

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
International Controls Corp.



    We have audited the consolidated financial statements of International Controls Corp. and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, and have issued our report thereon dated March 1, 1994 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in
Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.



    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                          /s/ ERNST & YOUNG



Kalamazoo, Michigan
March 1, 1994

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
            SCHEDULE I -- MARKETABLE SECURITIES -- OTHER INVESTMENTS
                               DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                                              COL. E
                                                                                                         ----------------
                                                                                                         AMOUNT AT WHICH
                                                                                                          EACH PORTFOLIO
                                                                COL. B                        COL. D        OF EQUITY
                                                         --------------------               -----------      SECURITY
                                                              NUMBER OF                       MARKET     ISSUES AND EACH
                                                              SHARES OR          COL. C      VALUE OF     OTHER SECURITY
                        COL. A                            UNITS -- PRINCIPAL   -----------  EACH ISSUE   ISSUE CARRIED IN
- -------------------------------------------------------       AMOUNT OF          COST OF    AT BALANCE     THE BALANCE
NAME OF ISSUER AND TITLE OF EACH ISSUE                     BONDS AND NOTES     EACH ISSUE   SHEET DATE        SHEET
- -------------------------------------------------------  --------------------  -----------  -----------  ----------------
FIXED MATURITIES:
U. S. Government obligations...........................             $  7,320    $   7,267    $   7,559      $    7,276

Obligations of various state and territorial
 possessions...........................................                1,920        1,911        1,959           1,920

Obligations of political subdivisions of states........               10,745       10,748       11,064          10,760

Special revenue obligations of political subdivisions
 of states.............................................                9,290        9,313        9,522           9,304

Public utility obligations:
  American Telephone & Telegraph.......................                  850          835          907             837
  Bell South Telecom, Inc..............................                1,000        1,004        1,050           1,003
  Chesapeake & Potomac Telephone & Telegraph...........                  532          450          543             455
  Citizen Utilities....................................                  500          499          550             499
  Consolidated Edison..................................                  550          547          563             548
  Illinois Bell Telephone Company......................                  300          287          306             288
  National Rural Utilities.............................                  400          403          400             400
  New England Telephone & Telegraph....................                  400          419          404             419
  New York Telephone Company...........................                  400          382          412             383
  Northern Telecom, Ltd................................                  350          357          340             356
  Oklahoma Gas & Electric..............................                  525          514          560             519
  Pacific Bell.........................................                  500          491          500             492
  Pacific Gas & Electric...............................                  700          696          728             696
  Potomac Electric Power Company.......................                  350          343          396             345
  Southwestern Bell Telephone Company..................                  550          550          528             550
  Miscellaneous other public utility obligations.......                2,036        1,931        2,128           1,956
                                                                               -----------  -----------        -------
  Total public utility obligations.....................                         $   9,708    $  10,315      $    9,746
  Industrial and miscellaneous corporate obligations:
    Anheuser Busch Company, Inc........................                  350          366          403             363
    Associates Corporation of North America............                  755          770          762             759
    Banc One Corporation...............................                  340          343          412             342
    Bank America Corporation...........................                  850          881          917             878
    Bankers Trust of New York..........................                  500          496          531             497
    B. P. America......................................                  550          566          629             562
    Cargill Inc........................................                  300          302          366             301
    Chevron Capital USA, Inc...........................                  350          339          382             344
    Citicorp...........................................                  400          400          405             400

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
     SCHEDULE I -- MARKETABLE SECURITIES -- OTHER INVESTMENTS -- CONTINUED
                               DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                                              COL. E
                                                                                                         ----------------
                                                                                                         AMOUNT AT WHICH
                                                                                                          EACH PORTFOLIO
                                                                COL. B                        COL. D        OF EQUITY
                                                         --------------------               -----------      SECURITY
                                                              NUMBER OF                       MARKET     ISSUES AND EACH
                                                              SHARES OR          COL. C      VALUE OF     OTHER SECURITY
                        COL. A                            UNITS -- PRINCIPAL   -----------  EACH ISSUE   ISSUE CARRIED IN
- -------------------------------------------------------       AMOUNT OF          COST OF    AT BALANCE     THE BALANCE
NAME OF ISSUER AND TITLE OF EACH ISSUE                     BONDS AND NOTES     EACH ISSUE   SHEET DATE        SHEET
- -------------------------------------------------------  --------------------  -----------  -----------  ----------------
FIXED MATURITIES -- Continued
  Industrial and miscellaneous corporate obligations --
   Continued:
    Coca Cola Enterprises..............................              $   500    $     497    $     523      $      498
    Comerica Bank -- Detroit...........................                  500          500          509             500
    Commercial Credit Group, Inc.......................                  450          442          466             449
    Corestate Capital Corp.............................                  300          298          303             298
    Dow Capital Corporation............................                  350          350          357             350
    Dow Chemical Company...............................                  400          399          480             399
    E. I. DuPont DeNemours & Company...................                  700          658          751             666
    Eastman Kodak Company..............................                  450          451          494             451
    Enhance Financial Services.........................                  900          900          900             900
    European Investment Bank...........................                  300          303          303             303
    Ford Motor Credit Corporation......................                  750          749          779             751
    Gannett Inc. Notes.................................                  500          500          490             500
    General Electric Capital Corporation...............                1,350        1,454        1,395           1,350
    General Electric Credit Corp.......................                  500          500          500             500
    General Motors Acceptance Corporation..............                  500          496          575             497
    General Motors Corporation.........................                  300          300          306             300
    H. J. Heinz Company................................                  500          499          510             499
    Hertz Corporation..................................                  300          300          315             300
    IBM Credit Corporation.............................                  300          304          301             304
    IBM Corporation....................................                  500          496          525             497
    ICI Wilmington, Inc................................                  300          309          321             306
    ITT Financial Corporation..........................                  400          404          416             400
    J. P. Morgan & Co..................................                  700          721          770             712
    The Limited Corporation............................                  650          652          748             652
    Marathon Oil Company...............................                  600          602          606             600
    Matsushita Electric Inc., Ltd......................                  400          400          424             400
    MBIA Inc...........................................                  450          443          495             443
    Merrill Lynch & Co.................................                  300          296          309             299
    Motorola, Inc......................................                  300          300          357             300
    Natwest Capital Corporation........................                  300          320          363             318
    Pepsico, Inc.......................................                  950          944        1,034             945
    Phillip Morris & Co., Inc..........................                1,450        1,450        1,548           1,450
    Pitney Bowes Credit Corporation....................                  377          379          420             373
    Ralston Purina Company.............................                  500          501          540             500
    Republic National Bank, New York...................                  500          499          505             499
    Salomon, Inc.......................................                  500          502          554             501
    Seagram, Joseph E., & Sons.........................                  750          768          815             757
    Sears Roebuck & Co.................................                  500          530          500             500

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
     SCHEDULE I -- MARKETABLE SECURITIES -- OTHER INVESTMENTS -- CONTINUED
                               DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                                                                              COL. E
                                                                                                         ----------------
                                                                                                         AMOUNT AT WHICH
                                                                                                          EACH PORTFOLIO
                                                                COL. B                        COL. D        OF EQUITY
                                                         --------------------               -----------      SECURITY
                                                              NUMBER OF                       MARKET     ISSUES AND EACH
                                                              SHARES OR          COL. C      VALUE OF     OTHER SECURITY
                        COL. A                            UNITS -- PRINCIPAL   -----------  EACH ISSUE   ISSUE CARRIED IN
- -------------------------------------------------------       AMOUNT OF          COST OF    AT BALANCE     THE BALANCE
NAME OF ISSUER AND TITLE OF EACH ISSUE                     BONDS AND NOTES     EACH ISSUE   SHEET DATE        SHEET
- -------------------------------------------------------  --------------------  -----------  -----------  ----------------
FIXED MATURITIES -- Continued
Industrial and miscellaneous corporate obligations --
 Continued:
  Shearson Lehman Bros. Bldgs. Inc.....................              $   350    $     350    $     350      $      350
  Suntrust Bank, Inc...................................                  300          304          309             301
  Texaco Capital, Inc..................................                  450          451          495             450
  The Funding Corporation..............................                  400          409          424             403
  United States Banknote Corp..........................                  300          300          300             300
  United Technologies..................................                  300          304          327             302
  USX Corporation......................................                  400          405          372             405
  Wal Mart Stores, Inc.................................                1,150        1,154        1,250           1,155
  Witco Corporation....................................                  500          489          575             489
  Xerox Credit Corporation.............................                  439          422          469             427
  Miscellaneous other industrial and miscellaneous
   corporate obligations...............................                8,913        9,068        9,641           8,928
                                                                               -----------  -----------        -------
TOTAL INDUSTRIAL AND MISCELLANEOUS CORPORATE
 OBLIGATIONS...........................................                            38,535       40,826          38,223
                                                                               -----------  -----------        -------
TOTAL FIXED MATURITIES.................................                         $  77,482    $  81,245      $   77,229
Equity Securities:
  Banks, trusts and insurance companies preferred
   stock...............................................        85,000 shares    $   2,136    $   2,221      $    2,221
  Public utilities preferred stock.....................        45,340 shares        1,545        1,637           1,637
  Industrial and miscellaneous preferred stock
   shares..............................................       127,314 shares        3,559        3,601           3,601
  Public utilities common stock........................       534,400 shares        1,401        1,536           1,536
  Banks, Trusts and Insurance Companies Common
   Stocks..............................................        24,547 shares          599          537             537
  Industrial and miscellaneous common stock............       133,951 shares        4,296        4,077           4,077
                                                                               -----------  -----------        -------
    TOTAL EQUITY SECURITIES............................                            13,536       13,609          13,609
                                                                               -----------  -----------        -------
TOTAL INVESTMENTS......................................                         $  92,062    $  94,853      $   90,838
                                                                               -----------  -----------        -------
                                                                               -----------  -----------        -------

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES



    SCHEDULE II -- AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES
                             (DOLLARS IN THOUSANDS)


                  COL. A                       COL. B       COL. C                 COL. D                        COL. E
- -------------------------------------------  -----------  -----------  ------------------------------  --------------------------
                                                                                 DEDUCTIONS             BALANCE AT END OF PERIOD
                                                                       ------------------------------
                                             BALANCE AT                     (1)             (2)        --------------------------
                                              BEGINNING                   AMOUNTS     AMOUNTS WRITTEN      (1)           (2)
              NAME OF DEBTOR                  OF PERIOD    ADDITIONS     COLLECTED          OFF          CURRENT     NOT CURRENT
- -------------------------------------------  -----------  -----------  -------------  ---------------  -----------  -------------
YEAR ENDED DECEMBER 31, 1993
  David R. Markin (1)......................   $     124    $       0     $       0       $       0      $       0     $     124
  Allan R. Tessler (1).....................         167            0             0               0              0           167
  Wilmer J. Thomas, Jr. (1)................         167            0             0               0              0           167
  Martin L. Solomon (1)....................         167            0             0               0              0           167
  King Cars, Inc. (2)......................         398           24             0               0            422             0
                                                                                --              --
                                             -----------       -----                                        -----         -----
                                              $   1,023    $      24     $       0       $       0      $     422     $     625
                                                                                --              --
                                                                                --              --
                                             -----------       -----                                        -----         -----
                                             -----------       -----                                        -----         -----
YEAR ENDED DECEMBER 31, 1992
  David R. Markin (1)......................   $     124    $       0     $       0       $       0      $       0     $     124
  Allan R. Tessler (1).....................         167            0             0               0              0           167
  Wilmer J. Thomas, Jr. (1)................         167            0             0               0              0           167
  Martin L. Solomon (1)....................         167            0             0               0              0           167
  King Cars, Inc. (2)......................           0          398             0               0            398             0
                                                                                --              --
                                             -----------       -----                                        -----         -----
                                              $     625    $     398     $       0       $       0      $     398     $     625
                                                                                --              --
                                                                                --              --
                                             -----------       -----                                        -----         -----
                                             -----------       -----                                        -----         -----
YEAR ENDED DECEMBER 31, 1991
  David R. Markin (1)......................   $     124    $       0     $       0       $       0      $       0     $     124
  Allan R. Tessler (1).....................         167            0             0               0              0           167
  Wilmer J. Thomas, Jr. (1)................         167            0             0               0              0           167
  Martin L. Solomon (1)....................         167            0             0               0              0           167
                                                                                --              --
                                             -----------       -----                                        -----         -----
                                              $     625    $       0     $       0       $       0      $       0     $     625
                                                                                --              --
                                                                                --              --
                                             -----------       -----                                        -----         -----
                                             -----------       -----                                        -----         -----

- --------------
(1)   Obligation is non-interest bearing demand obligation.

(2) Obligation is a promissory note due on December 31, 1994, bearing a 6.5% interest rate.

                          INTERNATIONAL CONTROLS CORP.
         SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                                             DECEMBER 31,
                                                                                       ------------------------
                                                                                          1993         1992
                                                                                       -----------  -----------
Assets:
  Cash and cash equivalents..........................................................  $     1,468  $     4,930
  Accounts receivable................................................................          566          107
  Other current assets...............................................................        4,345        3,734
    Total Current Assets.............................................................        6,379        8,771
  Intercompany accounts with subsidiaries............................................      --             9,657
  Investments in subsidiaries........................................................       91,388      110,308
  Other assets.......................................................................       16,331       12,430
                                                                                       -----------  -----------
Total Assets.........................................................................  $   114,098  $   141,166
                                                                                       -----------  -----------
                                                                                       -----------  -----------

Liabilities and Shareholders' Deficit:
  Accounts payable...................................................................  $        34  $       143
  Income taxes payable (recoverable).................................................       (1,702)       8,442
  Accrued compensation...............................................................          256          256
  Accrued interest...................................................................       11,468       11,467
  Other accrued liabilities..........................................................        9,565        3,340
                                                                                       -----------  -----------
    Total current liabilities........................................................       19,621       23,648
  Long-term debt.....................................................................      205,732      204,360
  Other noncurrent liabilities.......................................................       31,713       19,486
  Intercompany accounts with subsidiaries............................................        6,622      --

  Shareholders' deficit:
    Common stock.....................................................................           90           90
    Paid-in capital..................................................................       14,910       14,910
    Retained earnings (deficit)......................................................      (36,217)       7,045
    Amount paid in excess of Checker's net assets....................................     (127,748)    (127,748)
    Notes receivable from shareholders...............................................         (625)        (625)
                                                                                       -----------  -----------
    Total shareholders' deficit......................................................     (149,590)    (106,328)
                                                                                       -----------  -----------
Total Liabilities and Shareholders' Deficit..........................................  $   114,098  $   141,166
                                                                                       -----------  -----------
                                                                                       -----------  -----------

                          INTERNATIONAL CONTROLS CORP.
   SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- CONTINUED
                       CONDENSED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1992        1991
                                                                                ----------  ----------  ----------
Selling, general and administrative expenses..................................  $   (4,646) $   (4,396) $   (4,398)
Interest expense..............................................................     (30,216)    (30,138)    (32,018)
Equity in earnings of subsidiaries............................................      29,376      14,959         166
Other income (expense)........................................................         211         (99)        857
Special charge................................................................      (7,500)     --          --
Intercompany income:
  Corporate charges...........................................................       1,008       1,008       1,008
  Interest....................................................................      --             305         394
Loss before income taxes, extraordinary items and
 accounting changes...........................................................     (11,767)    (18,361)    (33,991)
Income tax benefit............................................................      15,131      10,806       6,985
                                                                                ----------  ----------  ----------
Income (loss) before extraordinary items and accounting changes...............       3,364      (7,555)    (27,006)
Extraordinary items, net of income taxes......................................      --          --          31,188
                                                                                ----------  ----------  ----------
Income (loss) before accounting changes.......................................       3,364      (7,555)      4,182
Accounting changes............................................................     (46,626)     --          --
                                                                                ----------  ----------  ----------
Net Income (Loss).............................................................  $  (43,262) $   (7,555) $    4,182
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                          INTERNATIONAL CONTROLS CORP.
   SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- CONTINUED
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1992        1991
                                                                                ----------  ----------  ----------
Net cash flow used in operating activities....................................  $  (47,640) $  (20,973) $  (25,202)
Cash flows from investing activities:
  Other.......................................................................       5,900        (334)     (1,456)
                                                                                ----------  ----------  ----------
Net cash flow provided by (used in) investing activities......................       5,900        (334)     (1,456)
Cash flows from financing activities:
  Repayments of debt..........................................................      --          --         (27,187)
  Advances from subsidiaries..................................................      38,278      21,284      52,630
                                                                                ----------  ----------  ----------
Net cash flow provided by financing activities................................      38,278      21,284      25,443
                                                                                ----------  ----------  ----------
Decrease in cash and cash equivalents.........................................      (3,462)        (23)     (1,215)
Beginning cash and cash equivalents...........................................       4,930       4,953       6,168
                                                                                ----------  ----------  ----------
Ending cash and cash equivalents..............................................  $    1,468  $    4,930  $    4,953
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

The Registrant's subsidiaries declared dividends totaling $22 million in 1993, $120.9 million in 1992 and $13.1 million in 1991. These dividends were declared to offset certain intercompany account balances at the respective dates.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
      SCHEDULE IV -- INDEBTEDNESS OF AND TO RELATED PARTIES -- NOT CURRENT
                             (DOLLARS IN THOUSANDS)

            COL. A                COL. B     COL. C      COL. D    COL. E     COL. F     COL. G      COL. H    COL. I
- ------------------------------  ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                          -- INDEBTEDNESS OF --                       -- INDEBTEDNESS TO --
                                ------------------------------------------  ------------------------------------------
                                BALANCE AT                         BALANCE  BALANCE AT                         BALANCE
NAME OF PERSON                  BEGINNING   ADDITIONS  DEDUCTIONS  AT END   BEGINNING   ADDITIONS  DEDUCTIONS  AT END
- ------------------------------  ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
YEAR ENDED DECEMBER 31, 1993
  David R. Markin.............  $   --      $  --      $   --      $ --     $    7,500  $  --      $   --      $ 7,500
  Martin L. Solomon...........      --         --          --        --          7,500     --          --        7,500
  Allan R. Tessler............      --         --          --        --          7,500     --          --        7,500
  Wilmer J. Thomas, Jr........      --         --          --        --          7,500     --          --        7,500
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                $   --      $  --      $   --      $ --     $   30,000  $  --      $   --      $30,000
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
YEAR ENDED DECEMBER 31, 1992
  David R. Markin.............  $   --      $  --      $   --      $ --     $    7,500  $  --      $   --      $ 7,500
  Martin L. Solomon...........      --         --          --        --          7,500     --          --        7,500
  Allan R. Tessler............      --         --          --        --          7,500     --          --        7,500
  Wilmer J. Thomas, Jr........      --         --          --        --          7,500     --          --        7,500
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                $   --      $  --      $   --      $ --     $   30,000  $  --      $   --      $30,000
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
YEAR ENDED DECEMBER 31, 1991
  David R. Markin.............  $   --      $  --      $   --      $ --     $    7,500  $  --      $   --      $ 7,500
  Martin L. Solomon...........      --         --          --        --          7,500     --          --        7,500
  Allan R. Tessler............      --         --          --        --          7,500     --          --        7,500
  Wilmer J. Thomas, Jr........      --         --          --        --          7,500     --          --        7,500
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                $   --      $  --      $   --      $ --     $   30,000  $  --      $   --      $30,000
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------

NOTE:The above amounts relate to amounts loaned to the Company to complete the Holding buyout as described in Note A of the notes to consolidated financial statements.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                     COL. A                          COL. B               COL. C               COL. D        COL. E
- -------------------------------------------------  -----------  --------------------------  -------------  -----------
                                                                  ADDITIONS CHARGED TO:
                                                   BALANCE AT   --------------------------                 BALANCE AT
                                                    BEGINNING     COST AND        OTHER                      END OF
DESCRIPTION                                         OF PERIOD     EXPENSES      ACCOUNTS    DEDUCTIONS(1)    PERIOD
- -------------------------------------------------  -----------  -------------  -----------  -------------  -----------
YEAR ENDED DECEMBER 31, 1993:
  Deducted from assets:
    Allowance for doubtful accounts -- trade.....   $     623     $     234    $   --       $       (109 ) $      748
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
    Allowance for doubtful accounts -- finance
     lease receivables...........................  $      679   $        52    $   --       $       (572 ) $      159
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Contract & warranty reserves...................  $    8,375   $     5,439    $   --       $     (3,429 ) $   10,385
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Workers' compensation..........................  $    1,841   $     1,200    $   --       $     (1,927 ) $    1,114
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Claims.........................................  $    3,332   $     1,103    $   --       $     (1,106 ) $    3,329
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------

YEAR ENDED DECEMBER 31, 1992:
  Deducted from assets:
    Allowance for doubtful accounts -- trade.....  $      606   $       183    $   --       $       (166 ) $      623
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
    Allowance for doubtful accounts -- finance
     lease receivables...........................  $      944   $        52    $   --       $       (317 ) $      679
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Contract & warranty reserves...................  $    8,263   $     3,564    $   --       $     (3,452 ) $    8,375
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Workers' compensation..........................  $      265   $     4,584    $   --       $     (3,008 ) $    1,841
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Claims.........................................  $    2,717   $       783    $   --       $       (168 ) $    3,332
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------

YEAR ENDED DECEMBER 31, 1991:
  Deducted from assets:
    Allowance for doubtful accounts -- trade.....  $      808   $       210    $   --       $       (412 ) $      606
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
    Allowance for doubtful accounts -- finance
     lease receivables...........................  $      842   $        (7  ) $      292   $       (183 ) $      944
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Contract & warranty reserves...................  $   10,796   $     1,274    $   --       $     (3,807 ) $    8,263
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Workers' compensation..........................  $      242   $       836    $   --       $       (813 ) $      265
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Claims.........................................  $    2,500   $     1,047    $   --       $       (830 ) $    2,717
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------

- --------------
(1) Reclassification to other reserves and utilization of reserves.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                      SCHEDULE IX -- SHORT-TERM BORROWINGS
                             (DOLLARS IN THOUSANDS)

                    COL. A                         COL. B         COL. C          COL. D        COL. E         COL. F
- -----------------------------------------------  -----------  ---------------   -----------   -----------   ------------
                                                                                                              WEIGHTED
                                                                                  MAXIMUM       AVERAGE       AVERAGE
                                                                                  AMOUNT        AMOUNT        INTEREST
                                                 BALANCE AT      WEIGHTED       OUTSTANDING   OUTSTANDING   RATE DURING
  CATEGORY OF AGGREGATE SHORT-TERM BORROWINGS      END OF         AVERAGE       DURING THE    DURING THE        THE
                     RATE                          PERIOD      INTEREST RATE      PERIOD       PERIOD(1)     PERIOD(2)
- -----------------------------------------------  -----------  ---------------   -----------   -----------   ------------
BANK BORROWINGS:

  Year ended December 31, 1993.................   $   5,000           7.25%     $    5,000    $    4,998           7.25%

  Year ended December 31, 1992.................       5,000           7.00%          5,000         4,350           6.71%

  Year ended December 31, 1991.................       4,000           7.00%          4,000         2,053           8.38%

- --------------
(1) Amount of loan divided by number of days in year, times the number of days outstanding during the year.

(2) Total interest expense during the period divided by the average amount outstanding during the period.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
            SCHEDULE X -- SUPPLEMENTAL INCOME STATEMENT INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                                                 COLUMN B
                                                          -------------------------------------------------------
                                                            CHARGED TO CONTINUING OPERATIONS' COST AND EXPENSES
                                                          -------------------------------------------------------
                        COLUMN A                          DECEMBER 31, 1993  DECEMBER 31, 1992  DECEMBER 31, 1991
- --------------------------------------------------------  -----------------  -----------------  -----------------
Maintenance and repairs.................................      $  15,663          $   9,646          $   9,543
                                                                -------             ------             ------

Depreciation and amortization of intangible assets,
 pre-operating costs and similar deferrals (1)..........      $  --              $  --              $  --
                                                                -------             ------             ------

Taxes other than payroll and income taxes (1)...........      $  --              $  --              $  --
                                                                -------             ------             ------

Royalties (1)...........................................      $  --              $  --              $  --
                                                                -------             ------             ------

Advertising costs (1)...................................      $  --              $  --              $  --
                                                                -------             ------             ------

- --------------
(1) Amounts for these expenses are not presented as such amounts are less than 1% of total revenues in the year indicated.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES



    SCHEDULE XIV -- SUPPLEMENTAL INFORMATION CONCERNING PROPERTY -- CASUALTY
                              INSURANCE OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                            COL. C
                                          -----------
                                           RESERVES
                               COL. B         FOR        COL. D
                             -----------    UNPAID     -----------
          COL. A              DEFERRED      CLAIMS      DISCOUNT       COL. E        COL. F         COL. G
- ---------------------------    POLICY      AND CLAIM     IF ANY,    ------------  ------------  --------------
     AFFILIATION WITH        ACQUISITION  ADJUSTMENT   DEDUCTED IN    UNEARNED       EARNED     NET INVESTMENT
        REGISTRANT              COSTS     EXPENSE(1)    COLUMN C    PREMIUMS(2)   PREMIUMS(3)       INCOME
- ---------------------------  -----------  -----------  -----------  ------------  ------------  --------------
WHOLLY-OWNED INSURANCE SUBSIDIARY:

Year Ended:
  December 31, 1993........   $   1,893    $  71,179    $  --        $    9,547    $   40,836     $    7,838
                             -----------  -----------  -----------  ------------  ------------       -------
                             -----------  -----------  -----------  ------------  ------------       -------
  December 31, 1992........   $   1,832    $  75,780    $  --        $   10,463    $   40,347     $    8,227
                             -----------  -----------  -----------  ------------  ------------       -------
                             -----------  -----------  -----------  ------------  ------------       -------
  December 31, 1991........   $   2,073    $  64,952    $  --        $   11,619    $   39,877     $    7,061
                             -----------  -----------  -----------  ------------  ------------       -------
                             -----------  -----------  -----------  ------------  ------------       -------

                                    COL. H
                              -------------------

                               CLAIMS AND CLAIM
                              ADJUSTMENT EXPENSES     COL. I       COL. J
                                                   ------------  -----------
                              INCURRED RELATED TO  AMORTIZATION     PAID
          COL. A              -------------------  OF DEFERRED     CLAIMS      COL. K
- ---------------------------     (1)        (2)        POLICY      AND CLAIM   ---------
     AFFILIATION WITH         CURRENT     PRIOR    ACQUISITION   ADJUSTMENT    PREMIUM
        REGISTRANT              YEAR      YEARS       COSTS       EXPENSES     WRITTEN
- ---------------------------   --------  ---------  ------------  -----------  ---------
WHOLLY-OWNED INSURANCE SUBS
Year Ended:
  December 31, 1993........   $ 33,193  $    (454)  $       61    $  30,832   $  40,732
                              --------  ---------  ------------  -----------  ---------
                              --------  ---------  ------------  -----------  ---------
  December 31, 1992........   $ 30,322  $   2,043   $     (241)   $  27,319   $  39,238
                              --------  ---------  ------------  -----------  ---------
                              --------  ---------  ------------  -----------  ---------
  December 31, 1991........   $ 31,852  $   1,676   $     (341)   $  26,208   $  39,530
                              --------  ---------  ------------  -----------  ---------
                              --------  ---------  ------------  -----------  ---------

- --------------
(1) Includes reinsurance recoverable on unpaid claims and claims adjustment expense of $7,380, $13,888 and $8,106 in 1993, 1992 and 1991, respectively, in connection with the restatement of the balance sheet loss reserve amounts as reported in accordance with SFAS No. 113.
(2) Includes net ceded premiums of $(526), $286 and $333 in 1993, 1992 and 1991, respectively, in connection with the restatement of the balance sheet unearned premium amounts as reported in accordance with SFAS No. 113.
(3)  Includes premiums earned of $13,400, $13,161  and $12,735 in 1993, 1992 and
    1991, respectively, in connection with coverage provided to other entities in the consolidated group which have been eliminated in consolidation.

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                           DESCRIPTION                                          PAGE
- -----------  --------------------------------------------------------------------------------------  ---------
       1.1   Form of Underwriting Agreement among Alex. Brown & Sons Incorporated, SPP Hambro & Co.
              and International Controls Corp. (the "Registrant") with respect to the    % Senior
              Secured Notes due 2002 of the Registrant and the Units consisting of the % Senior
              Subordinated Notes due 2004 of the Registrant and warrants to purchase common stock of the Registrant.*
       3.1   Restated Articles of Incorporation of Registrant
       3.2   By-Laws of Registrant as effective May 13, 1991 (incorporated herein by reference to
              Exhibit 3.3 of the Registrant's Annual Report of Form 10-K for the year ended
              December 31, 1992 (the 1992 10-K)).
       4.1   Form of Indenture between Registrant and First Fidelity Bank, National Association,
              New Jersey, as Trustee, relating to the 12 3/4% Senior Subordinated Debentures due
              August 1, 2001 of Registrant (incorporated herein by reference to Exhibit 4.1 to
              Registration Statement No. 33-7212 filed with the Securities and Exchange Commission on July 15, 1986).
       4.2   Form of Indenture between Registrant and Midlantic National Bank, as Trustee, relating to the 14 1/2% Subordinated Discount Debentures due January 1, 2006 of Registrant
              (incorporated herein by reference to Exhibit 4.1 to Registration Statement No.
              33-1788 filed with the Securities and Exchange Commission on November 26, 1985).
       4.3   Indenture between Registrant and First Fidelity Bank, National Association, as
              Trustee, relating to the    % Senior Secured Notes due 2002.*
       4.4   Agreement to furnish additional documents upon request by the Securities and Exchange
              Commission (incorporated herein by reference to Exhibit 4.3 to Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1989 (the "1989 10-K")).
       4.5   Form of Indenture between Registrant and Marine Midland Bank N.A. as Trustee, relating to the % Senior Subordinated Notes due 2004.*
       4.6   Warrant Agreement between the Registrant and American Stock Transfer Company.*
       5.1   Opinion of Hutton Ingram Yuzek Gainen Carroll & Bertolotti regarding the legality of certain of the securities being registered.*
      10.1   Amended and Restated Agreement of Limited Partnership of Checker L.P. (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.2   Amendment, dated July 28, 1989, to Amended and Restated Agreement of Limited
              Partnership of Checker L.P. (incorporated herein by reference to Exhibit 19.1 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1991 (the
              "1991 10-K")).
      10.3   Amendment, dated June 25, 1991, to Amended and Restated Agreement of Limited
              Partnership of Checker L.P. (incorporated herein by reference to Exhibit 19.2 to the
              1991 10-K).
      10.4   Amended and Restated Employment Agreement, dated as of November 1, 1985, between
              Motors and David R. Markin ("Markin Employment Agreement") (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.5   Amendment, dated as of March 4, 1992, to Markin Employment Agreement (incorporated herein by reference to Exhibit 10.3 to the 1991 10-K).
      10.6   Extension, dated July 12, 1993, of Amended and Restated Employment Agreement Between
              Checker and David R. Markin (incorporated herein by reference to Exhibit 10.6 of the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (the
              "1993 10-K")).

  EXHIBIT
    NO.                                           DESCRIPTION                                          PAGE
- -----------  --------------------------------------------------------------------------------------  ---------
      10.7   Amended and Restated Employment Agreement, dated as of June 1, 1992, between Yellow
              Cab and Jeffrey Feldman (incorporated herein by reference to Exhibit 28.2 of the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992 (the
              "June 1992 10-Q").
      10.8   Form of Stated Benefit Salary Continuation Agreement (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.9   Employment Agreement, dated as of July 1, 1992, between Registrant and Jay H. Harris
              (incorporated herein by reference to Exhibit 28.1 to the June 1992 10-Q).
      10.10  Loan and Guaranty Agreement, dated September 17, 1992, by and among Checker L.P.,
              Motors, SCSM and NBD Bank, N.A. (incorporated herein by reference to Exhibit 28.1 to
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992
              (the "September 1992 10-Q")).
      10.11  First Amendment, dated as of November 1, 1993, to Loan and Guaranty Agreement.
      10.12  Credit and Guaranty Agreement, dated as of August 1, 1989, by and among SCSM, Motors,
              Checker L.P. and NBD Bank, N.A. (the "Credit Agreement") (incorporated herein by reference to Exhibit 10.10 to the 1992 10-K).
      10.13  First Amendment, dated as of June 1, 1990, to the Credit Agreement (incorporated herein by reference to Exhibit 10.11 of the 1992 10-K).
      10.14  Second Amendment, dated as of January 2, 1991, to the Credit Agreement (incorporated herein by reference to Exhibit 10.12 of the 1992 10-K).
      10.15  Third Amendment, dated as of November 1, 1993, to the Credit Agreement.
      10.16  Supplemental Agreement, dated as of April 20, 1992, among SCSM, Motors, Checker L.P.
              and NBD Bank, N.A. (incorporated herein by reference to Exhibit 10.13 of the 1992
              10-K).
      10.17  Second Supplemental Agreement, dated as of September 17, 1992, among SCSM, Motors,
              Checker L.P. and NBD Bank, N.A. (incorporated herein by reference to Exhibit 28.2 of the June 1991 10-Q).
      10.18  Lease, dated December 1, 1988, between SCSM and Park Corporation (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.19  Loan and Security Agreement dated as of March 21, 1990, by and among Great Dane, Great
              Dane Trailers Indiana, Inc., Great Dane Trailers Nebraska, Inc., Great Dane Trailers
              Tennessee, Inc., certain lending institutions and Security Pacific Business Credit
              Inc., as Agent (the "Security Pacific Agreement") (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.20  First Amendment, dated as of March 30, 1990, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.3 to the 1991 10-K).
      10.21  Second Amendment, dated as of April 30, 1990, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.4 to the 1991 10-K).
      10.22  Third Amendment, dated as of August 14, 1990, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.5 to the 1991 10-K).
      10.23  Fourth Amendment, dated as of February 28, 1991, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.6 to the 1991 10-K).
      10.24  Waiver and Fifth Amendment, dated as of September 3, 1991, to the Security Pacific
              Agreement (incorporated herein by reference to Exhibit 19.7 to the 1991 10-K).
      10.25  Waiver, Consent and Sixth Amendment, dated April 30, 1992, to the Security Pacific
              Agreement (incorporated herein by reference to Exhibit 28 to Registrant's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1992).

  EXHIBIT
    NO.                                           DESCRIPTION                                          PAGE
- -----------  --------------------------------------------------------------------------------------  ---------
      10.26  Seventh Amendment, dated as of July 10, 1992, to the Security Pacific Agreement
              (incorporated herein by reference to the June 1992 10-Q).
      10.27  Eighth Amendment, dated as of February 19, 1993, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 10.24 of the 1992 10-K).
      10.28  Waiver, Consent and Ninth Amendment, dated March 26, 1993, to the Security Pacific
              Agreement (incorporated herein by reference to Exhibit 10.29 of the 1992 10-K).
      10.29  Tenth Amendment, dated as of November 1, 1993, to the Security Pacific Agreement.
      10.30  Assumption Agreement dated as of August 1, 1989, by and between Motors and the West
              Virginia Economic Development Authority (incorporated herein by reference to Exhibit
              10.12 to Registrant's Annual Report on Form 10-K for the year ended December 31,
              1990).
      10.31  Agreement, dated as of September 1, 1991, between Checker L.P. and Jerry E. Feldman
              (incorporated herein by reference to Exhibit 10.12 to the 1991 10-K).
      10.32  Form of Checker Motors Corporation Excess Benefit Retirement Plan, effective January
              1, 1983 (incorporated herein by reference to Exhibit 19.9 to the 1991 10-K).
      10.33  Amended and Restated License Agreement, dated December 30, 1992, between Checker
              Motors Corporation and Checker Taxi Association, Inc. (incorporated herein by reference to Exhibit 10.28 of the 1992 10-K).
      10.34  Employment Agreement, dated as of January 1, 1994 between Registrant and David R.
              Markin.
      10.35  Eleventh Amendment, dated as of March 11, 1994, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 10.1 to the Registrant's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1994).
      10.36  Employment Agreement dated as of November 4, 1991, between Great Dane and Willard R.
              Hildebrand.**
      10.37  Escrow Deposit Agreement between the Registrant and First Fidelity, dated as of ,
              1994.*
      10.38  Pledge Agreement between the Registrant and First Fidelity, dated as of , 1994.*
      10.39  Settlement Agreement, dated as of June , 1994, among John Garamendi, as Insurance
              Commissioner of the State of California, Base Assets Trust and Motors.*
      10.40  Loan Agreement, dated as of , 1994, by and among the Company, Great Dane, Motors,
              Checker L.P., SCSM, Great Dane Trailers Nebraska, Inc., Great Dane Trailers
              Tennessee, Inc., Los Angeles Great Dane, Inc., NBD Bank, N.A., as agent, and the lenders named therein.*
      12.1   Statements regarding computation of ratios**
      21.1   Subsidiaries of Registrant.
      23.1   Consent of Ernst & Young**
      23.2   Consent of Hutton Ingram Yuzek Gainen Carroll & Bertolotti -- see Exhibit 5.1.
      24.1   Power of Attorney**
      25.1   Statement of eligibility of Trustee for the Senior Notes*
      25.2   Statement of eligibility of Trustee for the Senior Subordinated Notes.*
      28.1   Schedule P of Annual Statements provided by Country to Illinois Regulatory
              Authorities**

- --------------
 * To be filed by amendment
** Filed herewith